Exhibit 4.54
[*]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.
[**]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PREVIOUSLY GRANTED BY THE COMMISSION AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.
DATED 21 DECEMBER 2007
NCL CORPORATION LTD.
(as borrower)
NORWEGIAN SPIRIT, LTD.
NORWEGIAN STAR LIMITED
PRIDE OF ALOHA, INC.
(as guarantors)
THE SEVERAL BANKS
(particulars of which are set out in Schedule 1)
(as lenders)
DnB NOR BANK ASA
(as agent)

THIRD SUPPLEMENTAL DEED TO
USD800,000,000 SECURED LOAN FACILITY AGREEMENT
dated 7 July 2004 (among other things)

[**]

CONTENTS
Page

1	Definitions and Construction	2
2	Amendment of Original Facility Agreement and other Security Documents	3
3	Conditions Precedent	4
4	Representations and Warranties	6
5	Fee and Expenses	7
6	Further Assurance	8
7	Counterparts	8
8	Notices	8
9	Governing Law	8
10	Jurisdiction	9
Schedule 1	Particulars of Agent and Lenders	13
Schedule 2	Amended and Restated Facility Agreement	14
Schedule 3	Amended and Restated Guarantee – Norwegian Spirit	114
Schedule 4	Amended and Restated Guarantee – Norwegian Star	131
Schedule 5	Amended and Restated Guarantee – Pride of Aloha	148
Schedule 6	Amended and Restated Deed of Covenants – Norwegian Spirit	165
Schedule 7	Amended and Restated Deed of Covenants – Norwegian Star	166
Schedule 8	Amended and Restated Pride of Aloha Mortgage – Pride of Aloha	167

THIRD SUPPLEMENTAL DEED
DATED 21 December 2007
BETWEEN:
(1)	NCL CORPORATION LTD. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda as borrower (the “Borrower”);

(2)	NORWEGIAN SPIRIT, LTD., a company incorporated under the laws of Bermuda and having its registered office at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda (“Norwegian Spirit”);

(3)	NORWEGIAN STAR LIMITED, a company incorporated under the laws of the Isle of Man and having its registered office at International House, Castle Hill, Victoria Road, Douglas, Isle of Man IM2 4RB, British Isles (“Norwegian Star”);

(4)	PRIDE OF ALOHA, INC., a corporation organised under the laws of the State of Delaware, United States of America and having its registered office at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America “Pride of Aloha” and together with Norwegian Spirit and Norwegian Star the “Guarantors”);

(5)	THE SEVERAL BANKS particulars of which are set out in Schedule 1 as lenders (collectively the “Lenders” and each individually a “Lender”); and

(6)	DnB NOR BANK ASA of Stranden 21, NO-0021 Oslo, Norway as agent (the “Agent”).
WHEREAS:
(A)	By a secured loan facility agreement dated 7 July 2004 as amended by a first supplemental deed thereto dated as of 30 September 2005 and a second supplemental deed thereto dated 13 November 2006 (the “Original Facility Agreement”) made between (among others) (1) the Borrower as borrower (2) the Lenders as lenders and (3) the Agent as agent for the Lenders, the Lenders agreed to make available to the Borrower a loan facility of up to eight hundred million Dollars (USD800,000,000) (the “Facility”). The repayment of the Facility by the Borrower has been secured by (among other things) guarantees and indemnities dated 16 July 2004 granted by the Guarantors each as amended by the said first supplemental deed dated as of 30 September 2005 (the “Original Guarantees”), mortgages dated 16 July 2004 granted by Norwegian Spirit and Norwegian Star respectively over m.v.s “NORWEGIAN SPIRIT” and “NORWEGIAN STAR” and a mortgage dated 12 July 2004 granted by Pride of Aloha over m.v. “PRIDE OF ALOHA” each as amended by the said first and second supplemental deeds dated as of 30 September 2005 and 13 November 2006 respectively (the “Original Mortgages”).

(B)	The Borrower has requested the amendment of certain provisions of the Original Facility Agreement, the Original Guarantees, the deeds of covenants which constitute part of the Original Mortgages over m.v.s “NORWEGIAN SPIRIT” and “NORWEGIAN STAR” (the “Original Deeds of Covenants”) and the Original Mortgage over m.v. “PRIDE OF ALOHA” (the “Original Pride of Aloha Mortgage”) (among other things) to enable NCL Investment Ltd. (“Investor I”) and NCL Investment II Ltd. (“Investor II” and together with Investor I the “Investors”), each a subsidiary of the private equity group

Apollo Management, LP, to make a one billion Dollar (USD1,000,000,000) cash equity investment in the Borrower.

As at the date of this third supplement to (among other things) the Original Facility Agreement (this “Deed”), the Borrower is a wholly-owned subsidiary of Star Cruises Limited (“Star”). Upon completion of the transactions contemplated by the Subscription Agreement, the Borrower will be held by Star and the Investors in equal shares and the Investors, under the Shareholders’ Agreement, will have majority control of the board of directors of the Borrower and voting control of shares in the Borrower, with certain reserved matters subject to the consent of Star. Accordingly, the Borrower will cease to be a subsidiary of Star and will become a jointly controlled entity of Star and the Investors upon completion. The Investors’ right to control the board of directors of the Borrower and vote Star’s shares in the Borrower on behalf of Star, and Star’s consent rights, in each case can only be maintained if the ratio of the equity owned by one party over that of the other party is not less than 0.6.

(C)	The consent of the Lenders and the Agent is given in respect of the above matters on the terms of this Deed which shall be executed as a deed.
NOW THIS DEED WITNESSES as follows:
1	Definitions and Construction
1.1	In this Deed including the preamble and recitals hereto (unless the context otherwise requires) any term or expression defined in the preamble or the recitals shall have the meaning ascribed to it therein and terms and expressions not defined herein but whose meanings are defined in the Facility Agreement shall have the meanings set out therein. In addition, the following terms and expressions shall have the meanings set out below:

“Apollo Transaction Documents” means the documents referred to in Clause 3.1.1(c) and any documents entered into pursuant to or contemplated by the Apollo Transaction Documents;

“Deeds of Covenants” means the Original Deeds of Covenants as amended and restated by this Deed and as set out in Schedule 6 and Schedule 7;

“Facility Agreement” means the Original Facility Agreement as amended and restated by this Deed and as set out in Schedule 2;

“Guarantees” means the Original Guarantees as amended and restated by this Deed and as set out in Schedule 3, Schedule 4 and Schedule 5;

“New Shares” means the new ordinary shares in the Borrower to be issued to the Investors upon completion under the Subscription Agreement which will represent fifty per cent (50%) of the Borrower’s enlarged share capital;

“Pride of Aloha Mortgage” means the Original Pride of Aloha Mortgage as amended and restated by this Deed and as set out in Schedule 8;

“Restatement Date” means the date on which the conditions precedent set out in Clause 3.1 are fulfilled to the satisfaction of the Agent;

“Shareholders’ Agreement” means the shareholders’ agreement dated 17 August 2007 made or to be made between Star, the Investors (directly in the case of Investor I and by way of joinder in the case of Investor II) and the Borrower pursuant to which the affairs of the management of the Borrower and the rights and obligations of Star and the Investors as shareholders will be regulated;

“Subscription Agreement” means the subscription agreement dated 17 August 2007 made or to be made between Star, the Investors (directly in the case of Investor I and by way of assignment in the case of Investor II) and the Borrower pursuant to which the parties have agreed that the Investors shall subscribe for and the Borrower shall allot and issue the New Shares to the Investors for the Subscription Price; and

“Subscription Price” means the aggregate subscription price of one billion Dollars (USD1,000,000,000) payable in cash by the Investors for the New Shares pursuant to the Subscription Agreement.

1.2	The provisions of Clauses 1.2, 1.3 and 1.4 of the Facility Agreement shall apply hereto (mutatis mutandis).
2	Amendment of Original Facility Agreement and other Security Documents
2.1	Subject to Clause 3.1, the parties hereto agree that immediately upon and with effect from the Restatement Date the Original Facility Agreement, the Original Guarantees, the Original Deeds of Covenants and the Original Pride of Aloha Mortgage shall be amended and restated to read in accordance with the amended and restated facility agreement, guarantees, deeds of covenants and mortgage as set out in Schedule 2, Schedule 3, Schedule 4, Schedule 5, Schedule 6, Schedule 7 and Schedule 8 and (as so amended and restated) will continue to be binding upon each of the parties thereto in accordance with its terms as so amended and restated.

2.2	The Borrower and each of the Guarantors hereby confirms to the Lenders and the Agent that with effect from the Restatement Date:
2.2.1	all references to the Original Facility Agreement in the Security Documents to which it is a party shall be construed as references to the Facility Agreement and all terms used in such Security Documents whose meanings are defined by reference to the Original Facility Agreement shall be defined by reference to the Facility Agreement;

2.2.2	the Security Documents to which it is a party shall apply to, and extend to secure, the whole of the Outstanding Indebtedness as defined in clause 1.1 of the Facility Agreement;

2.2.3	its obligations under the Security Documents to which it is a party shall not be discharged, impaired or otherwise affected by reason of the execution of this Deed or of any of the documents or transactions contemplated hereby; and

2.2.4	its obligations under the Security Documents to which it is a party shall remain in full force and effect as security for the obligations of the

Borrower under the Facility Agreement and the other Security Documents as amended by this Deed.
2.3	With effect from the Restatement Date the Lenders and the Agent acknowledge and agree that, to the extent a provision of a Security Document which has not been amended and restated by this Deed conflicts with a provision of the Facility Agreement and/or any other Security Document which has been amended and restated by this Deed, the provision of the Facility Agreement and/or the amended and restated Security Document shall prevail. Further, the Lenders and the Agent will do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Agent as the Agent may reasonably consider necessary for giving full effect to this Clause 2.3.

2.4	Except as expressly amended hereby or pursuant hereto the Original Facility Agreement and the other Security Documents shall remain in full force and effect and nothing herein contained shall relieve the Borrower, any of the Guarantors or any other Obligor from any of its respective obligations under any such documents.
3	Conditions Precedent
3.1	The amendment and restatement of the Original Facility Agreement, the Original Guarantees, the Original Deeds of Covenants and the Original Pride of Aloha Mortgage provided for in Clause 2 is conditional upon and shall not be effective unless and until the Agent has received the following in form and substance satisfactory to it:
3.1.1	on the date of this Deed:
(a)	one (1) counterpart of this Deed duly executed by the Borrower and each of the Guarantors;

(b)	a written confirmation from the Process Agent that it will act for the Borrower and each of the Guarantors as agent for service of process in England in respect of this Deed;

(c)	a Certified Copy of each of the following:
(i)	the Subscription Agreement;

(ii)	the Shareholders’ Agreement; and

(iii)	the reimbursement and distribution agreement dated 17 August 2007 under which, among other things, Star has agreed to bear certain costs and expenses of the NCL America business;
(d)	the following corporate documents in respect of the Borrower and each of the Guarantors (together the “Relevant Parties”):
(i)	Certified Copies of any consents required from any ministry, governmental, financial or other authority for the execution of and performance by the respective Relevant

Party of its obligations under this Deed or if no such consents are required a certificate from a duly appointed officer of the Relevant Party to this effect confirming that no such consents are required;
(ii)	notarially attested secretary’s certificate of each of the Relevant Parties:
(1)	attaching a copy of its Certificate of Incorporation and Memorandum of Association and Bye-Laws (or equivalent constitutional documents) evidencing power to enter into the transactions contemplated in this Deed;

(2)	giving the names of its present officers and directors;

(3)	setting out specimen signatures of such persons as are authorised by the Relevant Party to sign documents or otherwise undertake the performance of that Relevant Party’s obligations under this Deed;

(4)	giving the legal owner of its shares and the number of such shares held;

(5)	attaching copies of resolutions passed at duly convened meetings of the directors and, if required by the Agent, the shareholders or members of each of the Relevant Parties authorising (as applicable) the execution of this Deed, in the case of Pride of Aloha, the third amendment to the Original Pride of Aloha Mortgage and the issue of any power of attorney to execute the same; and

(6)	containing a declaration of solvency as at the date of the certificate of the duly appointed officer of the Relevant Party;
or (if applicable) certifying that there has been no change to the statements made in his or her secretary’s certificate last provided to the Agent with respect to paragraphs (1), (2), (3), (4) and (6) of this Clause 3.1.1(d)(ii) and attaching copies of resolutions passed at duly convened meetings of the directors and, if required by the Agent, the shareholders or members of each of the Relevant Parties authorising (as applicable) the execution of this Deed, in the case of Pride of Aloha, the third amendment to the Original Pride of Aloha Mortgage and the issue of any power of attorney to execute the same; and
(e)	the original powers of attorney, if any, issued pursuant to the resolutions referred to above and notarially attested;

3.1.2	a third amendment to the Original Pride of Aloha Mortgage duly executed and lodged for recordation at the United States Coast Guard National Vessel Documentation Center;

3.1.3	evidence of completion having taken place under the Subscription Agreement and in particular but without limitation of the issue of the New Shares to the Investors and of the payment of the Subscription Price by the Investors to the Borrower;

3.1.4	evidence that each of the Lenders has received payment of the restructuring fee to which it is entitled as more particularly described in Clause 5.1; and

3.1.5	the issue of such favourable written legal opinions including in respect of the United States of America, Delaware, Bermuda and the Isle of Man in such form as the Agent may require relating to all aspects of the transactions contemplated hereby and by the Apollo Transaction Documents governed by any applicable law,
PROVIDED THAT no Event of Default has occurred and is continuing on the Restatement Date (subject to Clause 3.2).

3.2	If the Agent in accordance with clause 22 of the Original Facility Agreement decides to permit the amendment and restatement of the Original Facility Agreement, the Original Guarantees, the Original Deeds of Covenants and the Original Pride of Aloha Mortgage hereby without having received all of the documents or evidence referred to in Clause 3.1, the Borrower will nevertheless deliver the remaining documents or evidence to the Agent within fourteen (14) days of the Restatement Date (or such other period as the Agent may stipulate) and the amendment and restatement of the Original Facility Agreement, the Original Guarantees, the Original Deeds of Covenants and the Original Pride of Aloha Mortgage as aforesaid shall not be construed as a waiver of the Agent’s right to receive the documents or evidence as aforesaid nor shall this provision impose on the Agent or the Lenders any obligation to permit the amendment and restatement in the absence of such documents or evidence.
4	Representations and Warranties
4.1	The Borrower and each of the Guarantors represents and warrants to the Agent and the Lenders that:
4.1.1	it has the power to enter into and perform this Deed and the transactions and documents contemplated hereby and has taken all necessary action to authorise the entry into and performance of this Deed and such transactions and documents;

4.1.2	this Deed constitutes its legal, valid and binding obligations enforceable in accordance with its terms;

4.1.3	its entry into and performance of this Deed and the transactions and documents contemplated hereby do not and will not conflict with:
(a)	any law or regulation or any official or judicial order; or

(b)	its constitutional documents; or

(c)	any agreement or document to which it is a party or which is binding upon it or any of its assets, nor result in the creation or imposition of any Encumbrance on it or its assets pursuant to the provisions of any such agreement or document and in particular but without prejudice to the foregoing the entry into and performance of this Deed and the transactions and documents contemplated hereby and thereby will not render invalid, void or voidable any security granted by it to the Agent;

4.1.4	except for the recording of the third amendment to the Original Pride of Aloha Mortgage with the United States Coast Guard National Vessel Documentation Center, all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Deed and each of the other documents contemplated hereby and thereby and the transactions contemplated hereby and thereby have been obtained or effected and are in full force and effect;

4.1.5	all information furnished by it to the Agent or its agents relating to the business and affairs of an Obligor in connection with this Deed and the other documents contemplated hereby and thereby was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading; and

4.1.6	it has fully disclosed in writing to the Agent all facts relating to its business which it knows or should reasonably know and which might reasonably be expected to influence the Agent in deciding whether or not to enter into this Deed.
5	Fee and Expenses
5.1	The Borrower shall pay to each of the Lenders not later than five (5) Business Days from the date of this Deed a non-refundable restructuring fee of [*] provided that a Lender which is the provider of any other loan or other facility to the Borrower or any other member of the NCLC Group shall only be entitled to receive one (1) such fee of [*]. Notwithstanding any provision of this Deed, the Original Facility Agreement or the Facility Agreement to the contrary, no Lender shall be required to share with the other Lenders and/or the Agent any such restructuring fee received.

5.2	The Borrower and the Guarantors jointly and severally undertake to reimburse the Agent and the Lenders on demand of the Agent on a full indemnity basis for the reasonable charges and expenses (together with value added tax or any similar tax thereon and including without limitation the fees and expenses of legal and other advisers) incurred by the Agent and/or the Lenders in respect of the negotiation, preparation, printing, execution, registration and enforcement of this Deed and any other documents required in connection with the implementation of this Deed.
6	Further Assurance

The Borrower and each of the Guarantors will, from time to time on being required to do so by the Agent, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Agent as the Agent may reasonably consider necessary for giving full effect to this Deed or any of the documents contemplated hereby or securing to the Agent the full benefit of the rights, powers and remedies conferred upon the Agent in any such document.

7	Counterparts

This Deed may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement.

8	Notices
8.1	Any notice, demand or other communication (unless made by telefax) to be made or delivered to the Borrower or a Guarantor pursuant to this Deed shall (unless the Borrower or the Guarantor has by fifteen (15) days’ written notice to the Agent specified another address) be made or delivered to the Borrower and/or the Guarantor c/o 7665 Corporate Center Drive, Miami, Florida 33126, United States of America (marked for the attention of the Chief Financial Officer and the Legal Department) (but one (1) copy shall suffice). Any notice, demand or other communication to be made or delivered by the Borrower or a Guarantor pursuant to this Deed shall (unless the Agent has by fifteen (15) days’ written notice to the Borrower or the Guarantor specified another address) be made or delivered to the Agent at its Lending Branch, the details of which are set out in Schedule 1.

8.2	Any notice, demand or other communication to be made or delivered pursuant to this Deed may be sent by telefax to the relevant telephone numbers (which at the date hereof in respect of the Borrower and the Guarantors is +1 305 436 4140 (marked for the attention of the Chief Financial Officer) and +1 305 436 4117 (marked for the attention of the Legal Department) and in the case of the Agent is as recorded in Schedule 1) specified by it from time to time for the purpose and shall be deemed to have been received when transmission of such telefax communication has been completed. Each such telefax communication, if made to the Agent by the Borrower or a Guarantor, shall be signed by the person or persons authorised in writing by the Borrower or the Guarantor (as the case may be) and whose signature appears on the list of specimen signatures contained in the secretary’s certificate required to be delivered by Clause 3 and shall be expressed to be for the attention of the department or officer whose name has been notified for the time being for that purpose by the Agent to the Borrower and the Guarantor.

8.3	The provisions of clauses 23.1, 23.5 and 23.6 of the Original Facility Agreement shall apply to this Deed.
9	Governing Law

This Deed shall be governed by English law.

10	Jurisdiction
10.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”). Each party to this Deed agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

This Clause 10.1 is for the benefit of the Agent and the Lenders only. As a result, no such party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, any such party may take concurrent proceedings in any number of jurisdictions.

10.2	Neither the Borrower nor any of the Guarantors may, without the Agent’s prior written consent, terminate the appointment of the Process Agent; if the Process Agent resigns or its appointment ceases to be effective, the Borrower and/or the Guarantors (as the case may be) shall within fourteen (14) days appoint a company which has premises in London and has been approved by the Agent to act as the Borrower’s and/or the Guarantors’ (as the case may be) process agent with unconditional authority to receive and acknowledge service on behalf of the Borrower and/or the Guarantors of all process or other documents connected with proceedings in the English courts which relate to this Deed.

10.3	For the purpose of securing its obligations under Clause 10.2, the Borrower and each of the Guarantors irrevocably agrees that, if it for any reason fails to appoint a process agent within the period specified in Clause 10.2, the Agent may appoint any person (including a company controlled by or associated with the Agent or any Lender) to act as the Borrower’s or that Guarantor’s (as the case may be) process agent in England with the unconditional authority described in Clause 10.2.

10.4	No neglect or default by a process agent appointed or designated under this Clause (including a failure by it to notify the Borrower or the Guarantors (as the case may be) of the service of any process or to forward any process to the Borrower or the Guarantors (as the case may be)) shall invalidate any proceedings or judgment.

10.5	The Borrower and each of the Guarantors appoints in the case of the courts of England the Process Agent to receive, for and on its behalf service of process in England of any legal proceedings with respect to this Deed.

10.6	A judgment relating to this Deed which is given or would be enforced by an English court shall be conclusive and binding on the Borrower and/or the Guarantors (as the case may be) and may be enforced without review in any other jurisdiction.

10.7	Nothing in this Clause shall exclude or limit any right which the Agent or the Lenders may have (whether under the laws of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

10.8	In this Clause “judgment” includes order, injunction, declaration and any other decision or relief made or granted by a court.
IN WITNESS whereof the parties hereto have caused this Deed to be duly executed as a deed on the day and year first before written.

SIGNED SEALED and DELIVERED as a DEED	)
by Paul Turner	) /s/ Paul Turner
for and on behalf of	)
NCL CORPORATION LTD.	)
in the presence of: Shareen Akhtar	)
Trainee Solicitor
One St. Paul’s Churchyard
London EC4M 8SH

SIGNED SEALED and DELIVERED as a DEED	)
by Paul Turner	) /s/ Paul Turner
for and on behalf of	)
NORWEGIAN SPIRIT, LTD.	)
in the presence of: As above	)

SIGNED SEALED and DELIVERED as a DEED	)
by Paul Turner	) /s/ Paul Turner
for and on behalf of	)
NORWEGIAN STAR LIMITED	)
in the presence of: As above	)

SIGNED SEALED and DELIVERED as a DEED	)
by Paul Turner	) /s/ Paul Turner
for and on behalf of	)
PRIDE OF ALOHA, INC.	)
in the presence of: As above	)

SIGNED SEALED and DELIVERED as a DEED	)
by Julie Clegg	) /s/ Julie Clegg
for and on behalf of	)
DnB NOR BANK ASA	)
as a Lender and the Agent	)
in the presence of: As above	)

SIGNED SEALED and DELIVERED as a DEED	)
by Julie Clegg	) /s/ Julie Clegg
for and on behalf of	)
NORDEA BANK NORGE ASA	)
in the presence of: As above	)

SIGNED SEALED and DELIVERED as a DEED	)
by Julie Clegg	) /s/ Julie Clegg
for and on behalf of	)
COMMERZBANK AKTIENGESELLSCHAFT	)
in the presence of: As above	)

SIGNED SEALED and DELIVERED as a DEED	)
by Julie Clegg for and on behalf of	) /s/ Julie Clegg )
HSH NORDBANK AG	)
in the presence of: As above	)

SIGNED SEALED and DELIVERED as a DEED	)
by Julie Clegg	) /s/ Julie Clegg
for and on behalf of	)
KfW	)
in the presence of: As above	)

SIGNED SEALED and DELIVERED as a DEED	)
by Julie Clegg	) /s/ Julie Clegg
for and on behalf of	)
NORDDEUTSCHE LANDESBANK	)
-GIROZENTRALE-)
in the presence of: As above	)

SIGNED SEALED and DELIVERED as a DEED	)
by Julie Clegg	) /s/ Julie Clegg
for and on behalf of	)
BAYERISCHE HYPO- UND VEREINSBANK AG	)
in the presence of: As above	)

SIGNED SEALED and DELIVERED as a DEED	)
by Julie Clegg	) /s/ Julie Clegg
for and on behalf of	)
BANK OF SCOTLAND PLC	)
in the presence of: As above	)

SIGNED SEALED and DELIVERED as a DEED	)
by Julie Clegg	) /s/ Julie Clegg
for and on behalf of	)
DEUTSCHE BANK AG	)
New York Branch	)
in the presence of: As above	)

SIGNED SEALED and DELIVERED as a DEED	)
by Julie Clegg	) /s/ Julie Clegg
for and on behalf of	)
DEUTSCHE SCHIFFSBANK	)
AKTIENGESELLSCHAFT	)
in the presence of: As above	)

SIGNED SEALED and DELIVERED as a DEED	)
by Julie Clegg	) /s/ Julie Clegg
for and on behalf of	)
JPMORGAN CHASE BANK	)
in the presence of: As above	)

Schedule 1
Particulars of Agent and Lenders

Schedule 2
Amended and Restated Facility Agreement

DATED 7 JULY 2004
NCL CORPORATION LTD.
(as borrower)
DnB NOR BANK ASA
NORDEA BANK NORGE ASA
(as lead arrangers)
COMMERZBANK AKTIENGESELLSCHAFT
HSH NORDBANK AG
KfW
NORDDEUTSCHE LANDESBANK -GIROZENTRALE-
BAYERISCHE HYPO- UND VEREINSBANK AG
(formerly known as Vereins- und Westbank Aktiengesellschaft)
(as co-arrangers)
THE SEVERAL BANKS
particulars of which are set out in Schedule 1
(as original lenders)
NORDEA BANK NORGE ASA
(as book manager)
DnB NOR BANK ASA
(as agent)

USD800,000,000
SECURED LOAN FACILITY AGREEMENT
AS AMENDED AND RESTATED ON
21 DECEMBER 2007

[**]

FACILITY AGREEMENT
DATED 7 July 2004 (as amended and restated on 21 December 2007)
BETWEEN:
(1)	NCL CORPORATION LTD. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda as borrower (the “Borrower”);

(2)	DnB NOR BANK ASA of Stranden 21, NO-0021 Oslo, Norway and NORDEA BANK NORGE ASA of Middelthuns gate 17, NO-0107 Oslo, Norway as lead arrangers (collectively the “Lead Arrangers” and each individually a “Lead Arranger”);

(3)	THE SEVERAL BANKS particulars of which are set out in Schedule 1 as co-arrangers (collectively the “Co-Arrangers” and each individually a “Co-Arranger”);

(4)	THE SEVERAL BANKS particulars of which are set out in Schedule 1 as lenders (collectively the “Original Lenders” and each individually an “Original Lender”); and

(5)	DnB NOR BANK ASA of Stranden 21, NO-0021 Oslo, Norway as agent (the “Agent”).
WHEREAS:
The Lead Arrangers have arranged for a syndicate of international banks and/or financial institutions to provide a loan facility of up to eight hundred million Dollars (USD800,000,000) to the Borrower on the terms and subject to the conditions set out in this Agreement to finance in part the Purchase Price due to the Seller under the MOA in respect of the Norwegian Spirit Vessel, to refinance the existing finance in respect of the Norwegian Star Vessel and the Pride of Aloha Vessel, and to pay fees and expenses incurred in connection with the loan facility, and any balance of the loan facility from time to time may be used for general corporate and working capital purposes for the Borrower and its Subsidiaries.
NOW IT IS HEREBY AGREED as follows:
1	Definitions and Construction
1.1	Definitions

In this Agreement:

“Accounts” means the audited consolidated profit and loss account and balance sheet (including all additional information and notes thereto) of the Borrower and its consolidated Subsidiaries together with the relative directors’ and auditors’ reports;

“Advance Date”, in relation to any Drawing, means the date on which that Drawing is advanced to the Borrower pursuant to Clause 2.3 and applied in accordance with Clause 2.2;

“Affiliate” means, with respect to any person, any other person controlling, controlled by or under common control with, such person and for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to vote ten per cent (10%) or more of the securities having voting power for the election of directors of such person, or otherwise to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities or by contract or otherwise;
“Agreement” means this agreement;

“Apollo” means the Fund and any Fund Affiliate;

“Apollo-Related Transactions” means the transactions described in Schedule 7;

“Apollo Transaction Documents” means the Subscription Agreement, the Shareholders’ Agreement and the Reimbursement Agreement;

“Applicable Margin” means the rate per annum of one point five per cent (1.5%) except during any period in which seventy five per cent (75%) or more of the Maximum Revolving Credit Facility Amount has been drawn down and is outstanding under this Agreement when the rate per annum shall be increased to one point seven per cent (1.7%);

“Approved Stock Exchange” means the New York Stock Exchange, NASDAQ or such other stock exchange in the United States of America as is approved in writing by the Agent (acting on the instructions of the Majority Lenders);

“Arrasas” means Arrasas Limited of International House, Castle Hill, Victoria Road, Douglas, Isle of Man IM2 4RB, British Isles;

“Associated Company” in relation to any company, means any company which is a Subsidiary or Holding Company of that company or the majority of whose shares are beneficially owned by the same person or persons as own the majority of the shares of that company;

“Availability Period” means the Revolving Credit Facility Availability Period or the Term Loan Facility Availability Period;

“Available Commitment” means, in relation to a Lender, the amount of its Commitment in respect of the Revolving Credit Facility less the amount of its Contribution to the Revolving Credit Facility;

“Business Day” means any day on which banks and financial markets in London, Oslo, Frankfurt am Main and New York are open for the transaction of business of the nature contemplated by this Agreement;

“Cash Balance” means, at any date of determination, the unencumbered and otherwise unrestricted cash and cash equivalents of the NCLC Group;

“Certified Copy” means, in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up-to-date copy of the original by any of the directors or the secretary or assistant secretary for the time being of that company;

“Charge” means the three (3) valid and effective first priority shares charges one (1) to be executed in respect of each of the Owners by the relevant Shareholder as holder (legally and beneficially) of all the authorised and issued shares in the relevant Owner in favour of the Agent such charges to be in the form and on the terms and conditions agreed between the Lenders and the Borrower and as specified in paragraph 28 of Schedule 3;
“Commitment” means, as to each Original Lender, the sum set out opposite its name in Schedule 1 as the amount of the Facility which, subject to the terms of this Agreement, it is obliged to advance to the Borrower under Clause 2 (or, where the context so admits, such amount which any successor in title, assignee or transferee (including any Transferee) of any Original Lender or Lender shall be obliged to advance to the Borrower under Clause 2, following the assumption of all or any portion of such liability from any Original Lender or Lender hereunder) in each case as such amount may be reduced or cancelled under this Agreement;

“Commitment Period” means the Term Loan Facility Commitment Period or the Revolving Credit Facility Commitment Period;

“Compulsory Acquisition” means requisition for title or other compulsory acquisition of a Vessel including its capture, seizure, detention or confiscation or expropriation but excluding any requisition for hire by or on behalf of any government or governmental authority or agency or by any persons acting or purporting to act on behalf of any such government or governmental authority or agency;

“Confidentiality Undertaking” means the undertaking to be entered into relating to the release of financial information pertaining to the NCLC Group by the Agent or any Lender to a potential Transferee or assignee such undertaking to be in the form of Schedule 4;

“Confirmation” means a Confirmation exchanged or deemed to be exchanged between a Lender or its Affiliate (as the case may be) and the Borrower as contemplated by the relevant Master Agreement;

“Consolidated Debt Service” means, for any relevant period, the sum (without double counting), determined in accordance with US GAAP, of:
(i)	the aggregate principal payable or paid during such period on any Indebtedness for Borrowed Money of any member of the NCLC Group, other than:
(a)	principal of any such Indebtedness for Borrowed Money prepaid at the option of the relevant member of the NCLC Group;

(b)	principal of any such Indebtedness for Borrowed Money prepaid upon the sale or Total Loss of any vessel owned or leased under a capital lease by any member of the NCLC Group or under an Apollo-Related Transaction; and

(c)	balloon payments of any such Indebtedness for Borrowed Money payable during such period (and for the purpose of this paragraph (c) a “balloon payment” shall not include any scheduled repayment instalment of such Indebtedness for Borrowed Money which forms part of the balloon) or under an Apollo-Related Transaction;

(ii)	Consolidated Interest Expense for such period;

(iii)	the aggregate amount of any dividend or distribution of present or future assets, undertakings, rights or revenues to any shareholder of any member of the NCLC Group (other than the Borrower or one of its wholly owned Subsidiaries) or any distribution in respect of share capital during such period (“Distributions”) other than the Distributions described in Clauses 11.4.1(a) and (d); and

(iv)	all rent under any capital lease obligations by which the Borrower or any consolidated Subsidiary is bound which are payable or paid during such period and the portion of any debt discount that must be amortised in such period, as calculated in accordance with US GAAP and derived from the then latest unaudited consolidated accounts of the NCLC Group delivered to the Agent in the case of any period ending at the end of any of the first three (3) financial quarters of each financial year of the Borrower and the then latest Accounts delivered to the Agent in the case of the final quarter of each such financial year;

“Consolidated EBITDA” means, for any relevant period, the aggregate of:
(i)	Consolidated Net Income from the Borrower’s operations for such period; and

(ii)	the aggregate amounts deducted in determining Consolidated Net Income for such period in respect of gains and losses from the sale of assets or reserves relating thereto, Consolidated Interest Expense, depreciation and amortisation, impairment charges and any other non-cash charges and deferred income tax expense for such period;
“Consolidated Interest Expense” means, for any relevant period, the consolidated interest expense (excluding capitalised interest) of the NCLC Group for such period;

“Consolidated Net Income” means, for any relevant period, the consolidated net income (or loss) of the NCLC Group for such period as determined in accordance with US GAAP;

“Contribution” means as to each Original Lender the sum set out opposite its name in Schedule 1, being the amount of the Facility which it is obliged to advance to the Borrower under Clause 2, and/or, as the case may be, the portion of such sums so advanced and for the time being outstanding;

“Credit Support Document” means any document described as such in a Master Agreement and any other document referred to in any such document which has the effect of creating security in favour of the Agent or the Lenders;

“Credit Support Provider” means any person (other than the Borrower) described as such in a Master Agreement;

“Disclosure Letter” means the letter so designated given by the Borrower and acknowledged by the Agent (acting on the instructions of the Lenders) on the

Signing Date, such letter to include (among other things) a statement of the Borrower to the effect that no event or circumstance has occurred since 31 December 2003 which the Borrower reasonably, in each case, believes has had or will have a Material Adverse Effect;
“Dollars” and “USD” means the lawful currency of the United States of America;

“Drawdown Date”, in relation to the Term Loan Facility, means the date on which the Term Loan Facility is drawn down by the Borrower pursuant to Clause 2.3 and applied in accordance with Clause 2.2;

“Drawdown Notice” means a notice to be given by the Borrower to the Agent pursuant to Clause 2.3.1;

“Drawing” means any amount of the Revolving Credit Facility advanced by the Lenders to the Borrower pursuant to Clause 2.3;

“Earnings” means, in respect of a Vessel, (whether earned or to be earned) any and all freights, hire and passage monies, proceeds of requisition (other than proceeds of Compulsory Acquisition), rebates and commissions, all earnings deriving from contracts of employment, demurrage, charterparties, contracts of affreightment, pooling agreements and joint ventures, compensation, remuneration for salvage and towage services, damages howsoever arising and detention monies, damages for breach of any charterparty or other contract for the employment of that Vessel, any amounts payable in consideration of the termination or variation of any charterparty or other such contract and any other earnings whatsoever due or to become due to the relevant Owner;

“Earnings Assignments” means the three (3) valid and effective first legal assignments of the Earnings of the Vessels (together with the notices thereof and the acknowledgements) one (1) to be executed by each of the Owners in respect of its Vessel in favour of the Agent such assignments, notices and acknowledgements to be in the form and on the terms and conditions agreed between the Lenders and the Borrower and as specified in paragraph 25 of Schedule 3;

“Encumbrance” means any mortgage, charge, pledge, lien, assignment, hypothecation, title retention, preferential right or trust arrangement or any other security agreement or arrangement;

“Event of Default” means any of the events specified in Clause 13;

“Facility” means the Term Loan Facility and the Revolving Credit Facility;

“Final Maturity Date” means the date falling seventy two (72) months from the Signing Date or such other date as is determined by the provisions of Clause 4 and/or Clause 5;

“Financial Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Force Majeure” means, in relation to the Agent or any Lender, any event or circumstance which is beyond the reasonable control of such party, which cannot be foreseen or if foreseeable which is unavoidable, which occurs after the Signing Date and which prevents that party from performing any of its obligations under this Agreement;
“Free Liquidity” means, at any date of determination, the aggregate of the Cash Balance and any amounts freely available for drawing under the Facility or any other revolving or other credit facilities of the NCLC Group, which remain undrawn, could be drawn for general working capital purposes or other general corporate purposes and would not, if drawn, be repayable within six (6) months;

“Fund” means Apollo Management VI, LP a Delaware limited partnership with its principal place of business at 9 West 57th Street, 43rd Floor, New York, NY 10019, United States of America and other affiliated co-investment partnerships;

“Fund Affiliate” means the Investors and (i) each other Affiliate (as defined in Schedule 7) of the Fund that is neither a “portfolio company” (which means a company actively engaged in providing goods to unaffiliated customers), whether or not controlled, nor a company controlled by a portfolio company and (ii) any individual who is a partner or employee of Apollo Management, LP, Apollo Management IV, LP or Apollo Management V, LP;

“Guarantee” means the three (3) joint and several guarantees one (1) to be executed by each of the Owners in favour of the Agent such guarantees to be in the form and on the terms and conditions agreed between the Lenders and the Borrower and as specified in paragraph 27 of Schedule 3;

“Hedging Transaction” means a Transaction entered into between a Lender or its Affiliate (as the case may be) and the Borrower under the relevant Master Agreement for the express purpose of hedging all or part of the Borrower’s interest rate risk under this Agreement;

“Holding Company” has the meaning defined in the Companies Act 1985, Section 736 as substituted by the Companies Act 1989, Section 144;

“Indebtedness for Borrowed Money” means Financial Indebtedness (whether present or future, actual or contingent, long-term or short-term, secured or unsecured) in respect of:
(i)	moneys borrowed or raised;

(ii)	the advance or extension of credit (including interest and other charges on or in respect of any of the foregoing);

(iii)	the amount of any liability in respect of leases which, in accordance with US GAAP, are capital leases;

(iv)	the amount of any liability in respect of the purchase price for assets or services payment of which is deferred for a period in excess of one hundred and eighty (180) days;

(v)	all reimbursement obligations whether contingent or not in respect of amounts paid under a letter of credit or similar instrument; and

(vi)	(without double counting) any guarantee of Financial Indebtedness falling within paragraphs (i) to (v) above;
PROVIDED THAT the following shall not constitute Indebtedness for Borrowed Money:
(a)	loans and advances made by other members of the NCLC Group which are subordinated to the rights of the Lenders;

(b)	loans and advances made by any shareholder of the Borrower which are subordinated to the rights of the Lenders; and

(c)	any Master Agreement Liabilities;
“Instalment” means the amount of principal of the Term Loan Facility repayable on a Repayment Date in accordance with Clause 3.1;

“Insurance Assignments” means the three (3) valid and effective first legal assignments of the Insurances of the Vessels (together with the notices thereof) one (1) to be executed by each of the Owners in respect of its Vessel in favour of the Agent such assignments and notices to be in the form and on the terms and conditions agreed between the Lenders and the Borrower and as specified in paragraph 26 of Schedule 3;

“Insurances” means all policies and contracts of insurance and entries of a Vessel in a protection and indemnity or war risks association which are effected in respect of that Vessel, its freights, disbursements, profits or otherwise and all benefits, including all claims and returns of premiums thereunder and shall also include all compensation payable by virtue of Compulsory Acquisition;

“Interest Payment Date” means the last day of each Interest Period and if an Interest Period is longer than six (6) months’ duration the date falling at the end of each successive period of six (6) months during such Interest Period from its commencement;

“Interest Period” means each period ascertained in accordance with Clause 6.2 or Clause 6.7;

“Interest Rate” means the rate of interest applicable to the Term Loan Facility or a Drawing calculated in accordance with Clause 6.5, Clause 6.7 or Clause 7.3;

“Investor I” means NCL Investment Ltd. a company organised and existing under the laws of Bermuda with its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda;

“Investor II” means NCL Investment II Ltd. a company organised and existing under the laws of the Cayman Islands with its registered office at c/o Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands, British West Indies;

“Investors” means Investor I and Investor II;

“LIBOR” means with respect to any Interest Period the rate of interest (expressed as an annual rate) determined by the Agent to be:

(i)	the offered rate for deposits in Dollars for a period equivalent to such Interest Period which appears on the Reuters BBA Page LIBOR 01 at or about 11.00 a.m. London time on the Quotation Date; or

(ii)	if no rate is provided for the respective Interest Period on the Reuters BBA Page LIBOR 01, the interpolated rate per annum for deposits in Dollars in an amount approximately equal to the Drawing as calculated by the Agent, such interpolated rate to be based on the Reuters BBA Page LIBOR 01 PROVIDED THAT LIBOR for periods of less than one (1) week will be ascertained under sub-section (iii) below;
OR (if Reuters BBA Page LIBOR 01 is discontinued or if the Agent is unable to make the said determination due to technical breakdown in the relevant system or the Interest Period is less than one (1) week)
(iii)	the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent (1/16%)) of the rates per annum notified to the Agent by each of the Reference Banks as the rate at which deposits in Dollars in an amount approximately equal to the Drawing are offered to such Reference Bank by leading banks in the London Interbank Market at such Reference Bank’s request at or about 11.00 a.m. London time on the Quotation Date for a period equal to the Interest Period and for delivery on the first Business Day thereof;
“Lender” means:
(i)	any Original Lender; and

(ii)	any bank, financial institution, trust, fund or other entity which has become a party to this Agreement in accordance with Clause 20, which in each case has not ceased to be a party to this Agreement in accordance with the terms of this Agreement;

“Lending Branch” means in respect of the Agent and each Original Lender its office at the address set out beneath its name in Schedule 1 or such other office as it shall from time to time select and notify through the Agent to the Borrower and the Agent and in the case of any other Lender such office as it shall from time to time select and notify through the Agent to the Borrower and the Agent;

“Lim Family” means:
(i)	the late Tan Sri Lim Goh Tong;

(ii)	his spouse;

(iii)	his direct lineal descendants;

(iv)	the personal estate of any of the above persons; and

(v)	any trust created for the benefit of one or more of the above persons and their estates;

“MOA” means the memorandum of agreement dated as of 23 April 2004 for the sale and purchase of the Norwegian Spirit Vessel made between the Seller and Norwegian Spirit;

“Majority Lenders” means Lenders the aggregate of whose Commitments exceed sixty seven per cent (67%) of the aggregate total of the Commitments of all the Lenders;

“Management Agreements” means:
(i)	in respect of the Norwegian Spirit Vessel, the agreement dated 5 April 2007 and effective 16 July 2004 between Norwegian Spirit and the relevant Manager; and

(ii)	in respect of the Norwegian Star Vessel, the agreement dated 5 April 2007 and effective 23 April 2004 between Norwegian Star and the relevant Manager, providing for the commercial and technical management and crewing of these Vessels, and:
(iii)	in respect of the Pride of Aloha Vessel, the agreement dated 5 April 2007 and effective 7 June 2004 between Pride of Aloha and the relevant Manager providing for the ship management and crewing services of this Vessel, such agreements to be in the form and on the terms and conditions agreed between the Agent and the Borrower;

“Management Agreement Assignments” means the three (3) valid and effective first legal assignments of the Management Agreements (together with the notices thereof and the acknowledgements) one (1) to be executed by each of the Owners in respect of its Vessel in favour of the Agent such assignments, notices and acknowledgements to be in the form and on the terms and conditions agreed between the Lenders and the Borrower;

“Manager” means NCL (Bahamas) in the case of the Norwegian Spirit Vessel and the Norwegian Star Vessel and NCL America in the case of the Pride of Aloha Vessel;

“Mandatory Cost” means the cost imputed to a Lender of compliance with the mandatory liquid asset requirements of any central bank or other fiscal, monetary or other authority;

“Master Agreement” means any ISDA Master Agreement (or any other form of master agreement relating to interest or currency exchange transactions of a non-speculative nature) entered into between a Lender or its Affiliate and the Borrower before the Signing Date, including each Schedule to any Master Agreement and each Confirmation exchanged under any Master Agreement;

“Master Agreement Liabilities” means, at any relevant time, all liabilities of the Borrower to a Lender or its Affiliate (as the case may be) under the relevant Master Agreement, whether actual or contingent, present or future;

“Material Adverse Effect” means a material adverse effect on (i) the validity or enforceability of any of the Security Documents or the rights or remedies of the Lenders or their Affiliates (as the case may be) thereunder (ii) the ability of any Obligor to perform its obligations under any of the Security Documents or (iii) the assets, business, liabilities, operations, condition (financial or otherwise) or prospects of the Borrower, any of the Guarantors or the NCLC Group taken as a whole;

“Maturity Date” in relation to a Drawing means the last day of its Term;

“Maximum Facility Amount” means the Maximum Term Loan Facility Amount or the Maximum Revolving Credit Facility Amount;

“Maximum Revolving Credit Facility Amount” means subject to Clause 5 and Clause 11.18 five hundred million Dollars (USD500,000,000);

“Maximum Term Loan Facility Amount” means subject to Clause 4 and Clause 11.18 three hundred million Dollars (USD300,000,000);

“month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding Business Day PROVIDED THAT, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month;

“Mortgages” means (i) the two (2) first priority statutory Bahamian ship mortgages and deeds of covenants collateral thereto one (1) to be granted by each of Norwegian Spirit and Norwegian Star over its Vessel and (ii) the first preferred US ship mortgage to be granted by Pride of Aloha over its Vessel, in each case in favour of the Agent as security pursuant hereto and to the Master Agreements such mortgages and deeds of covenants to be in the forms and on the terms and conditions agreed between the Lenders and the Borrower and as specified in paragraph 24 of Schedule 3;

“NCL America” means NCL America Inc. of Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America, the company providing ship management and crewing services for the Pride of Aloha Vessel pursuant to the relevant Management Agreement;

“NCL America Holdings” means NCL America Holdings, Inc. of Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America;

“NCL (Bahamas)” means NCL (Bahamas) Ltd. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda, the company providing commercial and technical management and crewing services for the Norwegian Spirit Vessel and the Norwegian Star Vessel pursuant to the relevant Management Agreements and commercial, marketing, sales and financial services in respect of the Pride of Aloha Vessel pursuant to the Sub-Agency Agreement;

“NCLC Fleet” means the vessels owned by the companies in the NCLC Group;

“NCLC Group” means the Borrower and its wholly owned Subsidiaries provided that for the purposes of the definitions of “Cash Balance”, “Consolidated Debt Service”, “Consolidated Interest Expense”, “Consolidated Net Income”, “Total Capitalisation” and “Total Net Funded Debt” in this Clause, Clause 11.2 and Clause 11.3 “NCLC Group” means the Borrower, its Subsidiaries and any other entity which is required to be consolidated in the Borrower’s accounts in accordance with US GAAP;

“NCL International” means NCL International, Ltd. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda;

“Norwegian Spirit” means Norwegian Spirit, Ltd. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda;

“Norwegian Spirit Vessel” means the one thousand (1,000) cabin luxury passenger cruise vessel built in 1998 and named “NORWEGIAN SPIRIT” (ex “SUPERSTAR LEO”) to be purchased by Norwegian Spirit from the Seller pursuant to the MOA and re-registered under the laws and flag of the Bahamas;

“Norwegian Star” means Norwegian Star Limited of International House, Castle Hill, Victoria Road, Douglas, Isle of Man IM2 4RB, British Isles;

“Norwegian Star Vessel” means the one thousand one hundred and twenty (1,120) cabin luxury passenger cruise vessel built in 2001 and named “NORWEGIAN STAR” registered in the name of Norwegian Star under the laws and flag of the Bahamas;

“Notional Amount” in respect of any Hedging Transaction, means the Notional Amount as defined in the Confirmation relating to that Hedging Transaction;

“Obligors” means the Borrower, the Owners, NCL International, NCL America Holdings, NCL (Bahamas), NCL America, any other Credit Support Provider and any other party from time to time to any of the Security Documents excluding the Agent and the Lenders;

“Outstanding Indebtedness” means all sums of any kind payable actually or contingently to the Agent or the Lenders under or pursuant to this Agreement or any other Transaction Document (whether by way of repayment of principal, payment of interest or default interest, payment of any indemnity or counter indemnity, reimbursement for fees, costs or expenses or otherwise howsoever) and any Master Agreement Liabilities;

“Owners” means Norwegian Spirit, Norwegian Star and Pride of Aloha;

“Permitted Indebtedness” means monies borrowed or raised other than from any direct or indirect shareholder of the Borrower for the purpose of acquiring a vessel, or refinancing a vessel, for a member of the NCLC Group:
(i)	prior to the Signing Date and notified by the Borrower to the Agent prior to the Signing Date;

(ii)	hereunder;

(iii)	after the Signing Date, subject to the provisions of this Agreement, at arm’s length on usual terms and subject to the Borrower first notifying the Agent with full details of the amount(s) to be borrowed or raised and the Encumbrances to be created to secure the repayment of such monies; and

(iv)	Permitted Refinancing Indebtedness;
“Permitted Liens” means (i) any Encumbrance created by or pursuant to the Security Documents (ii) liens on a Vessel up to an aggregate amount at any time not exceeding [*] for current crew’s wages and salvage and liens incurred in the ordinary course of trading a Vessel (iii) any deposits or pledges to secure the performance of bids, tenders, bonds or contracts (iv) any other Encumbrance notified by any of the Obligors to the Agent prior to the Signing Date (v) without prejudice to Clause 11.11, any Encumbrance in respect of existing Financial Indebtedness of a person which becomes a Subsidiary of the Borrower or is merged with or into the Borrower or any of its Subsidiaries (vi) liens on assets leased, acquired or upgraded after the Signing Date or assets newly constructed or converted after the Signing Date provided that (a) such liens secure Financial Indebtedness otherwise permitted under this Agreement (b) such liens are incurred within one (1) year following such lease, acquisition, upgrade, construction or conversion and (c) the Financial Indebtedness secured by such liens does not exceed the cost of such upgrade or the cost of such assets acquired or leased (vii) statutory and other similar liens arising in the ordinary course of business unrelated to Financial Indebtedness and securing obligations not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established (viii) without prejudice to Clause 13.1.9, liens arising out of the existence of judgments or awards in respect of the Borrower or any of its Subsidiaries (ix) any other lien that may be created by the Borrower from time to time in the ordinary course of business and (x) any deposits, liens or other Encumbrances placed or incurred in connection with any bond or other surety from time to time provided to the US Federal Maritime Commission in order to comply with laws, regulations and rules applicable to the operators of passenger vessels operating to or from ports in the United States of America PROVIDED THAT the aggregate amount of all cash and the fair market value of all other property subject to such liens as are described in paragraphs (vii) to (ix) above does not exceed [*] and PROVIDED FURTHER THAT any such lien as is described in paragraphs (vi) to (ix) above does not imperil the security created by any of the Security Documents and/or affect the ability of any Obligor duly to perform any of its obligations under any Security Document to which it is or may be a party at any time, in each case in the reasonable opinion of the Majority Lenders;

“Permitted Refinancing Indebtedness” means any monies borrowed or raised at arm’s length on usual terms and other than from any direct or indirect shareholder of the Borrower which are used to refinance any Permitted Indebtedness including any Permitted Refinancing Indebtedness;

“Pride of Aloha” means Pride of Aloha, Inc. of Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America;

“Pride of Aloha Vessel” means the one thousand and one (1,001) cabin luxury passenger cruise vessel built in 1999 and named “PRIDE OF ALOHA” registered in the name of Pride of Aloha under the laws and flag of the United States of America;

“Process Agent” means Clifford Chance Secretaries Limited whose registered office is presently at 10 Upper Bank Street, London E14 5JJ or any other person in England nominated by the Borrower or any other Obligor and approved by the Agent as agent to accept service of legal proceedings on their behalf under any of the Security Documents;

“Purchase Price” means three hundred and seventeen million Dollars (USD317,000,000) in respect of the Norwegian Spirit Vessel being the price agreed between the Seller and Norwegian Spirit for the sale and purchase of a Vessel under clause 1 of the MOA;

“Quotation Date” means, in relation to any Interest Period, the day two (2) Business Days (in London) prior to the first day of the relevant Interest Period;

“Reference Banks” means DnB NOR Bank ASA and Nordea Bank Norge ASA;

“Reimbursement Agreement” means the reimbursement and distribution agreement dated 17 August 2007, by and among Investor I, Star and the Borrower;

“Relevant Percentage” means at any relevant time the percentage that the valuation of a Vessel obtained in accordance with Clause 11.17 bears to the aggregate of the valuations of the Vessels obtained as aforesaid at such time;

“Renewal Notice” means a notice to be given by the Borrower to the Agent to extend the period of a Term;

“Repayment Dates” means in respect of the Term Loan Facility, subject to the provisions of Clause 4, (i) the last day of each of the eleven (11) consecutive periods of six (6) months the first such period commencing on the Drawdown Date and the eleventh (11th) such period terminating five and a half (5 1/2) years thereafter and (ii) the Final Maturity Date;

“Restatement Date” has the meaning set out in the Third Supplemental Deed;

“Reuters BBA Page LIBOR 01” means the display currently designated as Reuters BBA Page LIBOR 01, which includes London Interbank Offered Rates of four (4) major banks, which are members of the International Swaps and Derivatives Association, Inc. or such other service as may be nominated by the British Bankers’ Association as the information vendor for displaying the London Interbank Offered Rates of major banks in the London Interbank Market;

“Revolving Credit Facility” means the revolving credit facility granted hereunder in the Maximum Revolving Credit Facility Amount or (as the context may require) the amount thereof for the time being advanced and outstanding under this Agreement;

“Revolving Credit Facility Availability Period” means the period beginning on the Signing Date and ending one (1) month before the Final Maturity Date;

“Revolving Credit Facility Commitment Period” means the period beginning on the Signing Date and ending on the earlier of the last day of the Revolving Credit Facility Availability Period and the date on which the Revolving Credit Facility is cancelled hereunder;

“Same Day Funds” means Dollar funds settled through the New York Clearing House Interbank Payments System or such other funds for payment in Dollars as the Agent shall specify by notice to the Borrower as being customary at the time for the settlement of international transactions in New York of the type contemplated by this Agreement;

“Security Documents” means this Agreement, the Charges, the Mortgages, the Guarantees, the Earnings Assignments, the Insurance Assignments, the Management Agreement Assignments, the Sub-Agency Agreement Assignment, the Master Agreements and any other Credit Support Documents, any fee letter and all such other documents as may be executed at any time in favour of the Agent as security for the obligations of the Borrower and/or the other Obligors whether executed pursuant to the express provisions of this Agreement or otherwise howsoever;

“Security Period” means the period beginning on the earlier of the Drawdown Date and the first Advance Date and ending on the date on which the amounts outstanding under this Agreement and under each of the other Security Documents are finally and irrevocably repaid and/or cancelled in full;

“Seller” means Superstar Leo Limited of Douglas, Isle of Man, British Isles as seller of the Norwegian Spirit Vessel;

“Shareholder” means NCL International in the case of Norwegian Spirit and Norwegian Star and NCL America Holdings in the case of Pride of Aloha;

“Shareholders’ Agreement” means the shareholders’ agreement dated 17 August 2007 made or to be made between Star, the Investors (directly in the case of Investor I and by way of joinder in the case of Investor II) and the Borrower;

“Signing Date” means the date of this Agreement;

“Star” means Star Cruises Limited a company organised and existing under the laws of Bermuda with its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda;

“Sub-Agency Agreement” means the agreement dated 7 June 2004 between NCL America and the Sub-Agent providing for the commercial, marketing, sales and financial services in respect of the Pride of Aloha Vessel, such agreement to be in the form and on the terms and conditions agreed between the Agent and the Borrower and as specified in paragraph 23 of Schedule 3;

“Sub-Agency Agreement Assignment” means the valid and effective first legal assignment of the Sub-Agency Agreement (together with the notice thereof and the acknowledgement), to be executed by NCL America in favour of the Agent, such assignment, notice and acknowledgement to be in the form and on the terms and conditions agreed between the Lenders and the Borrower and as specified in paragraph 30 of Schedule 3;

“Sub-Agent” means NCL (Bahamas), the company providing commercial, marketing, sales and financial services in respect of the Pride of Aloha Vessel pursuant to the Sub-Agency Agreement;

“Subscription Agreement” means the subscription agreement dated 17 August 2007 made or to be made between Star, the Investors (directly in the case of Investor I and by way of assignment in the case of Investor II) and the Borrower;

“Subsidiary” has the meaning defined in the Companies Act 1985, Section 736 as substituted by the Companies Act 1989, Section 144;

“Substitute Basis” means an alternative basis for maintaining a Drawing or the Term Loan Facility certified by the Agent pursuant to Clause 7.3.1;

“Suspension Notice” means a notice given by the Agent to the Borrower pursuant to Clause 7.1;

“Taxes” means all present and future income and other taxes, levies, imposts, deductions, compulsory liens and withholdings whatsoever together with interest thereon and penalties with respect thereto, if any, and any payments made on or in respect thereof and “Taxation” shall be construed accordingly;

“Term” means, in relation to a Drawing, the period for which such Drawing is, or is to be, borrowed, as specified in the Drawdown Notice for such Drawing and as extended by any Renewal Notice for such Drawing provided that the Term shall not extend beyond the Final Maturity Date;

“Term Loan Facility” means the term loan facility granted hereunder in the Maximum Term Loan Facility Amount or (as the context may require) the amount thereof for the time being advanced and outstanding under this Agreement;

“Term Loan Facility Availability Period” means the period beginning on the Signing Date and ending on 31 August 2004;

“Term Loan Facility Commitment Period” means the period beginning on the Signing Date and ending on the earlier of the Drawdown Date and the date on which the Term Loan Facility is cancelled hereunder;

“Third Party” means any person or group of persons acting in concert (as the expression “acting in concert” is defined in the City Code on Take-overs and Mergers) who or which is not a member of the Lim Family or Apollo;

“Third Supplemental Deed” means the third supplemental deed dated 21 December 2007 to this Agreement;

“Total Capitalisation” means, at any date of determination, Total Net Funded Debt plus the consolidated stockholders’ equity of the NCLC Group at such date determined in accordance with US GAAP and derived from the then latest unaudited and consolidated accounts of the NCLC Group delivered to the Agent in the case of the first three (3) quarters of each financial year and the then latest Accounts delivered to the Agent in the case of the final quarter of each financial year;

“Total Loss” means any actual or constructive or arranged or agreed or compromised total loss or Compulsory Acquisition of a Vessel;
“Total Net Funded Debt” means, as at any relevant date:
(i)	Indebtedness for Borrowed Money of the NCLC Group; and

(ii)	the amount of any Indebtedness for Borrowed Money of any person which is not a member of the NCLC Group but which is guaranteed by a member of the NCLC Group as at such date;
less an amount equal to any Cash Balance as at such date;
“Transaction” means a transaction entered into between a Lender or its Affiliate (as the case may be) and the Borrower governed by the relevant Master Agreement;
“Transaction Documents” means the Security Documents, the MOA, the Drawdown Notices, the Renewal Notices, the Management Agreements, the Sub-Agency Agreement and any other material document now or hereafter issued in connection with the documents or the transaction herein referred to;
“Transfer Certificate” means the certificate attached hereto as Schedule 5;
“Transfer Date” means, in relation to any Transfer Certificate, the date specified in such Transfer Certificate as the date for the making of the transfer or, where such transfer is specified as being subject to the fulfilment of certain conditions, the date on which the Agent receives a certificate from the Lender making the transfer confirming that all such conditions have been fulfilled;
“Transferee” means any reputable bank acceptable to the Agent which becomes a party to this Agreement as a Lender pursuant to Clause 20;
“US GAAP” means generally accepted accounting principles in the United States of America consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies) including, without limitation, those set forth in the opinion and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board; and
“Vessels” means:
(i)	the Norwegian Spirit Vessel;

(ii)	the Norwegian Star Vessel; and

(iii)	the Pride of Aloha Vessel.
1.2	Construction
In this Agreement unless the context otherwise requires:
1.2.1	clause headings are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

1.2.2	references to Clauses and to Schedules are to be construed as references to clauses of and schedules to this Agreement unless otherwise stated and references to this Agreement are to be construed as references to this Agreement including its Schedules;

1.2.3	subject to Clause 10.2.21 and Clause 10.1, references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as from time to time amended, supplemented and/or novated;

1.2.4	references to any Act or any statutory instrument shall be construed as references to that Act or that statutory instrument as from time to time re-enacted, amended or supplemented;

1.2.5	references to any party to this Agreement or any other document shall include reference to such party’s successors and permitted assigns;

1.2.6	words importing the plural shall include the singular and vice versa;

1.2.7	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any state or any agency thereof;

1.2.8	where any matter requires the approval or consent of the Agent such approval or consent shall not be deemed to have been given unless given in writing; where any matter is required to be acceptable to the Agent shall not be deemed to have accepted such matter unless its acceptance is communicated in writing; the Agent may give or withhold its consent, approval or acceptance at its unfettered discretion; and

1.2.9	a certificate by the Agent as to any amount due or calculation made hereunder shall be conclusive except for manifest error.
1.3	Agent

The Agent has been appointed by the Lenders as agent under Clause 22.3 and (unless the context otherwise requires) references herein to the Agent shall be construed as references to itself and the Lenders. The Borrower shall only communicate with the Lenders under this Agreement and the other Security Documents through the Agent and as hereinafter referred to.

1.4	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
2	The Facility
2.1	Availability
2.1.1	The Lenders grant to the Borrower the Term Loan Facility which shall be available for drawdown by the Borrower in one (1) amount within the Term

Loan Facility Availability Period subject to the provisions of Clause 2.2 and Clause 2.3.

2.1.2	The Lenders also grant to the Borrower the Revolving Credit Facility which is of a revolving nature and shall be available to the Borrower during the Revolving Credit Facility Availability Period subject to the provisions of Clause 2.2 and Clause 2.3. Each Drawing shall be repaid on its Maturity Date. However, a Term may be extended to the end of the succeeding Interest Period in respect of that Drawing by the giving of a Renewal Notice by the Borrower to the Agent not later than 9.00 a.m. London time four (4) Business Days prior to the commencement of the relevant Interest Period.

2.1.3	Each Lender shall advance its Contribution to the Term Loan Facility or a Drawing (as the case may be) in the proportion which its Contribution for the time being bears to the other Contributions of the Lenders to the Facility.

2.1.4	None of the Agent or any other Lender shall be liable for any failure or delay on the part of any Lender in making any advance hereunder nor shall the Agent have any obligation to seek to procure additional Lenders in the event of such a failure PROVIDED THAT if any Lender should fail to advance its Contribution to an advance hereunder, that Lender and the Agent will take all reasonable steps to mitigate the effect of that failure. Notwithstanding the aforesaid proviso, no Lender shall be obliged to increase its Contribution hereunder in respect of the failure by any other Lender to fund any Contribution.
2.2	Purpose and Application

The Borrower shall apply the Facility in part payment of the Purchase Price due to the Seller under the MOA, in refinance of the existing finance in respect of the Norwegian Star Vessel and the Pride of Aloha Vessel and in payment of fees and expenses incurred in connection with the Facility and any balance of the Revolving Credit Facility from time to time may be used for general corporate and working capital purposes for the Borrower and its Subsidiaries. None of the Lenders or the Agent shall be bound to monitor or verify the application of any amount borrowed under this Agreement.

2.3	Drawdown

The Borrower shall only draw down the Term Loan Facility or a Drawing if:
2.3.1	the Agent receives at least four (4) Business Days’ notice of the Borrower’s request for such drawing in the form of Schedule 2;

2.3.2	the Drawdown Date or the Advance Date proposed is a Business Day within the relevant Availability Period;

2.3.3	any Drawing is in a minimum amount of ten million Dollars (USD10,000,000) or a whole multiple thereof;

2.3.4	on any Advance Date not more than ten (10) Drawings will be outstanding;

2.3.5	its drawdown would not result in the amount of the relevant Facility exceeding the relevant Maximum Facility Amount on the Drawdown Date or the Advance Date (as the case may be);

2.3.6	no Event of Default has occurred before the date of such drawing and such drawing would not constitute an Event of Default;

2.3.7	the representations and warranties set out in Clause 10 and each of the other Security Documents are correct on the date of such drawing;

2.3.8	it is then lawful for each of the Lenders to make available its relevant Contribution to the drawing; and

2.3.9	in the case of the first Drawing made under this Agreement, the Advance Date in respect of that Drawing is on or before 31 August 2004.
2.4	Break costs

If for any reason the Term Loan Facility or a Drawing is not drawn down by the Borrower hereunder after the relevant Drawdown Notice has been given to the Agent pursuant to Clause 2.3, the Borrower will pay to the Agent for the account of the Lenders such amount as the Agent may certify as necessary to compensate the Lenders (other than any Lender whose default has caused the Term Loan Facility or the Drawing not to be drawn down) for any loss (including any losses under any Master Agreements) or expense on account of funds borrowed, contracted for or utilised in order to fund its Contribution to the Term Loan Facility or the Drawing (as the case may be). Each Lender shall supply to the Agent a certificate of break costs which in the absence of manifest error shall be conclusive as to the amounts due.

2.5	Conditions of drawdown

The Agent shall not be under any obligation to advance the Term Loan Facility or a Drawing hereunder until all the documents and evidence referred to in the relevant part of Schedule 3 are in the possession of the Agent in form and substance satisfactory to the Lenders.

2.6	Several obligations of the Lenders

The obligations and rights of each Lender hereunder are several and if for any reason the Borrower receives an amount greater than the aggregate of the Contributions to the Term Loan Facility or the Drawing (as the case may be), the Borrower forthwith upon the demand of the Agent shall pay to the Agent (for the account of those Lenders whose Contributions were exceeded) the amount certified by the Agent as representing the excess of the amount paid to the Borrower over the due and proper amount of the Contributions of the Lenders actually received by the Agent.

2.7	Lender’s failure to perform

Subject to Clause 2.1.3, the failure by a Lender to perform its obligations hereunder shall not affect the obligations of the Borrower towards any other party hereto nor shall any such other party be liable for the failure by such Lender to perform its obligations hereunder.

2.8	Fulfilment of conditions after drawdown

If the Lenders, acting unanimously, decide (or the Agent in accordance with Clause 22 decides) to permit the advance of the Term Loan Facility and/or the first Drawing to the Borrower hereunder without having received all of the documents or evidence referred to in Schedule 3, the Borrower will nevertheless deliver the remaining documents or evidence to the Agent within such period as the Agent may stipulate and the advance of the Term Loan Facility and/or the Drawing shall not be construed as a waiver of the Agent’s right to receive the documents or evidence as aforesaid nor shall this provision impose on the Agent or the Lenders any obligation to permit the drawing in the absence of any of such documents or evidence.
3	Repayment of the Term Loan Facility
3.1	Unless otherwise repaid in accordance with the provisions of this Agreement, the Borrower hereby agrees to repay the Term Loan Facility by twelve (12) half yearly Instalments of principal on the Repayment Dates. The first eleven (11) Instalments shall each be in the amount of seventeen million five hundred thousand Dollars (USD17,500,000) and the twelfth (12th) and final Instalment shall be in the amount of one hundred and seven million five hundred thousand Dollars (USD107,500,000).
4	Prepayment of the Term Loan Facility
4.1	Voluntary prepayment

On giving at least thirty (30) days’ prior notice to the Agent, the Borrower may on the last day of an Interest Period prepay (without premium or penalty, subject to Clause 4.8) the whole or any relevant part of the Term Loan Facility (but if in part in an amount of at least five million Dollars (USD5,000,000) or such lesser amount as is acceptable to the Agent).

4.2	Voluntary prepayment in case of increased cost

At any time after any sum payable by the Borrower has been increased under Clause 7 or a Lender has made any claim for indemnification under Clause 7, the Borrower may, after giving to the Agent five (5) Business Days’ notice of its intention to do so, prepay the whole (but not part only) of that Lender’s Contribution to the Term Loan Facility, subject to Clause 4.8.

4.3	Mandatory prepayment in case of illegality
4.3.1	If any change in, or in the interpretation or application of, any law, regulation or treaty shall make it unlawful in any jurisdiction applicable to any of the Lenders for that Lender to make available or maintain its Contribution to the Term Loan Facility or to give effect to its obligations as contemplated hereby, the Agent may, by notice thereof to the Borrower, declare that the relevant Lender’s obligations shall be terminated forthwith whereupon (if any of the Facility has then been advanced) the Borrower shall prepay forthwith to the relevant Lender its Contribution to the Term Loan Facility together with interest thereon to the date of such prepayment and all other amounts due to such Lender under Clause 4.8 and under the Security Documents (or, if permitted by the relevant law, regulation or treaty, at the end of the then current Interest Period).

4.3.2	A Lender affected by any provision of Clause 4.3.1 shall promptly inform the Agent after becoming aware of the relevant change and the Agent shall, as soon as reasonably practicable thereafter, notify the Borrower of the change and its possible results. Without affecting the Borrower’s obligations under Clause 4.3.1 and in consultation with the Agent, the affected Lender will then take all such reasonable steps as may be open to it to mitigate the effect of the change (for example (and if then possible) by changing its Lending Branch or transferring some or all of its rights and obligations under this Agreement to another financial institution reasonably acceptable to the Borrower and the Agent). The reasonable costs of mitigating the effect of any such change shall be borne by the Borrower save where such costs are of an internal administrative nature and are not incurred in dealings by any Lender with third parties.
4.4	Voluntary prepayment following imposition of Substitute Basis

The Borrower may notify the Agent within ten (10) days of the receipt of a certificate from the Agent of a Substitute Basis under Clause 7.3 whether or not it wishes to prepay the Term Loan Facility, in which event the Borrower shall forthwith prepay the Term Loan Facility together with interest accrued thereon at the rate specified in the relevant certificate of Substitute Basis and any break costs in accordance with Clause 4.8.

4.5	Prepayment in case of Total Loss of a Vessel

If a Vessel is or becomes a Total Loss, then the Borrower will, within thirty (30) days thereof or, if the Agent is satisfied in its sole discretion that the Total Loss is adequately covered by the Insurances and that the relevant insurance proceeds will be payable to the Agent within one hundred and fifty (150) days plus three (3) business days in Frankfurt, New York and Singapore thereof, by no later than the date which is one hundred and fifty (150) days plus three (3) business days in Frankfurt, New York and Singapore after the date of the event giving rise to such Total Loss prepay the Relevant Percentage of the Term Loan Facility in accordance with Clause 4.7, Clause 4.8 and Clause 14.1.

For the purposes of this Clause a Total Loss shall be deemed to have occurred:
4.5.1	if it consists of an actual loss, at noon Greenwich Mean Time on the actual date of loss or, if that is not known, on the date on which the Vessel was last heard of;

4.5.2	if it consists of a Compulsory Acquisition, at noon Greenwich Mean Time on the date on which the requisition is expressed to take effect by the person requisitioning the Vessel; and

4.5.3	if it consists of a constructive or compromised or arranged or agreed total loss or damage to the Vessel rendering repair impracticable or uneconomical or rendering the Vessel permanently unfit for normal use, at noon Greenwich Mean Time on the date on which notice claiming the loss of the Vessel is given to its insurers.
4.6	Prepayment in case of sale of a Vessel

If a Vessel is sold by the relevant Owner with the prior consent of the Agent (which consent is not to be unreasonably withheld or delayed) or the Pride of Aloha Vessel is sold or otherwise disposed of pursuant to the relevant Apollo-Related Transaction, then the Borrower will concurrent with completion of the sale prepay the Relevant Percentage of the Term Loan Facility in accordance with Clause 4.7 and Clause 14.1.

Subject to Clause 4.8 hereof, prepayment of the Relevant Percentage of the Term Loan Facility consequent upon the permitted sale or disposal of the Vessel as contemplated by this Clause 4.6 shall absolve the Borrower from any liability to pay prepayment fees or costs.

4.7	Effect of prepayment

Any notice given by the Borrower under Clause 4.1, Clause 4.2 or Clause 4.4 shall be irrevocable and shall oblige the Borrower to pay to the Agent on account of the Lenders the amount or amounts therein stated on the date therein stated. No amount prepaid under this Agreement may be redrawn. Each prepayment under this Agreement shall be applied in satisfaction of the Instalments pro rata. Prepayments under this Agreement shall be made together with:
4.7.1	accrued interest on the amount to be prepaid to the date of such prepayment (calculated in respect of any period during which a Substitute Basis has applied by virtue of Clause 7.3, at the rate per annum more particularly described in Clause 7.2);

4.7.2	any additional amounts payable under Clause 7.2 and Clause 8.1;

4.7.3	costs certified by the Agent as necessary to compensate the Lenders for the cost of repaying fixed deposits borrowed to fund any part of the Term Loan Facility or any part of any Drawing which is prepaid before the Final Maturity Date in the case of the Term Loan Facility and before the Maturity Date in the case of any Drawing or the fixed term by reference to which the relevant rate of interest has been ascertained; and

4.7.4	all other sums payable by the Borrower to the relevant Lender under this Agreement including, without limitation, any accrued commitment fee payable under Clause 16.1.

4.8	Break costs on prepayment

If any repayment or prepayment of the Term Loan Facility or part thereof is made otherwise than on the last day of an Interest Period, the Borrower shall pay to the Agent on behalf of the Lenders on demand such additional amount as the Agent may certify (such certificate to contain a calculation thereof in reasonable detail) as necessary to compensate each of the Lenders for any loss (including the cost of breaking deposits or re-employing funds (including warehousing and other related costs)) or any losses under any Master Agreement or expense (including warehousing and other related costs) on account of funds borrowed, contracted for or utilised to fund the amount so repaid or prepaid provided that each Lender shall pay to the Borrower any swap breakage gain actually received by the Lender under any Master Agreement.
5	Repayment, Reduction and Cancellation of the Revolving Credit Facility
5.1	Repayment

The Borrower shall repay each Drawing on its Maturity Date. If a Drawing (the “new Drawing”) is to be made on a day on which another Drawing (the “maturing Drawing”) is due to be repaid then, subject to the terms of this Agreement:
5.1.1	the maturing Drawing shall be deemed to have been repaid on its Maturity Date either in whole (if the new Drawing is equal to or greater than the maturing Drawing) or in part (if the new Drawing is less than the maturing Drawing); and

5.1.2	to the extent that the maturing Drawing is so deemed to have been repaid, the principal amount of the new Drawing to be made on such date shall be deemed to have been credited to the account of the Borrower by the Agent on behalf of the Lenders in accordance with the terms of this Agreement and the Lenders shall only be obliged to make available to the Borrower pursuant to Clause 2.3 a principal amount equal to the amount by which the new Drawing exceeds the maturing Drawing.
On the Final Maturity Date, all outstanding Drawings and other sums (if any) then owing under this Agreement shall in any event be repaid or paid in full.
5.2	Scheduled reductions of Commitments to the Revolving Credit Facility

Without prejudice to any other provision of this Agreement, the Commitments to the Revolving Credit Facility shall be reduced to zero on the Final Maturity Date.

5.3	Sale or other disposal or Total Loss of a Vessel: mandatory cancellation

If at any time during the Security Period a Vessel is sold or is or becomes a Total Loss or the Pride of Aloha Vessel is sold or otherwise disposed of pursuant to the relevant Apollo-Related Transaction, the Commitments to the Revolving Credit Facility shall be reduced on the date on which the proceeds of such sale or Total Loss or other disposal are made available by an amount equal to the Relevant Percentage.

If, upon reduction of the Commitments to the Revolving Credit Facility by such amount, the aggregate of the Drawings at such time exceeds the Commitments to the Revolving Credit Facility as thereby reduced, the Borrower shall on such date prepay such amount of the outstanding Drawings as will ensure that immediately thereafter the aggregate amount of the Drawings will not exceed the Commitments to the Revolving Credit Facility as so reduced.

5.4	Amounts payable on prepayment

Any prepayment of the Revolving Credit Facility under this Clause 5 shall be made together with such sums as are set out in Clause 4.7.

5.5	Notice of prepayment

No voluntary prepayment of a Drawing may be effected under this Clause 5 unless the Borrower shall have given the Agent at least five (5) Business Days’ notice of its intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Agent, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrower to make such prepayment on the date specified. Unless and to the extent that the Commitments to the Revolving Credit Facility are cancelled or reduced on or with effect from the date of any such prepayment, amounts prepaid may be re-drawn under this Agreement. The Borrower may not prepay any Drawing or any part thereof save as expressly provided in this Agreement.

5.6	Voluntary cancellation of Commitments to the Revolving Credit Facility

The Borrower may at any time during the Revolving Credit Facility Availability Period by notice to the Agent (effective only on actual receipt) cancel with effect from a date not less than ten (10) Business Days after the receipt by the Agent of such notice the whole or any part (being five million Dollars (USD5,000,000) or a whole multiple thereof but not more than the Available Commitments of all of the Lenders as at such date) of the total of the Available Commitments as at such date of all the Lenders. Any such notice of cancellation, once given, shall be irrevocable and upon such cancellation taking effect the Commitment of each of the Lenders to the Revolving Credit Facility shall be reduced proportionately and the Borrower shall on the date designated in its notice prepay such amount of the outstanding Drawings as will ensure that immediately thereafter the aggregate amount of the Drawings will not exceed the Commitments to the Revolving Credit Facility as so reduced by virtue of the Borrower’s cancellation.

5.7	Additional partial cancellation

The Borrower may also at any time during the Revolving Credit Facility Availability Period by notice to the Agent (effective only on actual receipt) cancel with effect from a date not less than five (5) Business Days after receipt by the Agent of such notice the whole but not part only, but without prejudice to its obligations under Clause 7.2 and Clause 9.1, of the Commitment to the Revolving Credit Facility of any Lender to which the Borrower shall have become obliged to pay additional amounts under Clause 7.2 or Clause 9.1. Upon any notice of such prepayment being given, the Commitment of the relevant Lender to the Revolving Credit Facility shall be reduced to zero and the Borrower shall be obliged to prepay the Contribution of such Lender to the Revolving Credit Facility on such date.

5.8	Prepayment during Term

The Borrower may at any time by notice to the Agent (effective only on actual receipt) prepay the whole or any part (being five million Dollars (USD5,000,000) or such lesser amount as is acceptable to the Agent of any Drawing prior to its Maturity Date on not less than five (5) Business Days’ notice (whether or not any part of the Commitment to the Revolving Credit Facility is also being cancelled on such date pursuant to any provision of this Agreement) and the Borrower shall when making such prepayment, make such prepayment together with any amounts as referred to in Clause 5.4.

5.9	Mandatory cancellation in case of illegality

If any change in, or in the interpretation or application of, any law, regulation or treaty shall make it unlawful in any jurisdiction applicable to any of the Lenders for that Lender to make available or maintain its Contribution to the Revolving Credit Facility or to give effect to its obligations as contemplated hereby, the Agent may, by notice thereof to the Borrower, declare that the relevant Lender’s obligations shall be terminated forthwith whereupon (if any of the Revolving Credit Facility has then been advanced) the Borrower shall prepay forthwith to the relevant Lender its Contribution to the Revolving Credit Facility together with interest thereon to the date of such prepayment and all other amounts due to such Lender under Clause 5.8 and under the Security Documents (or, if permitted by the relevant law, regulation or treaty, at the end of the then current Interest Period).

A Lender affected by any provision of this Clause 5.9 shall promptly inform the Agent after becoming aware of the relevant change and the Agent shall, as soon as reasonably practicable thereafter, notify the Borrower of the change and its possible results. Without affecting the Borrower’s obligations under this Clause 5.9 and in consultation with the Agent, the affected Lender will then take all such reasonable steps as may be open to it to mitigate the effect of the change (for example (and if then possible) by changing its Lending Branch or transferring some or all of its rights and obligations under this Agreement to another financial institution reasonably acceptable to the Borrower and the Agent). The reasonable costs of mitigating the effect of any such change shall be borne by the Borrower save where such costs are of an internal administrative nature and are not incurred in dealings by any Lender with third parties.

5.10	Voluntary cancellation following imposition of Substitute Basis

The Borrower may notify the Agent within ten (10) days of the receipt of a certificate from the Agent of a Substitute Basis under Clause 7.3 whether or not it wishes to cancel the Revolving Credit Facility or the relevant part thereof, in which event the Borrower shall forthwith cancel the Revolving Credit Facility or such relevant part thereof and prepay such amount of the outstanding Drawings as will ensure that immediately thereafter the aggregate of amount of the Drawings will not exceed the Commitments to the Revolving Credit Facility as so reduced by virtue of the Borrower’s cancellation.

5.11	Cancellation in case of Total Loss of a Vessel

If a Vessel is or becomes a Total Loss, then the Borrower will, within thirty (30) days thereof or, if the Agent is satisfied in its sole discretion that the Total Loss is adequately covered by the Insurances and that the relevant insurance proceeds will be payable to the Agent on its behalf within one hundred and fifty (150) days thereof, by no later than the date which is one hundred and fifty (150) days after the date of the event giving rise to such Total Loss cancel and prepay the Relevant Percentage of the Revolving Credit Facility in accordance with Clause 5.3 and Clause 14.1.

The relevant provisions of Clause 4.5 shall be applied to this Clause to determine when a Total Loss shall be deemed to have occurred.

5.12	Cancellation in case of sale or other disposal of a Vessel

If a Vessel is sold by the relevant Owner with the prior consent of the Agent (which consent is not to be unreasonably withheld or delayed) or the Pride of Aloha Vessel is sold or otherwise disposed of pursuant to the relevant Apollo-Related Transaction, then the Borrower will concurrent with completion of the sale or other disposal cancel and prepay the Relevant Percentage of the Revolving Credit Facility in accordance with Clause 5.3 and Clause 14.1.
6	Interest
6.1	Payment of interest

The Borrower shall pay interest on the Term Loan Facility and each Drawing at the Interest Rate applicable for each Interest Period in respect thereof which interest shall be payable in arrears on each Interest Payment Date.

6.2	Selection and duration of Interest Periods

The Borrower may give notice to the Agent to be received by the Agent not later than 9.00 a.m. London time four (4) Business Days prior to the commencement of each Interest Period, specifying whether that Interest Period is to be of one (1), three (3) or six (6) months’ duration or of such other period as the Borrower and all the Lenders may agree. Interest Periods shall commence, in the case of the first in respect of the Term Loan Facility or a Drawing, on the Drawdown Date in the case of the Term Loan Facility and on the relevant Advance Date in the case of a Drawing and, in the case of Interest Periods other than the first, on the expiry of the preceding Interest Period. Each Interest Period shall, subject to the following provisions of this Clause 6, be of a duration selected by the Borrower as above PROVIDED THAT the final Interest Periods in respect of each of the Facility shall end on the Final Maturity Date.

6.3	No notice and unavailability

If the Borrower fails to select an Interest Period in accordance with Clause 6.2 or the Agent certifies that deposits for the period selected by the Borrower are not available to each of the Lenders in the ordinary course of business in the London Interbank Market to fund the Term Loan Facility or the Drawing, the Borrower shall be deemed to have selected an Interest Period of three (3) months (or such other period as the Agent may in its sole discretion decide).

6.4	Extension and shortening of Interest Periods
6.4.1	If an Interest Period would otherwise end on a day which is not a Business Day, the Interest Period shall be extended until the next following Business Day unless the next following Business Day falls in the next calendar month in which case the Interest Period will be shortened to expire on the preceding Business Day.

6.4.2	If an Interest Period commences on the last Business Day in a month and if there is no day in the month in which the Interest Period will end which corresponds numerically to the day on which it begins, the Interest Period shall end on the last Business Day in that month.
6.5	Interest Rate

Subject to Clause 6.7 and Clause 7, the rate of interest applicable to the Term Loan Facility or a Drawing during an Interest Period shall be the rate per annum which is the sum of LIBOR, the Applicable Margin and Mandatory Costs.

6.6	Bank basis

Interest, commitment fee and any other payments hereunder or under any fee letter of an annual nature shall accrue from day to day and be computed on the basis of a year of three hundred and sixty (360) days and for the actual number of days elapsed.

6.7	Default interest

If the Borrower fails to pay on the due date any sum due under this Agreement or any of the other Security Documents to which it may at any time be a party, the Borrower shall, without affecting any other remedy of the Agent or the Lenders, on demand pay interest on such sum from the due date to the actual date of payment (as well after as before judgment). Such interest shall accrue on a daily basis at the higher of the Interest Rate fixed for the latest Interest Period and the rate computed by the Agent and certified by the Agent to the Borrower as being the aggregate of (i) the Applicable Margin, Mandatory Costs and two per cent (2%) and (ii) the greater of (a) in the case of the Lenders, the average (rounded upwards if necessary to the next integral multiple of one-sixteenth of one per cent (1/16%)) of the respective rates per annum at which each of the Lenders is able to acquire in accordance with its normal practice deposits in Dollars in successive periods of one (1) month (or for such shorter period as the Agent may in its sole discretion select) in the London Interbank Market in an amount equivalent to or comparable with its relevant Contribution to such sum, and, in the case of the Agent, the rate per annum at which it is able to acquire in accordance with its normal practice deposits in Dollars in successive periods of one (1) month (or for such shorter period as the Agent may in its sole discretion select) in the London Interbank Market in an amount equivalent to such sum, as at approximately 11.00 a.m. London time on any relevant day and (b) in the case of the Lenders, the average (rounded upwards if necessary to the next integral multiple of one-sixteenth of one per cent (1/16%)) of the cost to each of the Lenders of funding its relevant Contribution to such sum, and, in the case of the Agent, the cost of funding such sum, such interest to be compounded at the end of the period selected by the Agent and to be payable on demand. In the event of LIBOR not being available then the Agent shall in its discretion use the Substitute Basis for its calculation as set out in Clause 7.3.
7	Substitute Basis of Funding
7.1	Market disturbance

Notwithstanding anything to the contrary in this Agreement, if prior to the commencement of any Interest Period the Agent shall determine in good faith (which determination shall be conclusive and binding on the parties hereto) that:
7.1.1	by reason of circumstances affecting the London Interbank Market adequate and fair means do not exist for ascertaining the Interest Rate during such Interest Period pursuant to Clause 6; or

7.1.2	deposits in Dollars of equal duration to such Interest Period will not be available to any of the Lenders in the London Interbank Market in sufficient amounts in the ordinary course of business to fund its relevant Contribution during such Interest Period; or

7.1.3	by reason of any material change in applicable law or regulation or of any change in national or international financial or economic conditions any of the Lenders is unable to fund or to continue to fund its relevant Contribution during such Interest Period by deposits obtained in the London Interbank Market, then the Agent shall promptly give a notice (being a Suspension Notice), containing full particulars thereof in reasonable detail to the Borrower.
7.2	Suspension of drawdown

If a Suspension Notice is given by the Agent before the advance of the Term Loan Facility or a Drawing in accordance with Clause 2 then the Agent shall not be obliged to advance the Term Loan Facility or any Drawing until notice to the contrary is given by the Agent. During the period of thirty (30) days from the giving of such Suspension Notice, the Agent and any Lender affected by the relevant market disturbance shall consult in good faith with the Borrower with a view to agreeing to an alternative basis for advancing of the Facility or any relevant part thereof. If such alternative basis is agreed between the Borrower, the Agent and the relevant Lender or Lenders, it shall apply in accordance with its terms.
7.3	Certificates of Substitute Basis
7.3.1	If a Facility or part thereof has been advanced before a Suspension Notice is given, the Lender or Lenders affected by the relevant market disturbance shall within thirty (30) days following the date of the Suspension Notice, certify (through the Agent) in good faith to the Borrower an alternative basis (being the Substitute Basis) for maintaining its relevant Contribution affected by the relevant market disturbance. Such Substitute Basis may be retroactive to the beginning of the then current Interest Period and may include an alternative method of fixing the Interest Rate (which shall reflect the cost to the relevant Lender or Lenders of funding its relevant Contribution from other sources plus the Applicable Margin) or alternative Interest Periods for the relevant Facility or any relevant part thereof, provided always that so far as practicable any such Substitute Basis shall be computed in a manner and for periods as similar as possible to those provided in Clause 6.
7.3.2	Each Substitute Basis so certified shall be binding upon the Borrower, the Agent and the Lenders and shall be treated as part of this Agreement.
7.4	Review

So long as any Substitute Basis is in force, the Agent, in consultation with the Borrower and the Lenders, shall from time to time, but not less often than monthly, review whether or not the circumstances referred to in Clause 7.1 still prevail with a view to returning to the normal provisions of this Agreement.
8	Payments
8.1	Place for payment

All payments by the Borrower under this Agreement or any of the other Security Documents to which it may at any time be a party shall be made to the Agent in Same Day Funds by 10.00 a.m. New York time to Bank of New York, New York, for the account of DnB NOR Bank ASA, Oslo account no 8033261374 or such other account or bank as the Agent may from time to time designate.

8.2	Deductions and grossing-up
8.2.1	Each payment to be made by the Borrower to the Agent hereunder shall be made free and clear of and without deduction for or on account of Taxes unless the Borrower is required by law to make such a payment subject to the deduction or withholding of Taxes, in which case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Agent receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

8.2.2	Without prejudice to the provisions of Clause 8.2.1, if any Lender or the Agent on its behalf is required to make any payment on account of tax (not being a tax imposed on the net income of its Lending Branch by the jurisdiction in which it is incorporated or in which its Lending Branch is located or any other tax existing and applicable on the Signing Date under the laws of any jurisdiction) or otherwise on or in relation to any sum received or receivable hereunder by such Lender or the Agent on its behalf (including, without limitation, any sum received or receivable under this Clause 8) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such Lender or the Agent on its behalf, the Borrower shall, upon demand of the Agent, indemnify such Lender or the Agent against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith other than interest penalties and expenses that are otherwise imposed or asserted on account of the bad faith or wilful neglect of such Lender or Agent. If any Lender proposes to make a claim under the provisions of this

Clause 8.2.2 it shall certify to the Borrower in reasonable detail within thirty (30) days (or such longer period as any Lender may reasonably require) after becoming aware of the event by reason of which it is entitled to make its claim or claims the basis of its claim or claims, such certificate to be conclusive, save for manifest error.
8.3	Production of receipts for Taxes

If the Borrower makes any payment hereunder in respect of which it is required by law to make any deduction or withholding, it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent within thirty (30) days after it has made such payment to the applicable authority any original receipt issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld from such payment.

If an additional payment is made under Clause 8.2.2 and any Lender or the Agent on its behalf determines that it has received or been granted a credit against or relief of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender or the Agent shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Lender or the Agent shall in its opinion have concluded to be attributable to the relevant deduction or withholding. Any such payment shall be conclusive evidence of the amount due to the Borrower hereunder and shall be accepted by the Borrower in full and final settlement of its rights of reimbursement hereunder in respect of such deduction or withholding. Nothing herein contained shall interfere with the right of any Lender and the Agent to arrange their respective tax affairs in whatever manner they think fit.

8.4	Money of account

If any sum due from the Borrower under this Agreement or any other Security Document to which it may at any time be a party, or any order or judgment given or made in relation thereto, has to be converted from the currency (the “first currency”) in which the same is payable under such Security Document, order or judgment into another currency (the “second currency”) for the purpose of:
8.4.1	making or filing a claim or proof against the Borrower;

8.4.2	obtaining an order or judgment in any court or other tribunal; or

8.4.3	enforcing any order or judgment given or made in relation thereto;
the Borrower shall indemnify and hold harmless the Agent and each of the Lenders from and against any damages or losses suffered as a result of any discrepancy between (i) the rate of exchange used to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which each Lender, the Agent may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The above indemnity shall constitute an obligation of the Borrower separate and independent from its other obligations and shall apply irrespective of any indulgence granted by the Agent or any of the Lenders.
8.5	Accounts

The Agent shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to each of the Lenders hereunder or under any of the other Security Documents. In any legal action or proceeding arising out of or in connection with this Agreement or any other Security Documents, the entries made in the accounts so maintained shall be prima facie evidence, save in the case of manifest error, of the existence and amounts of the obligations of the Borrower recorded therein.

8.6	Earnings

Provided no Event of Default has occurred (following which the Agent shall (inter alia) be entitled to request the Owners to give notice pursuant to Clause 3 of the Earnings Assignments and apply the Earnings in accordance with Clause 14.1) the Earnings shall throughout the Security Period be at the free disposal of the Owners.

8.7	Continuing security

The security created by this Agreement and each of the other Security Documents shall be held by the Agent and/or the Lenders as a continuing security for the repayment of the Outstanding Indebtedness and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby or thereby secured or by any amendment of this Agreement or any of the other Security Documents. Such security shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Agent or the Lenders or any of them for all or any part of the amount hereby or thereby secured or any other right or remedy of the Agent or the Lenders or any of them under this Agreement or any of the other Security Documents, by operation of law or otherwise howsoever arising. All the powers arising from any and all such security may be exercised from time to time as the Agent or the Lenders or any of them may deem expedient.

8.8	Mitigation

Without affecting the Borrower’s obligations under Clause 8.2 the affected Lender shall take such reasonable steps as may be open to it to mitigate the effect of any tax withholding requirement. The reasonable costs of mitigating the effect shall be borne by the Borrower.
9	Yield Protection and Force Majeure
9.1	Increased costs
9.1.1	If by reason of:
(a)	any change in law or in its interpretation or administration; and/or

(b)	compliance with any request from or requirement of any central bank or other fiscal, monetary or other authority including but without limitation the Basle Committee on Banking Supervision whether or not having the force of law:
(i)	any of the Lenders or an Associated Company incurs a cost as a result of the relevant Lender performing its obligations under this Agreement and/or its advancing its Contribution hereunder; or

(ii)	there is any increase in the cost to any of the Lenders or an Associated Company of the relevant Lender funding or maintaining all or any of the advances comprised in a class of advances formed by or including its Contribution advanced or to be advanced by it hereunder; or

(iii)	any of the Lenders or an Associated Company incurs a cost as a result of the relevant Lender having entered into and/or its assuming or maintaining its commitment under this Agreement; or

(iv)	any of the Lenders or an Associated Company becomes liable to make any payment on account of Tax or otherwise (other than Tax on its overall net income) on or calculated by reference to the amount of the relevant Lender’s Contribution advanced or to be advanced hereunder and/or any sum received or receivable by it hereunder; or

(v)	any of the Lenders or an Associated Company suffers any decrease in its rate of return as a result of any changes in the requirements relating to capital ratios, monetary control ratios, reserve assets, the payment of special deposits, liquidity costs or other similar requirements affecting that Lender or Associated Company, except to the extent included in the Mandatory Cost then the Borrower shall from time to time on demand pay to the Agent for the account of the relevant Lender, Lenders, Associated Company or Associated Companies amounts sufficient to indemnify the relevant Lender, Lenders, Associated Company or Associated Companies against, as the case may be, such cost, such increased cost (or such proportion of such increased cost as is in the reasonable opinion of the relevant Lender, Lenders, Associated Company or Associated Companies attributable to the funding or maintaining of the relevant Lender or Lenders’ Contribution(s) hereunder) or such liability.
9.1.2	A Lender affected by any provision of Clause 9.1.1 shall promptly inform the Agent after becoming aware of the relevant change or request and its possible results and the Agent shall, as soon as reasonably practicable thereafter, notify the Borrower of the change or request and its possible results. Without affecting the Borrower’s obligations under Clause 9.1.1 and in consultation with the Agent, the affected Lender will then take all such reasonable steps as may be open to it to mitigate the effect of the change or request (for example (if then possible) by changing its Lending Branch or transferring some or all of its rights and obligations under this Agreement to another financial institution reasonably acceptable to the

Agent and after consultation with the Borrower). The reasonable costs of mitigating the effect of any such change shall be borne by the Borrower save where such costs are of an internal administrative nature and are not incurred in dealings by any Lender with third parties.
9.2	Force majeure

Where the Agent or any Lender (the “Non-Performing Party”) is prevented from performing any of its obligations under this Agreement by reason of Force Majeure this Agreement shall remain in effect but the Non-Performing Party’s relevant obligations shall be suspended for so long as the Force Majeure continues and to the extent that the Non-Performing Party is so prevented, PROVIDED THAT:
9.2.1	the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

9.2.2	the obligations of the Non-Performing Party shall not be excused as a result of the Force Majeure; and

9.2.3	in respect of the suspension of the Non-Performing Party’s obligations:
(a)	the Non-Performing Party gives the Agent prompt written notice which the Agent shall forthwith upon receipt send to the Borrower describing the circumstances of Force Majeure (including the nature of the occurrence, its expected duration and the effects of the Force Majeure on the ability of the Non-Performing Party to perform its relevant obligations), and continues to furnish weekly reports with respect thereto during the period of Force Majeure;

(b)	the Non-Performing Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the Force Majeure; and

(c)	as soon as reasonably possible after the cessation of the Force Majeure the Non-Performing Party shall notify the Agent (who shall notify the Borrower) in writing of such cessation and shall resume performance of its obligations under this Agreement if such resumption is then possible.
10	Representations and Warranties
10.1	Duration

The representations and warranties in Clause 10.2 and Clause 10.3 shall survive the execution of this Agreement and shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances subsisting, as if made on each day until the Borrower has no remaining obligations, actual or contingent, under or pursuant to this Agreement or any of the other Security Documents.

10.2	Representations and warranties

The Borrower represents and warrants to the Agent and each of the Lenders that:

10.2.1	Status Each Obligor is a corporation duly organised, constituted and validly existing under the laws of the country of its incorporation, possessing perpetual corporate existence, the capacity to sue and be sued in its own name and the power to own and charge its assets and carry on its business as it is now being conducted.

10.2.2	Powers and authority Each of the Obligors has the power to enter into and perform this Agreement and those of the other Security Documents to which it is a party and the transactions contemplated hereby and thereby and has taken all necessary action to authorise the entry into and performance of this Agreement and such other Security Documents and such transactions.

10.2.3	Legal validity This Agreement constitutes legal, valid and binding obligations of the Borrower enforceable in accordance with its terms and in entering into this Agreement and borrowing the Facility, the Borrower is acting on its own account. Each other Transaction Document and each Apollo Transaction Document constitutes (or will constitute when executed) legal, valid and binding obligations of each Obligor expressed to be a party thereto enforceable in accordance with their respective terms.

10.2.4	Non-conflict with laws The entry into and performance of this Agreement, the other Transaction Documents, the Apollo Transaction Documents and the transactions contemplated hereby and thereby do not and will not conflict with:
(a)	any law or regulation or any official or judicial order; or

(b)	the constitutional documents of any Obligor; or

(c)	any agreement or document to which any Obligor is a party or which is binding upon such Obligor or any of its assets, nor result in the creation or imposition of any Encumbrance on an Obligor or its assets pursuant to the provisions of any such agreement or document.
10.2.5	No default Save as disclosed in the Disclosure Letter, no event has occurred which constitutes a default under or in respect of any Transaction Document to which any Obligor is a party or by which any Obligor may be bound (including (inter alia) this Agreement) and no event has occurred which constitutes a default under or in respect of any agreement or document to which any Obligor is a party or by which any Obligor may be bound to an extent or in a manner which might have a material adverse effect on its business, assets or financial condition.

10.2.6	Consents Except for the prior consent of the Bermuda Monetary Authority for the granting of the security interest over the shares comprised in the Charged Property (as defined in the Charge in respect of Norwegian Spirit) and the transfer and registration of the shares comprised in the said Charged Property to or in the name of the Agent or its nominee under clause 9.2.4 of the said Charge, for the filing of those Security Documents which require registration in the Companies Registries in the Isle of Man, England and Wales, the United States of America and/or Bermuda, which filing must be completed within one (1) month and twenty one (21) days respectively of the execution of the relevant Security Document(s) in the case of the Isle of Man and England and Wales, and for the registration of the Mortgages through the Bahamas Maritime Authority and the US Coast Guard National Vessel Documentation Center respectively, all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Agreement and each of the other Transaction Documents and the transactions contemplated thereby have been obtained or effected and are in full force and effect.

10.2.7	Accuracy of information All information furnished by any Obligor relating to the business and affairs of any Obligor in connection with this Agreement and the other Transaction Documents was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading.

10.2.8	Full disclosure Each Obligor has fully disclosed in writing to the Agent all facts relating to each Obligor which it knows or should reasonably know and which might reasonably be expected to influence the Lenders in deciding whether or not to enter into this Agreement.

10.2.9	No Encumbrances None of the assets or rights of any Obligor is subject to any Encumbrance except Permitted Liens or Encumbrances created in respect of Permitted Indebtedness.

10.2.10	Pari passu or priority status The claims of the Agent and the Lenders against the Borrower under this Agreement will rank at least pari passu with the claims of all unsecured creditors of the Borrower (other than claims of such creditors to the extent that they are statutorily preferred) and in priority to the claims of any creditor of the Borrower who is also an Obligor.

10.2.11	Solvency The Borrower is and shall remain, after the advance to it of the Facility or any of it, solvent in accordance with the laws of Bermuda and the United Kingdom and in particular with the provisions of the United Kingdom’s Insolvency Act 1986 (as from time to time amended) and the requirements thereof.

10.2.12	Winding-up, etc. Subject to Clause 11.11, neither the Borrower nor any other Obligor has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any of them for the winding-up, dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of any of them or any or all of their assets or revenues nor have either sought any other relief under any applicable insolvency or bankruptcy law.

10.2.13	Accounts The consolidated audited accounts of the NCLC Group for the period ending on 31 December of each financial year during the currency of this Agreement (which accounts will be prepared in accordance with US GAAP) will fairly represent the financial condition of the NCLC Group as shown in such audited accounts.

10.2.14	Litigation Save as disclosed in writing to the Agent prior to the Signing Date by way of the Disclosure Letter, no litigation, arbitration or administrative proceedings are current or pending or, to its knowledge, threatened, which might, if adversely determined, have a material adverse effect on the business, assets or financial condition of any Obligor. For the avoidance of doubt, the disclosure of any such litigation, arbitration or administrative proceedings after the Signing Date shall not be deemed to be a fact and circumstance subsisting at any time that this representation is deemed to be repeated pursuant to Clause 10.1.

10.2.15	Tax liabilities The NCLC Group has complied with all taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it; no material claims are being asserted against it with respect to Taxes, which might, if such claims were successful, have a material adverse effect on its business, assets or financial condition.

10.2.16	Ownership of assets Each member of the NCLC Group has good and marketable title to all its assets which is reflected in the audited accounts referred to in Clause 10.2.13.

10.2.17	No immunity None of the Obligors nor any of their respective assets enjoys any right of immunity (sovereign or otherwise) from set-off, suit or execution in respect of their obligations under this Agreement or any of the other Transaction Documents or by any relevant or applicable law.

10.2.18	Taxes on payments As at the Signing Date all amounts payable by them hereunder may be made free and clear of and without deduction for or on account of any Taxation.

10.2.19	Place of business None of the Obligors has a place of business in any jurisdiction (except as already disclosed) which requires any of the Security Documents to be filed or registered in that jurisdiction to ensure the validity of the Security Documents to which it is a party.

10.2.20	Ownership of shares All the authorised and issues shares in Norwegian Spirit, Norwegian Star and NCL (Bahamas) are legally and beneficially owned by NCL International, all the authorised and issued shares in Pride of Aloha and NCL America are legally and beneficially owned by NCL America Holdings, all the authorised and issued shares in NCL International and NCL America Holdings are legally and beneficially owned by Arrasas and all the authorised and issued shares in Arrasas are legally and beneficially owned by the Borrower and such structure shall remain so throughout the Security Period. Further, no Event of Default has occurred under Clause 13.1.16 in respect of the ownership and/or control of the shares in the Borrower.

10.2.21	Completeness of documents The copies of the MOA, the Management Agreements, the Sub-Agency Agreement, the Apollo Transaction Documents and any other relevant third party agreements delivered to the Agent are true and complete copies of each such document constituting valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and no amendments thereto or variations thereof have been agreed other than (if applicable), in the case of the Management Agreements and the Sub-Agency Agreement, in accordance with clause 6.1.15 of the two (2) deeds of covenants collateral to the two (2) first priority statutory Bahamian ship mortgages granted by each of Norwegian Spirit and Norwegian Star over its Vessel or clause 5.5.15 of the first preferred US ship mortgage granted by Pride of Aloha over its Vessel nor has any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable.

10.2.22	No undisclosed commissions There are and will be no commissions, rebates, premiums or other payments by or to or on account of any Obligor, their shareholders or directors in connection with the transaction as a whole other than as disclosed to the Agent in writing.

10.2.23	Environment Each of the Obligors:
(a)	is in compliance with all applicable federal, state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, water of the contiguous zone, ocean waters and international waters), including without limitation, laws, regulations, conventions and agreements relating to:
(i)	emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazard substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”); or

(ii)	the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (such laws, regulations, conventions and agreements the “Environmental Laws”);
(b)	has all permits, licences, approvals, rulings, variances, exemptions, clearances, consents or other authorisations required under applicable Environmental Laws (“Environmental Approvals”) and are in compliance with all Environmental Approvals required to operate its business as presently conducted or as reasonably anticipated to be conducted;

(c)	has not received any notice, claim, action, cause of action, investigation or demand by any other person, alleging potential liability for, or a requirement to incur, investigatory costs, clean-up costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorney’s fees and expenses or fines or penalties, in each case arising out of, based on or resulting from:

(i)	the presence or release or threat of release into the environment of any Material of Environmental Concern at any location, whether or not owned by such person; or

(ii)	circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval (“Environmental Claim”); and
there are no circumstances that may prevent or interfere with such full compliance in the future.

There is no Environmental Claim pending or threatened against any of the Obligors.

There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against any of the Obligors.

10.2.24	Money laundering Any borrowing by the Borrower hereunder, and the performance of its obligations hereunder and under the other Security Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities.
11	Undertakings
11.1	Duration

The undertakings in this Clause 11 shall survive the execution of this Agreement.

11.2	Information
11.2.1	The Borrower will provide to the Agent (or will procure the provision of):
(a)	as soon as practicable (and in any event within one hundred and twenty (120) days after the close of each of its financial years) a Certified Copy of its Accounts (commencing with the audited accounts made up to 31 December 2004);

(b)	as soon as practicable (and in any event within sixty (60) days after the close of each quarter of each financial year) a Certified Copy of the unaudited consolidated accounts of the NCLC Group for that quarter (commencing with the unaudited accounts made up to 30 June 2004);

(c)	as soon as practicable (and in any event within one hundred and twenty (120) days after the close of each financial year), beginning with the financial year ending 31 December 2004, annual cash flow projections on a consolidated basis of the NCLC Group showing on a monthly basis advance ticket sales (for at least twelve (12) months following the date of such statement) for the NCLC Group;

(d)	as soon as practicable (and in any event not later than 31 January of each financial year):
(i)	a budget for the NCLC Group for such new financial year including a twelve (12) month liquidity budget for such new financial year; and

(ii)	updated financial projections of the NCLC Group for at least the next five (5) years (including an income statement and projected results for the operation of the vessels owned and/or operated by any member of the NCLC Group) and an outline of the assumptions supporting such budget and financial projections including but without limitation any scheduled drydockings;
(e)	within fifteen (15) days of a request from the Agent (but at intervals no more frequently than annually at the Borrower’s expense unless an Event of Default has occurred and is continuing), a valuation of each of the Vessels obtained in accordance with the provisions of Clause 11.17;

(f)	as soon as practicable (and in any event within sixty (60) days after the close of each of the first three (3) quarters of its financial year and within one hundred and twenty (120) days after the close of each financial year) a statement signed by the NCLC Group’s chief financial officer in the form of Schedule 6 (commencing with the second quarter of the financial year ending 31 December 2004) and such other information as the Agent may request;

(g)	promptly, such further information in its possession or control regarding its financial condition and operations and those of any company in the NCLC Group as the Agent may request; and

(h)	details of any material litigation, arbitration or administrative proceedings which affect any Obligor as soon as the same are instituted and served, or, to the knowledge of the Borrower, threatened (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding twenty five million Dollars (USD25,000,000) or the equivalent in another currency).
All accounts required under this Clause 11.2 shall be prepared in accordance with US GAAP and shall fairly represent the financial condition of the relevant company.
11.3	Financial Undertakings
The Borrower will ensure that:
11.3.1	at all times the minimum Free Liquidity will be not less than fifty million Dollars (USD50,000,000);

11.3.2	as at 31 December 2004 and as at the end of each subsequent financial quarter either:

(a)	as at 30 September 2006 and as at the end of each subsequent financial quarter the ratio of Consolidated EBITDA to Consolidated Debt Service for the NCLC Group, computed for the period of the four (4) consecutive financial quarters ending at the end of the relevant financial quarter, shall not be less than one point two five (1.25) to one (1.0); or

(b)	at all times during the period of twelve (12) months ending as at the end of the relevant financial quarter the NCLC Group has maintained a minimum Free Liquidity in an amount which is not less than one hundred million Dollars (USD100,000,000); and

as at the end of the relevant financial quarter and each of the three (3) preceding financial quarters; and
11.3.3	as at 30 September 2006 and as at the end of each subsequent financial quarter, the ratio of Total Net Funded Debt to Total Capitalisation of the NCLC Group shall not exceed [**].

Amounts available for drawing under the Facility or any other revolving or other credit facilities of the NCLC Group which remain undrawn at the time of the relevant calculation shall not be counted as cash or indebtedness for the purposes of this ratio.
Save as specified in Clause 11.3.2, the ratios referred to in this Clause 11.3 will be measured on a quarterly basis by reference to the consolidated accounts of the NCLC Group.
11.4	Dividends
11.4.1	During any financial year of the Borrower until the date on which the Borrower becomes a listed company on an Approved Stock Exchange (on which date the restriction contained in this Clause 11.4.1 shall cease to apply), the Borrower shall not and shall procure that no other member of the NCLC Group shall, pay any dividends or make any other distributions in respect of its share capital to any person other than payments, distributions or dividends:
(a)	constituting Apollo-Related Transactions;

(b)	by the Borrower which, in any financial year of the Borrower ending on or after 31 December 2007, do not exceed fifty per cent (50%) of the aggregate of:
(i)	Consolidated Net Income (if positive) of the NCLC Group for such financial year; and

(ii)	that portion of Consolidated Net Income (if positive) of the NCLC Group in respect of each previous financial year of the Borrower ending on or after 31 December 2007, retained by the Borrower and not previously applied pursuant to this Clause 11.4.1(b), provided that the Borrower shall specify in a written notice to the Agent a calculation (in reasonable detail) of the amount of the current and retained Consolidated Net Income immediately prior to such payment, distribution or dividend and the amount thereof elected to be so applied;
(c)	to another member of the NCLC Group;

(d)	in respect of the tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated tax returns for the relevant jurisdiction of any member of the NCLC Group or holder of the Borrower’s share capital attributable to any member of the NCLC Group; or

(e)	by the Borrower which are used to purchase or redeem the share capital of the Borrower (including related stock appreciation rights or similar securities) held by then present or future directors, consultants, officers or employees of the Borrower or any other member of the NCLC Group or by any employee pension benefit plan upon such person’s death, disability, retirement, or termination of employment or under the terms of any such employee pension benefit plan or any other agreement under which such shares of stock or related rights were issued; PROVIDED THAT the aggregate amount of such purchases or redemptions under this paragraph (e) shall not exceed in any fiscal year [*] (plus the amount of net proceeds contributed to the Borrower that were (x) received by the Borrower during such calendar year from sales of equity interests of the Borrower to directors, consultants, officers or employees of the Borrower or any other member of the NCLC Group in connection with permitted employee compensation and incentive arrangements and (y) from any key-man life insurance policies received during such calendar year), which, if not used in any year, may be carried forward to any subsequent calendar year,
PROVIDED HOWEVER THAT (whether before or after the Borrower becomes a listed company on an Approved Stock Exchange) the NCLC Group shall not be entitled to pay any dividend or make any distribution in respect of any of its share capital if an Event of Default has occurred and is continuing or would occur as a result of the payment of such dividend or the making of such distribution and the Borrower shall provide the Agent with a certificate signed by the chief financial officer of the NCLC Group confirming that no Event of Default has occurred and is continuing or would occur as a result of the payment of a dividend or the making of a distribution before the dividend is paid or the distribution is made.

11.4.2	The Borrower will procure that any dividends or other distributions and interest paid or payable in connection therewith received by NCL International, NCL America Holdings and/or Arrasas will be paid to the Borrower by way of dividend promptly on receipt.

11.5	Notification of default

The Borrower will notify the Agent of any Event of Default forthwith upon any Obligor becoming aware of the occurrence thereof. Upon the Agent’s request from time to time the Borrower will issue a certificate stating whether any Obligor is aware of the occurrence of any Event of Default.

11.6	Consents and registrations

The Borrower will procure that (and will promptly furnish Certified Copies to the Agent of) all such authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable it or any Obligor to perform its obligations under, and ensure the validity or enforceability of, each of the Transaction Documents are obtained and promptly renewed from time to time and will procure that the terms of the same are complied with at all times. Insofar as such filings or registrations have not been completed on or before the earlier of the Drawdown Date and the first Advance Date the Borrower will procure the filing or registration within applicable time limits of each Security Document which requires filing or registration together with all ancillary documents required to preserve the priority and enforceability of the Security Documents.

11.7	Negative pledge

The Borrower will not create or permit to subsist any Encumbrance on the whole or any part of the present or future assets of the Owners or any other owner or prospective owner of a mortgaged vessel in the NCLC Fleet except for:
11.7.1	Encumbrances created with the prior written consent of the Lenders;

11.7.2	Permitted Liens;

11.7.3	Encumbrances created in respect of Permitted Indebtedness; and

11.7.4	Encumbrances created pursuant to an Apollo-Related Transaction,
PROVIDED THAT an Encumbrance constituting a Permitted Lien under any of paragraphs (iii), (vi), (ix) or (x) of the definition of “Permitted Liens” in Clause 1.1, or an Encumbrance described in Clause 11.7.3 or Clause 11.7.4, may not be created over any asset which is subject to an Encumbrance constituted by a Security Document relating to this Agreement save with the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed) and (if appropriate having regard to the nature of the Encumbrance) following the entry by the beneficiary of the Encumbrance into intercreditor arrangements acceptable to the Agent.
11.8	Disposals

Except with the prior consent of all the Lenders, the Borrower shall not (and will procure that no other company in the NCLC Group shall), either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, sell, transfer, lease or otherwise dispose of all or a substantial part of its assets except that the following disposals shall not be taken into account:

11.8.1	disposals made in the ordinary course of trading of the disposing entity (excluding disposal of ships) including without limitation, the payment of cash as consideration for the purchase or acquisition of any asset or service or in the discharge of any obligation incurred for value in the ordinary course of trading;

11.8.2	disposals of cash raised or borrowed for the purposes for which such cash was raised or borrowed;

11.8.3	disposals of assets in exchange for other assets comparable or superior as to type and value;

11.8.4	a vessel or any other asset owned by any member of the NCLC Group (other than the Owners) may be sold provided such sale is on a willing seller willing buyer basis at or about market rate and at arm’s length subject always to the provisions of any loan documentation for the financing of such vessel or other asset; and

11.8.5	disposals of assets constituting Apollo-Related Transactions.
11.9	Purchases

Except with the prior consent of all the Lenders, the Borrower shall not (and will procure that no other company in the NCLC Group shall), either in a single transaction or in a series of transactions whether related or not purchase any asset:
11.9.1	other than on arm’s length terms;

11.9.2	which is not for its use in its ordinary course of business;

11.9.3	the cost of which is more than its fair market value at the date of acquisition; or

11.9.4	other than an asset constituting an Apollo-Related Transaction.
11.10	Change of name or business

Except with the prior consent of the Majority Lenders, the Borrower shall not (and will procure that no other Obligor shall):
11.10.1	change its name or make or threaten to make any substantial change in its business as presently conducted or cease to perform its current business activities; or

11.10.2	carry on any other business which is substantial in relation to its business as presently conducted if to do the same would imperil the security created by any of the Security Documents or affect the ability of any Obligor duly to perform its obligations under any Security Document to which it is or may be a party from time to time, in each case in the opinion of the Agent, PROVIDED THAT any new leisure or hospitality venture embarked upon by any member of the NCLC Group (other than the Borrower) shall not constitute a substantial change in its business and PROVIDED FURTHER THAT any change of or discontinuation in the business activities of any Obligor in accordance with the Apollo-Related Transactions shall be permitted.

11.11	Mergers

Except with the prior consent of the Majority Lenders, the Borrower will not enter into any amalgamation, restructure, substantial reorganisation, merger, de-merger or consolidation or anything analogous to the foregoing nor will it acquire any equity, share capital, or obligations of any corporation or other entity and will procure that no company in the NCLC Group (other than a Shareholder) shall do so.

However, the prior consent of the Majority Lenders shall not be required in respect of any consolidation, reorganisation or restructure (including the winding-up, dissolution or cessation of business of any existing Subsidiary of the Borrower, other than the Obligors, or the creation of new Subsidiaries) (a) pursuant to the Apollo-Related Transactions or (b) involving wholly owned (whether directly or indirectly) Subsidiaries of the Borrower only which does not imperil the security created by any of the Security Documents or affect the ability of any Obligor duly to perform any of its obligations under any Security Document to which it is or may be a party at any time, PROVIDED THAT, except in relation to the Apollo-Related Transactions, the Borrower has first consulted with the Agent with regard to the proposed consolidation, reorganisation or restructure and provides evidence satisfactory to the Agent that the Borrower will be in compliance with the financial undertakings contained in Clause 11.3 after any such reorganisation or restructure SUBJECT TO:
11.11.1	Clause 10.2.20; and

11.11.2	the cash flows from which the Outstanding Indebtedness will be repaid remaining comparable as to amount (relative to the amount of the Outstanding Indebtedness) and accessibility for the Borrower to the cash flows as at the Signing Date, in the sole discretion of the Agent.
For the avoidance of doubt, if the Agent is satisfied the Borrower will be in compliance with the financial undertakings contained in Clause 11.3 after the acquisition by a member of the NCLC Group of any shares in any company or corporation, such acquisition shall not in itself constitute a merger or consolidation with such company or corporation requiring the consent of the Majority Lenders under this Clause 11.11.

11.12	Maintenance of status and franchises

The Borrower will do all such things as are necessary to maintain its corporate existence in good standing and will ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business.

11.13	Financial records

The Borrower will keep proper books of record and account, in which proper and correct entries shall be made of all financial transactions and the assets, liabilities and business of the Borrower in accordance with US GAAP.

11.14	Subordination of indebtedness

The Borrower shall procure that any and all of its indebtedness with any other Obligor and/or any shareholder of the Borrower is at all times fully subordinated to the Security Documents and the obligations of the Borrower hereunder. The Borrower shall also procure that any and all of the indebtedness, except Permitted Indebtedness, of the owners or prospective owners of mortgaged vessels in the NCLC Fleet is at all times fully subordinated to the Security Documents and the obligations of the Borrower hereunder. Upon the occurrence of an Event of Default, the Borrower shall not make or permit to be made any repayments of principal, payments of interest or of any other costs, fees, expenses or liabilities arising from or representing such indebtedness.

11.15	Guarantees

Save as contemplated by this Agreement or notified by the Borrower to the Agent prior to the Restatement Date, the Borrower will procure that none of the owners or prospective owners of mortgaged vessels in the NCLC Fleet will issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other person, firm or corporation, otherwise than in the ordinary course of its business as owner of its vessel.

11.16	Further assurance

The Borrower will, from time to time on being required to do so by the Agent, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Agent as the Agent may reasonably consider necessary for giving full effect to any of the Transaction Documents or securing to the Agent and the Lenders the full benefit of the rights, powers and remedies conferred upon the Agent or the Lenders in any such Transaction Document.

11.17	Valuation of the Vessels
11.17.1	Each of the Vessels shall for the purposes of this Clause 11.17 be valued in Dollars by two (2) independent firms of shipbrokers or shipvaluers nominated by the Borrower and approved by the Agent (acting on the instructions of the Majority Lenders) or failing such nomination and approval, appointed by the Agent (acting on such instructions) in its sole discretion (each such valuation to be made without, unless reasonably required by the Agent, physical inspection and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charterparty or other engagement concerning the Vessel). Such valuations shall be obtained within fifteen (15) days of a request from the Agent but no more frequently than annually at the Borrower’s expense (unless an Event of Default has occurred and is continuing) PROVIDED

HOWEVER that if the Borrower has requested the drawdown of the Term Loan Facility or the advance of a Drawing pursuant to Clause 2.3 and, at such time, such valuations are more than ninety (90) days old, the Borrower shall, upon the Agent’s request and at the Borrower’s additional expense, obtain new valuations at that time. The average of the valuations shall constitute the value of the Vessel for the purposes of this Clause 11.17.

11.17.2	The Borrower shall procure that forthwith upon the issuance of any valuation obtained pursuant to this Clause 11.17 a copy thereof is sent directly to the Agent for review.
11.18	Marginal security

If at any time after the Signing Date the aggregate of the value of the Vessels as assessed in accordance with the provisions of Clause 11.17 is less than one hundred and twenty five per cent (125%) of the outstanding amount of the aggregate of the Term Loan Facility, the Available Commitments and the Contributions to the Revolving Credit Facility, then the Borrower shall, upon notice from the Agent, within ten (10) Business Days either:
11.18.1	provide the Agent with additional security acceptable to the Majority Lenders such that the security value of the Vessels and any additional security provided to the Agent hereunder (at valuations reasonably estimated by the Agent from time to time) is at least one hundred and twenty five per cent (125%) of the aggregate of the Term Loan Facility, the Available Commitments and the Contributions to the Revolving Credit Facility; or

11.18.2	prepay the Term Loan Facility and reduce the Available Commitments by such amounts pro rata that the value of the security is at least one hundred and twenty five per cent (125%) of the aggregate of the Term Loan Facility, the Available Commitments and the Contributions to the Revolving Credit Facility.
11.19	Financial year end

The Borrower shall not change its financial year end.

11.20	Maintenance and Insurance

The Borrower will keep, and will procure that each member of the NCLC Group keeps, all of its real property and assets properly maintained and in existence and will comprehensively insure, and will procure that each member of the NCLC Group comprehensively insures, for its full reinstatement cost all of its property which is of an insurable nature in such name as the Agent shall in writing approve and on such terms, for such amounts and of such types as would be effected by prudent companies carrying on business similar to the Borrower or its Subsidiary (as the case may be). In particular but without limitation, the Borrower shall procure that each of the Owners maintains and insures its Vessel in accordance with the provisions of the relevant Mortgage.

12	Rights of the Agent and the Lenders
12.1	No derogation of rights

Any rights conferred on the Agent and the Lenders or any of them by this Agreement or any other Security Document shall be in addition to and not in substitution for or in derogation of any other right which the Agent and the Lenders or any of them might at any time have to seek from the Borrower or any other person for payment of sums due from the Borrower or indemnification against liabilities as a result of the Borrower’s default in payment of sums due from it under this Agreement or any other Security Document.

12.2	Enforcement of remedies

None of the Agent or the Lenders shall be obliged before taking steps to enforce any rights conferred on it or them by this Clause or exercising any of the rights, powers and remedies conferred on it or them hereby or by law:
12.2.1	to take action or obtain judgment in any court against the Borrower or any other person from whom it or they may seek payment of any sum due from the Borrower under this Agreement or any other Security Document;

12.2.2	to make or file any claim in a bankruptcy, winding-up, liquidation or re-organisation of the Borrower or any other such person; or

12.2.3	to enforce or seek to enforce any other rights it or they may have against the Borrower or any other such person.
13	Default
13.1	Events of default

Each of the events set out below is an Event of Default:
13.1.1	Non-payment

The Borrower or any other Obligor does not pay on the due date any amount of principal or interest of a Facility (provided however that if any such amount is not paid when due solely by reason of some error or omission on the part of the bank or banks through whom the relevant funds are being transmitted no Event of Default shall occur for the purposes of this Clause 13.1.1 until the expiry of three (3) Business Days following the date on which such payment is due), or within three (3) days of the due date any other amount, payable by it under any Security Document to which it may at any time be a party, at the place and in the currency in which it is expressed to be payable.

13.1.2	Breach of other obligations
(a)	Any Obligor fails to comply with any other material provision of any Security Document or there is any other material breach in the sole opinion of the Agent of any of the Transaction Documents and such failure (if in the opinion of the Agent in its sole discretion it is capable of remedy) continues unremedied for a period of thirty (30)

days from the date of its occurrence and in any such case as aforesaid the Agent in its sole discretion considers that such failure is or could reasonably be expected to become materially prejudicial to the interests, rights or position of the Lenders; or

(b)	If there is a repudiation or termination of any Transaction Document or if any of the parties thereto becomes entitled to terminate or repudiate any of them and evidences an intention so to do.
13.1.3	Misrepresentation

Any representation warranty or statement made or repeated in, or in connection with, any Security Document or in any accounts, certificate, statement or opinion delivered by or on behalf of any Obligor thereunder or in connection therewith is materially incorrect when made or would, if repeated at any time hereafter by reference to the facts subsisting at such time, no longer be materially correct.

13.1.4	Cross default
(a)	Any event of default occurs under any financial contract or financial document relating to any Financial Indebtedness of any member of the NCLC Group.

(b)	Any such Financial Indebtedness or any sum payable in respect thereof is not paid when due (after the expiry of any applicable grace period(s)) whether by acceleration or otherwise.

(c)	Any Encumbrance over any assets of any member of the NCLC Group becomes enforceable.

(d)	Any other Financial Indebtedness of any member of the NCLC Group is not paid when due or is or becomes capable of being declared due prematurely by reason of default or any security for the same becomes enforceable by reason of default,
PROVIDED THAT:
(i)	No Event of Default will arise if the relevant Financial Indebtedness is not accelerated or, if it is accelerated but, in aggregate, the Financial Indebtedness is less than fifteen million Dollars (USD15,000,000);

(ii)	Financial Indebtedness being contested by the Borrower in good faith will be disregarded PROVIDED first that full details of the dispute shall be submitted to the Agent forthwith upon its occurrence and second if the dispute remains unresolved for a period of one hundred and fifty (150) days this Clause 13.1.4(ii) shall not apply to that Financial Indebtedness; and

(iii)	If at any time hereafter the Borrower or any other member of the NCLC Group agrees to the incorporation of a cross default provision into any financial contract or financial document relating to any Financial Indebtedness that is more onerous than this Clause 13.1.4, then the Borrower shall immediately notify the Agent and that cross default provision shall be deemed to apply to this Agreement as if set out in full herein with effect from the date of such financial contract or financial document and during the currency of that financial contract or financial document.
13.1.5	Winding-up

Subject to Clause 11.11, any order is made or an effective resolution passed or other action taken for the suspension of payments or dissolution, termination of existence, liquidation, winding-up or bankruptcy of any member of the NCLC Group.

13.1.6	Moratorium or arrangement with creditors

A moratorium in respect of all or any debts of any member of the NCLC Group or a composition or an arrangement with creditors of any member of the NCLC Group or any similar proceeding or arrangement by which the assets of any member of the NCLC Group are submitted to the control of its creditors is applied for, ordered or declared or any member of the NCLC Group commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of all or a significant part of its Financial Indebtedness.

13.1.7	Appointment of liquidators etc.

A liquidator, trustee, administrator, receiver, manager or similar officer is appointed in respect of any member of the NCLC Group or in respect of all or any substantial part of the assets of any member of the NCLC Group and in any such case such appointment is not withdrawn within thirty (30) days (the “Grace Period”) unless the Agent considers in its sole discretion that the interest of the Lenders might reasonably be expected to be adversely affected in which event the Grace Period shall not apply.

13.1.8	Insolvency

Any member of the NCLC Group becomes or is declared insolvent or is unable, or admits in writing its inability, to pay its debts as they fall due or becomes insolvent within the terms of any applicable law.

13.1.9	Legal process

Any distress, execution, attachment or other process affects the whole or any substantial part of the assets of any member of the NCLC Group and remains undischarged for a period of twenty one (21) days or any uninsured judgment in excess of twenty five million Dollars (USD25,000,000) following final appeal remains unsatisfied for a period of thirty (30) days in the case of a judgment made in the United States of America and otherwise for a period of sixty (60) days PROVIDED THAT no Event of Default shall be deemed to have occurred unless the distress, execution, attachment, other process or judgment adversely affects any Obligor’s ability to meet any of its material obligations under any Security Document to which it is or may be a party or cause to occur any of the events specified in Clauses 13.1.5 to 13.1.8 (the determination of which shall be in the Majority Lenders’ sole discretion).

13.1.10	Analogous events

Anything analogous to or having a substantially similar effect to any of the events specified in sub-clauses 13.1.5 to 13.1.9 of this Clause shall occur under the laws of any applicable jurisdiction.

13.1.11	Cessation of business

Subject to Clause 11.11, any member of the NCLC Group ceases to carry on all or a substantial part of its business.

13.1.12	Revocation of consents

Any authorisation, approval, consent, licence, exemption, filing, registration or notarisation or other requirement necessary to enable any Obligor to comply with any of its obligations under any of the Transaction Documents is materially adversely modified, revoked or withheld or does not remain in full force and effect and within ninety (90) days of the date of its occurrence such event is not remedied to the satisfaction of the Agent and the Agent considers in its sole discretion that such failure is or might be expected to become materially prejudicial to the interests, rights or position of the Lenders PROVIDED THAT the Borrower shall not be entitled to the aforesaid ninety (90) day period if the modification, revocation or withholding of the authorisation, approval or consent is due to an act or omission of any Obligor and the Agent is satisfied in its sole discretion that the Lenders’ interests might reasonably be expected to be materially adversely affected.

13.1.13	Unlawfulness

At any time it is unlawful or impossible for any Obligor to perform any of its obligations under any Security Document to which it is a party or it is unlawful or impossible for the Agent or any Lender to exercise any of its rights under any of the Security Documents PROVIDED THAT no Event of Default shall be deemed to have occurred (except where the unlawfulness or impossibility adversely affects any Obligor’s payment obligations under this Agreement and the other Security Documents (the determination of which shall be in the Agent’s sole discretion) in which case the following provisions of this Clause 13.1.13 shall not apply) where the unlawfulness or impossibility prevents any Obligor from performing its obligations (other than its payment obligations under this Agreement and the other Security Documents) and is cured within a period of twenty one (21) days of the occurrence of the event giving rise to the unlawfulness or impossibility and the relevant Obligor, within the aforesaid period, performs its obligation(s) and PROVIDED FURTHER THAT no Event of Default shall be deemed to have occurred where the Agent and/or any relevant Lender could, in its sole discretion, mitigate the consequences of unlawfulness or impossibility in the manner described in Clause 4.3 and/or

Clause 5.9. The costs of mitigation shall be determined in accordance with Clause 4.3 and/or Clause 5.9.

13.1.14	Insurances

An Owner fails to insure its Vessel in the manner specified in the relevant Mortgage or fails to renew the Insurances at least ten (10) days prior to the date of expiry thereof and produce prompt confirmation of such renewal to the Agent.

13.1.15	Total Loss

If the Vessel shall become a Total Loss and the proceeds of the Insurances in respect thereof shall not have been received by the Agent within one hundred and fifty (150) days after the date of the event giving rise to such Total Loss.

13.1.16	Ownership and control of the Borrower

If:
(a)	at any time when the ordinary share capital of the Borrower is not publicly listed on an Approved Stock Exchange or at any time when a dividend is to be paid to the existing shareholders of the Borrower by way of a share issue pursuant to a public offering on an Approved Stock Exchange, the Lim Family (together or individually) and Apollo in the aggregate do not or will not, directly or indirectly, control the Borrower and beneficially own, directly or indirectly, at least fifty one per cent (51%) of the issued share capital of, and equity interest in, the Borrower; or

(b)	at any time following the listing of the ordinary share capital of the Borrower on an Approved Stock Exchange:
(i)	any Third Party:
(A)	owns legally and/or beneficially and either directly or indirectly at least thirty three per cent (33%) of the ordinary share capital of the Borrower; or

(B)	has the right or the ability to control either directly or indirectly the affairs of or the composition of the majority of the board of directors (or equivalent) of the Borrower, and, at the same time as any of the events described in paragraphs (A) or (B) of this Clause have occurred and are continuing, the Lim Family (together or individually) and Apollo in the aggregate do not, directly or indirectly, beneficially own at least fifty one per cent (51%) of the issued share capital of, and equity interest in, the Borrower; or

(ii)	the Borrower ceases to be a listed company on an Approved Stock Exchange without the prior written consent of the Majority Lenders,
(and, for the purpose of this Clause 13.1.16 “control” of any company, limited partnership or other legal entity (a “body corporate”) by a member of the Lim Family and Apollo means that one (1) or more members of the Lim Family or Apollo in the aggregate has, directly or indirectly, the power to direct the management and policies of such a body corporate, whether through the ownership of more than fifty per cent (50%) of the issued voting capital of that body corporate or by contract, trust or other arrangement).
13.1.17	Disposals

If the Borrower or any other member of the NCLC Group shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor with the intention of preferring such creditor over any other creditor.
13.1.18	Prejudice to security

Anything is done or suffered or omitted to be done by any Obligor which in the reasonable opinion of the Agent would or might be expected to imperil the security created by any of the Security Documents.

13.1.19	Material Adverse Effect

Any event or circumstance occurs which the Majority Lenders believe has had or reasonably believe will have a Material Adverse Effect.

13.1.20	Governmental intervention

The authority of any member of the NCLC Group in the conduct of its business is wholly or substantially curtailed by any seizure or intervention by or on behalf of any authority and within ninety (90) days of the date of its occurrence any such seizure or intervention is not relinquished or withdrawn and the Agent reasonably considers that the relevant occurrence is or might be expected to become materially prejudicial to the interests, rights or position of the Lenders PROVIDED THAT the Borrower shall not be entitled to the aforesaid ninety (90) day period if the seizure or intervention executed by any authority is due to an act or omission of any member of the NCLC Group and the Agent is satisfied, in its sole discretion, that the Lenders’ interest might reasonably be expected to be materially adversely affected.

13.1.21	Master Agreement termination

A notice is given by a Lender or its Affiliate (as the case may be) under section 6(a) of the relevant Master Agreement, or by any person under section 6(b)(iv) of a Master Agreement, in either case designating an Early Termination Date for the purpose of the Master Agreement, or a Master Agreement is for any other reason terminated, cancelled, suspended, rescinded, revoked or otherwise ceases to remain in full force and effect.
13.2	Acceleration
13.2.1	On the occurrence of an Event of Default and at any time thereafter whilst such event shall be continuing the Agent may if a Drawing has not yet been drawn down, by notice to the Borrower cancel the obligations of the Lenders under this Agreement.

13.2.2	On the occurrence of an Event of Default and at any time thereafter whilst such event shall be continuing, if the Term Loan Facility and/or a Drawing has been drawn down the Agent may:
(a)	by notice to the Borrower declare the whole or any part of the Facility due and repayable in accordance with the terms of such notice whereupon the same shall become due and repayable accordingly together with all interest accrued thereon and all other amounts payable hereunder and under any of the other Security Documents; and/or

(b)	from time to time exercise all or any of its rights under any of the Security Documents in such order and in such manner as it shall deem appropriate; and/or

(c)	at its sole discretion terminate or continue with the Management Agreements and/or the Sub-Agency Agreement.
13.3	Default indemnity

The Borrower shall on demand indemnify the Agent and the Lenders, without prejudice to any of their other rights under this Agreement and the other Security Documents, against any loss or expense which the Agent or the Lenders shall certify as sustained or incurred by any of them as a consequence of:
13.3.1	any default in payment by the Borrower of any sum under this Agreement or any of the other Security Documents when due, including, without limitation, any liability incurred by the Agent and the Lenders by reason of any delay or failure of the Borrower to pay any such sums;

13.3.2	any break in funding (including without limitation warehousing and other related costs) due to the occurrence of any Event of Default;

13.3.3	any prepayment of the Facility or any part thereof being made at any time for any reason; and/or

13.3.4	the Term Loan Facility or a Drawing not being drawn for any reason (excluding any default by the Agent or any Lender) after the relevant Drawdown Notice has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding a the Term Loan Facility or Drawing or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Term Loan Facility or the Drawing and also any loss or expense (including without limitation warehousing and other related costs) incurred in connection with any Master Agreement.
13.4	Set-off

Following the occurrence of any Event of Default and for so long as the same is continuing, the Borrower irrevocably authorises the Agent and the Lenders and each of their respective Affiliates without prior notice to apply any credit balance to which the Borrower is entitled upon any account of the Borrower with any branch of any of the Agent, the Lenders and any such Affiliates in or towards satisfaction of any sum due to the Agent or any Lender hereunder but unpaid, and to combine any accounts of the Borrower for this purpose. If such set-off requires a credit balance in a currency other than Dollars to be transferred to an account maintained in connection herewith the transfer shall be effected by crediting to the account in question the amount of Dollars which the Agent or the Lender or any such Affiliate (as the case may be) could obtain by exchanging such currency for Dollars at the rate of exchange at which its Lending Branch would, at the opening of business on the date on which the combination is effected, have sold the currency of that credit balance for Dollars for immediate delivery.

13.5	Master Agreement rights

The rights conferred on the Agent and the Lenders by Clause 13.4 shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Lenders and/or their Affiliates by the Master Agreements.
14	Application of Funds
14.1	Total Loss proceeds/proceeds of sale/Event of Default monies

In the event of a Vessel becoming a Total Loss or if a Vessel is sold or if the Pride of Aloha Vessel is sold or otherwise disposed of pursuant to the relevant Apollo-Related Transaction or if an Event of Default has occurred then the Relevant Percentage of all Total Loss proceeds or proceeds of sale or disposal of the Vessel or any monies received by the Agent or any Lender or, pursuant to Clause 13.4, any Affiliate under or pursuant to the Security Documents shall be held by the Agent and applied in the following manner and order:

FIRSTLY	to the payment of all fees, expenses and charges (including brokers’ commissions), the expenses of any sale, the expenses of retaining any attorney, solicitors’ fees, court costs and any other expenses or advances made or incurred by the Agent or any Lender in the protection of the Agent’s and the Lender’s rights or the pursuance of its or their remedies hereunder and under the other Security Documents or to any payments whether voluntary or not which the Agent considers advisable to protect its or their security and to provide adequate indemnity against liens claiming priority over or equality with the lien of all Security Documents or any other Encumbrances;

SECONDLY	in or towards payment in such order as the Lenders may require of any accrued (but unpaid) fees and interest thereon to which the Lead

Arrangers, the Co-Arrangers, the Lenders and/or the Agent are entitled hereunder and/or under the other Security Documents (other than the Master Agreements) in connection with the Facility;

THIRDLY	in or towards satisfaction of all interest accrued on the Term Loan Facility and the Revolving Credit Facility pro rata;

FOURTHLY	in retention by the Agent in its discretion in a suspense or impersonal interest bearing security realised account of such sum as it considers appropriate by way of security for the Outstanding Indebtedness (other than the Master Agreement Liabilities) or for any actual or contingent liability of the Lead Arrangers, the Co-Arrangers, the Agent or the Lenders or any of them in connection with the transactions herein contemplated;

FIFTHLY	in or towards payment of the Term Loan Facility and the Revolving Credit Facility pro rata (whether or not then due and payable);

SIXTHLY	in or towards satisfaction of any other amounts due from the Borrower to the Lead Arrangers, the Co-Arrangers, the Agent or the Lenders under the Security Documents (other than the Master Agreement Liabilities) using in the discretion of the Agent the same order of application as FIRSTLY to FIFTHLY;

SEVENTHLY	in retention of such other sum or sums as the Agent may require as security for any further monies which may reasonably be expected to become due and payable to the Lead Arrangers, the Co-Arrangers, the Agent and/or the Lenders under this Agreement or any of the other Security Documents and which the assigned Earnings may be insufficient to satisfy;

EIGHTHLY	in or towards satisfaction of the Master Agreement Liabilities in the same order in which the Transactions were entered into by the Borrower with the Lenders and/or their Affiliates (as the case may be); and

NINTHLY	the balance, if any, in payment to the Borrower or whomsoever shall then be entitled thereto.
In the event of the proceeds being insufficient to pay the amounts referred to above the Agent shall be entitled to collect the balance from the Borrower.
14.2	General funds

Any other monies received by or in the possession of the Agent or any Lender under or pursuant to the Security Documents which are expressed hereunder and/or under the Security Documents to be distributed in accordance with the provisions of this Clause or where no express provisions are made for disposal shall be applied in the discretion of the Agent as follows:

FIRSTLY	in or towards payment of all fees, costs and expenses incurred by the Agent or any Lender in connection with the Facility and which are for the time being unpaid;

SECONDLY	in or towards payment in such order as the Lenders may require of any accrued (but unpaid) fees and interest thereon to which the Lead Arrangers, the Co-Arrangers, the Lenders and/or the Agent are entitled hereunder and/or under the other Security Documents (other than the Master Agreements) in connection with the Facility;

THIRDLY	in or towards satisfaction of all interest accrued on the Term Loan Facility and the Revolving Credit Facility pro rata;

FOURTHLY	in retention by the Agent in its discretion in a suspense or impersonal interest bearing security realised account of such sum as it considers appropriate by way of security for the Outstanding Indebtedness (other than the Master Agreement Liabilities) or for any actual or contingent liability of the Lead Arrangers, the Co-Arrangers, the Agent or the Lenders or any of them in connection with the transactions herein contemplated;

FIFTHLY	in or towards payment of the Term Loan Facility and the Revolving Credit Facility pro rata;

SIXTHLY	in retention of such other sum or sums as the Agent may require as security for any further monies which may reasonably be expected to become due and payable to the Lead Arrangers, the Co-Arrangers, the Agent and/or the Lenders under this Agreement or any of the other Security Documents (other than the Master Agreement Liabilities) and which the assigned Earnings may be insufficient to satisfy;

SEVENTHLY	in or towards satisfaction of the Master Agreement Liabilities in the same order in which the Transactions were entered into by the Borrower with the Lenders and/or their Affiliates (as the case may be); and

EIGHTHLY	the balance (if any) shall be released to the Borrower or to its order or whomsoever else may be entitled thereto.
14.3	Application of proceeds of Insurances

Proceeds of the Insurances for partial losses shall be applied in accordance with the relevant Insurance Assignment and/or the loss payable clause endorsed on the Insurances in the form approved by the Agent and in the case of a Total Loss of a Vessel in accordance with Clause 4.5, Clause 5.3 and Clause 14.1.

14.4	Suspense account

Any monies received or recovered by the Agent or any Lender under or in connection with the Security Documents and credited to any suspense or impersonal interest bearing security realised account in accordance with FOURTHLY of Clause 14.1 or Clause 14.2 may be held in such account for so long as the Agent thinks fit pending application at the Agent’s discretion in accordance with FOURTHLY of Clause 14.1 or Clause 14.2 (as the case may be).

15	The Master Agreement
15.1	Applicability

The following provisions of this Clause will apply if a Lender or its Affiliate (as the case may be) and the Borrower have entered, or enter during the Security Period, into one or more Transactions.

15.2	Additional Termination Event

If the Facility is for any reason not advanced to the Borrower before the expiry of the Availability Periods, and a Lender or its Affiliate (as the case may be) and the Borrower have entered into any Transactions before that expiry, an Additional Termination Event (with the relevant Lender or its Affiliate (as the case may be) as the Affected Party) shall be deemed to have occurred under the relevant Master Agreement on the expiry of the Availability Periods.

15.3	Adjustment of Notional Amounts

If:
15.3.1	the amount of the Facility actually advanced by the Lenders to the Borrower is less than the Notional Amount (or the aggregate Notional Amounts) of the Hedging Transactions entered into on or before the expiry of the Availability Periods, or

15.3.2	the Borrower prepays part of the Facility under any provision of this Agreement, and the amount of the Facility remaining outstanding after that prepayment is less than the Notional Amount (or the aggregate Notional Amounts) of the Hedging Transactions, then in effect the Borrower’s obligations under those Hedging Transactions shall (unless otherwise agreed by the relevant Lenders and/or their Affiliates (as the case may be)) be calculated (so far as the Agent considers it practicable to do so) by reference to a Notional Amount (or aggregate Notional Amounts) equal to the amount of the Facility actually advanced or remaining outstanding after that prepayment, as reduced on each Repayment Date by the amount of the Instalment then due or on each Maturity Date by the amount of the Drawing then due, and adjusted if necessary in accordance with Clause 3.

15.4	Authority

In order to give effect to Clause 15.3, or in the event of voluntary or mandatory prepayment or cancellation by the Borrower of the whole of the Facility, the Borrower irrevocably authorises the Lenders for themselves or for and on behalf of their Affiliates (as the case may be) to amend, restructure, unwind, cancel, net out, terminate, liquidate, transfer or assign any of the rights or obligations under any Hedging Transactions, and/or to enter into any other interest rate exchange and/or hedging transaction or commitment with any other counterparty.

15.5	Termination of Transactions

If the exercise of a Lender’s rights under Clause 15.4 results in the termination of any Transaction, that Transaction shall, for the purposes of the relevant Master Agreement (including, without limitation, section 6(e)(i) of the Master Agreement) be treated as a Terminated Transaction resulting from an Event of Default by the Borrower.

15.6	Indemnity

The Borrower will indemnify each Lender through the Agent from time to time on demand in respect of all liabilities, losses, costs or expenses suffered, incurred or sustained by a Lender arising in any way in relation to the exercise by a Lender of its rights under this Clause, or arising in any way from any other termination, cancellation, unwinding or restructuring of any Transaction.

15.7	Notification of Transactions

If the Borrower enters into a Transaction with a Lender or its Affiliate (as the case may be) under the relevant Master Agreement the Lender shall notify the Agent within one (1) Business Day of the date of the Transaction and the Agent shall promptly inform the other Lenders thereof.
16	Fees
16.1	Commitment fee

The Borrower shall pay to the Agent for distribution to the Lenders quarterly in arrears forty per cent (40%) of the Applicable Margin on the relevant payment date on the daily undrawn, uncancelled amount of the Term Loan Facility and the Revolving Credit Facility during the relevant Commitment Period.

16.2	Other fees

The Borrower will pay to Nordea Bank Norge ASA or the Agent on behalf of itself, the Lead Arrangers, the Co-Arrangers and/or the Lenders, such fees as are set out in a separate fee letter dated 25 June 2004.
17	Expenses
17.1	Initial expenses

The Borrower shall reimburse the Agent on demand on a full indemnity basis for the charges and expenses (together with value added tax or any similar tax thereon and including without limitation the fees and expenses of legal, insurance and other advisers) incurred by the Agent in respect of the syndication, negotiation, preparation, printing, execution and registration of this Agreement and the other Transaction Documents and any other documents required in connection with the implementation of this Agreement and the Apollo-Related Transactions.

17.2	Enforcement expenses

The Borrower shall reimburse the Agent and the Lenders on demand on a full indemnity basis for all charges and expenses (including value added tax or any similar tax thereon and including the fees and expenses of legal advisers) incurred by the Agent and each of the Lenders in connection with the enforcement of, or the preservation of any rights under, this Agreement and the other Security Documents.

17.3	Stamp duties

The Borrower shall pay or indemnify the Agent and each of the Lenders on demand against any and all stamp, registration and similar Taxes which may be payable in any jurisdiction in connection with the entry into, performance and enforcement of this Agreement or any of the other Security Documents.
18	Waivers, Remedies Cumulative
18.1	No waiver

No failure to exercise and no delay in exercising on the part of the Agent or any of the Lenders any right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof, or the exercise of any other right or remedy. No waiver by the Agent or any of the Lenders shall be effective unless it is in writing.

18.2	Remedies cumulative

The rights and remedies of the Agent and the Lenders provided herein are cumulative and not exclusive of any rights or remedies provided by law.

18.3	Severability

If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction.

18.4	Time of essence

Time is of the essence in respect of all of the obligations of the Borrower under the Security Documents provided however that none of the Agent or any of the Lenders shall be entitled to terminate or treat this Agreement or any of the other Security Documents as having been repudiated otherwise than in circumstances which constitute an Event of Default.
19	Counterparts
This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement.
20	Changes to the Lenders
20.1	Assignments and transfers by the Lenders

Subject to this Clause 20, a Lender (the “Existing Lender”) may:

20.1.1 assign any of its rights under the Security Documents; or

20.1.2 transfer by novation any of its rights and obligations under the Security Documents,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) provided that any such assignment or transfer shall be in respect of an amount of its Contribution of not less than five million Dollars (USD5,000,000).
20.2	Conditions of assignment or transfer
20.2.1	The consent of the Borrower and the Agent is required for an assignment or transfer by a Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or, in the case of the Borrower, an Event of Default has occurred and is continuing.

20.2.2	The consents of the Agent and the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five (5) Business Days after the Lender has requested it unless consent is expressly refused by the Borrower within that time.

20.2.3	The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

20.2.4	An assignment will only be effective on:
(a)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Agent and the other Lenders as it would have been under if it was an Original Lender; and

(b)	performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
20.2.5	A transfer will only be effective if the procedure set out in Clause 20.5 is complied with.
20.2.6	If:
(a)	a Lender assigns or transfers any of its rights or obligations under the Security Documents or changes its Lending Branch; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, a Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Lending Branch under Clause 8, then the New Lender or Lender acting through its new Lending Branch is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Lending Branch would have been if the assignment, transfer or change had not occurred.
20.2.7	Any Existing Lender that assigns any of its rights shall retain its voting right as a Lender.
20.3	Assignment or transfer fee

The Existing Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of three thousand Dollars (USD3,000).

20.4	Limitation of responsibility of Existing Lenders
20.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)	the legality, validity, effectiveness, adequacy or enforceability of the Security Documents or any other documents;

(b)	the financial condition of the Borrower;

(c)	the performance and observance by any Obligor of its obligations under the Security Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Security Document or any other document,

and any representations or warranties implied by law are excluded.
20.4.2	Each New Lender confirms to the Existing Lender, the Agent and the other Lenders that it:
(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Security Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Security Documents or any Commitment is in force.
20.4.3	Nothing in any Security Document obliges an Existing Lender to:
(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 20; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Security Documents or otherwise.
20.5	Procedure for transfer
20.5.1	Subject to the conditions set out in Clause 20.2 a transfer is effected in accordance with Clause 20.5.3 when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 20.5.2, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

20.5.2	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

20.5.3	On the Transfer Date:
(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Security Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Security Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(b)	each of the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(c)	the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(d)	the New Lender shall become a party as a “Lender”.
20.6	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

20.7	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:
20.7.1	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

20.7.2	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

20.7.3	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about any Obligor and the Transaction Documents as that Lender shall consider appropriate if, in relation to Clauses 20.7.1 and 20.7.2, the person to whom the information is to be given has entered into a Confidentiality Undertaking.
20.8	Borrower’s co-operation
The Borrower shall co-operate fully with the Lender in relation to any assignment or transfer proposed by the Lender and shall execute, or procure the execution of, any documents which the Lender may require.
21	Changes to the Borrower
The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Security Documents.
22	Reference Banks and Agent
22.1	Reference Banks
If:
22.1.1	the whole of the Contribution (if any) of any Reference Bank is prepaid;

22.1.2	the Commitment of any Reference Bank is cancelled or reduced to zero in accordance with Clause 5.9 or any other relevant provision hereof;

22.1.3	a Reference Bank transfers the whole of its rights and obligations (if any) as a Lender under this Agreement; or

22.1.4	where applicable, any Reference Bank ceases to provide quotations to the Agent for the purposes of determining LIBOR, the Agent may, acting on the instructions of the Majority Lenders, terminate the appointment of such Reference Bank and appoint another Lender to replace such Reference Bank.

22.2	Decision making
22.2.1	Save as expressly provided in Clause 22.2.2 or as otherwise expressly provided herein, any proposed course of action in connection with any matter requiring the consent of the Lenders under or in connection howsoever with this Agreement shall only be taken with the consent of all the Lenders including, but without limitation to the generality of the foregoing:
(a)	the release of the Borrower from any of its obligations hereunder;

(b)	the amendment of any of the provisions of this Agreement;

(c)	any time or other indulgence to be granted to the Borrower in respect of its obligations under this Agreement.
22.2.2	Proposals in connection with the following matters shall, in the absence of agreement thereon by all of the Lenders or as otherwise provided in this Agreement, be determined by the Majority Lenders:
(a)	the making of any declaration by the Agent under Clause 13.2;

(b)	the institution of any legal proceedings for the enforcement of any rights or powers whatsoever pursuant to the terms of this Agreement;

(c)	any course of action whatsoever from time to time (other than the making of a demand for payment hereunder) whether of a legal or commercial nature or otherwise howsoever for the purpose of achieving a full or partial recovery of any principal, interest or other amount due and payable by the Borrower hereunder or otherwise in connection therewith following the making of a declaration by the Agent under Clause 13.2;

(d)	any other matter in respect of which this Agreement expressly provides that the consent of the Majority Lenders shall be required.
22.2.3	Any determination of the Lenders shall be ascertained by the Agent either:
(a)	by means of a telefax sent by the Agent to each of the Lenders in identical terms on the proposal or matter in issue; or

(b)	by means of the vote of representatives of each Lender at a meeting convened by the Agent and held for the purpose of discussing (inter alia) such proposal or matter in issue.
Furthermore, it is hereby agreed by the Lenders that:
(i)	where a decision of the Lenders is sought by the Agent by means of a telefax sent in accordance with paragraph (a) above and provided that the Agent verifies forthwith by telephone with each relevant Lender that it has received such telefax in good order, then the Agent may in its telefax:

(1)	recommend a proposed course of action to be taken by the Lenders; and

(2)	specify a time limit (of not less than three (3) Business Days) within which the Lenders are required to respond to the Agent’s recommendation so that, if any Lender fails to notify the Agent within such time limit of its response to the recommendation, such Lender shall be deemed to have accepted and approved the course of action proposed by the Agent; and
(ii)	where the approval of the Majority Lenders is required in respect of any matter, the approval shall be deemed to have been given as soon as the Agent receives the requisite number of votes in favour of the proposal so that the Agent may act on the basis of such votes without having to wait for the response of (or to give any notification to) any other Lender who has yet to reply to the Agent.
22.3	The Agent
22.3.1	Each of the Lenders hereby appoints the Agent to act as its agent under this Agreement and the Security Documents with such rights, powers and discretions as are expressly delegated to the Agent hereunder and thereunder.

22.3.2	The Agent shall:
(a)	promptly inform the Lenders of the contents of any notice or request received by it from the Borrower under this Agreement (whether such notice or request is addressed to the Agent alone or the Agent on behalf of the Lenders) and of any information delivered to it pursuant to Clause 11.2 and of any other matters which the Agent considers material;

(b)	promptly deliver to the Lenders copies of any accounts and certificates delivered to it pursuant to Clause 11.2 and, as soon as reasonably practicable, copies of the documents delivered in satisfaction of the requirements of Schedule 3;

(c)	promptly inform the Lenders in reasonable detail of any exercise by it of any of the rights, powers and/or discretions vested in it hereunder (but without the Agent being under any obligation to give prior notice to the Lenders of any such exercise);

(d)	promptly notify the Lenders of the occurrence of any Event of Default or any other default by the Borrower in the due performance of or compliance with its material obligations under this Agreement of which the Agent has actual knowledge or actual notice and the occurrence of which the Agent has verified;

(e)	if directed by the Majority Lenders, exercise (or refrain from exercising) any right, power or discretion vested in it hereunder in accordance with the directions (subject to Clause 22.2.1) of the Majority Lenders provided, however, that it may refrain from acting in accordance with any such directions until it has received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such directions and for this purpose the Agent shall make a demand for such security addressed to all the Lenders;

(f)	receive from the Borrower all payments of principal, interest and other moneys expressed to be payable to the Agent hereunder on behalf of all or any of the Lenders and shall promptly distribute the same amongst the Lenders and itself in accordance with the terms of this Agreement pending which the Agent shall hold any and all such moneys on trust for the Lenders and itself.
22.3.3	The relationship between the Agent on the one part and each Lender on the other is that of agent and principal and, except in relation to any moneys referred to in Clause 22.3.2(d) held by the Agent pending distribution hereunder, the Agent shall not have a fiduciary relationship with or be, or be deemed to be, a trustee of or for any such party.

22.3.4	In addition to the powers expressly given to the Agent by this Agreement:
(a)	the Lenders may give the Agent (generally or in any particular case) any powers which the Lenders consider appropriate; and

(b)	the Agent has power to take any other action which it considers to be reasonably incidental or conducive to the performance of its functions under this Agreement or otherwise appropriate in the context of those functions, including the exercise of any powers given to it by the Lenders.
22.3.5	The rights, powers and discretions vested in the Agent by this Agreement shall only be exercised by the Agent in accordance with the instructions of the Majority Lenders or (if so required in accordance with the provisions of Clause 22.2.1) the Lenders provided however that the Agent shall be entitled (but not bound) to exercise or refrain from exercising any such right, power or discretion without the directions of the Majority Lenders or the Lenders (as the case may be) if the Agent believes that the immediate exercise of such right, power or discretion is necessary or desirable to protect the interests of the Lenders under or in respect of this Agreement.

Where any right, power or discretion is vested in the Agent under this Agreement but is expressed as being exercisable in accordance with the directions of the Lenders or the Majority Lenders, such right, power or discretion shall not be exercised by the Agent without the lawful directions of the Lenders or the Majority Lenders (as the case may be).

22.3.6	Notwithstanding anything to the contrary expressed or implied herein, the Agent shall not:

(a)	be bound to enquire as to the occurrence or otherwise of any Event of Default or as to the performance by the Borrower of its obligations under this Agreement;

(b)	be bound to disclose to any other person any information relating to the Borrower if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person;

(c)	have any responsibility to the Lenders or each other for:
(i)	the financial position, creditworthiness, affairs or prospects of the Borrower;

(ii)	the performance or non-performance howsoever by the Borrower of any of its obligations hereunder;

(iii)	the due execution, effectiveness, genuineness, validity or enforceability of this Agreement or any document relating hereto or any filing or recording thereof or the taking of any other action whatsoever and howsoever in connection therewith or the collectability of any sum due hereunder;

(iv)	any computations and/or information supplied to the Lenders by the Agent in reliance upon which the Lenders have entered into this Agreement;
(d)	be under any liability whatsoever for any consequence of relying on:
(i)	any written communication or document believed by it to be genuine or correct and to have been communicated or signed by the person by whom it is purported to have been communicated or signed; or

(ii)	the advice or opinions of any professional advisers selected by it;
(e)	be under any duty to account to any Lender for any sum received by it for its own account or the profit element of any such sum;

(f)	be under any obligation other than those for which express provision is made herein.
22.3.7	The Agent may:
(a)	carry out its duties hereunder through such officers, directors, employees, consultants or independent agents as it may in its unfettered discretion think fit;

(b)	assume that no Event of Default has occurred and that the Borrower is not in breach of its obligations under this Agreement unless the Agent has actual knowledge or actual notice to the contrary;

(c)	engage and pay for the advice or services of any internal or external lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

(d)	rely as to any matters of fact which might reasonably be expected to be within the knowledge of the Borrower upon a certificate signed by or on behalf of the Borrower;

(e)	rely upon any communication or document believed by it to be genuine.
22.3.8	It is understood that each of the Lenders has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and, accordingly, each of the Lenders warrants to the Agent that it has not relied and will not rely on the Agent:
(a)	to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower in connection with this Agreement; or

(b)	to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower.
22.3.9	Subject to the terms of this Agreement, this Agreement shall be serviced, supervised and administered by the Agent in the ordinary course of its business and in accordance with its usual practices. In performing its duties and functions hereunder, the Agent shall exercise the same care as it normally exercises in making and administering loans for its own account, but assumes no further responsibility in respect of such performance.

22.3.10	The Agent shall not be under any liability as a result of taking or omitting to take any action in relation to this Agreement save in the case of gross negligence or wilful misconduct and the Lenders will not assert or seek to assert against any director, officer or employee of the Agent any claim they might have against any of them in respect of the matters referred to in this Clause 22.3.10.

22.3.11	Neither the Agent (nor any officer thereof) shall be precluded by reason of so acting from underwriting, guaranteeing the subscription of or subscribing for or otherwise acquiring, holding or dealing with any debentures, shares or securities whatsoever of the Borrower or from entering into any contract or financial or other transaction with or from engaging in any banking or other business with the Borrower and shall not be liable to account for any profit made or payment received by it thereby or in connection therewith.
22.4	Retirement and replacement of the Agent
22.4.1	The Agent may retire at any time without assigning any reason by giving to the Borrower and the Lenders not less than thirty (30) days notice of its intention to do so. Unless the Agent in its notice of retirement nominates any of its associated companies to be its successor, the successor Agent may be appointed by the Majority Lenders (with the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed) during such thirty (30) day period provided that, should they fail to do so, the Agent may then appoint as its successor a reputable and experienced bank with an office in London.

22.4.2	If any Lender is dissatisfied with the Agent and wants it to be replaced, such Lender shall consult with the other relevant Lenders and the Borrower for a period of up to thirty (30) days to decide whether the Agent should be replaced and, if so, by whom (such replacement being one of the relevant Lenders or an associated company thereof). If at the end of such period the relevant Lenders unanimously agree that the Agent should be replaced by a particular Lender or one of its associated companies, and if the Borrower consents in writing to the identity of the proposed replacement (such consent (a) not to be unreasonably withheld and (b) not to be required if an Event of Default has occurred and is continuing), then notice shall be given by the relevant Lenders to the Agent specifying the date, being not fewer than five (5) Business Days after the date of such notice, on which the appointment of the successor Agent is, subject to Clause 22.4.4, to take effect.

22.4.3	For the purposes of this Clause 22.4:
(a)	an “associated company” of the Agent and/or any Lender shall mean any company which is a holding company of the Agent and/or such Lender or a wholly-owned subsidiary of it or its parent company; and

(b)	“relevant Lenders” means all of the Lenders other than that Lender which acts as Agent or whose associated company acts in such capacity.
22.4.4	Any appointment of a successor Agent under Clause 22.4.1 or 22.4.2 shall take effect upon:
(a)	the successor confirming in writing its agreement to be bound by the provisions of this Agreement; and

(b)	notice thereof by the Agent and its successor (which notice, shall specify the bank in New York to which payments to the new Agent shall be made thereafter) being given to each of the other parties to this Agreement.
22.4.5	If a successor to the Agent is appointed under the provisions of this Clause 22.4:
(a)	the outgoing Agent shall be discharged from any further obligation under this Agreement;

(b)	its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto in place of the outgoing Agent;

(c)	Clause 22 and the other provisions of this Agreement shall remain in effect for the benefit and protection of the outgoing Agent in relation to any claim or loss which may be brought against or incurred by it in connection with or as a result of any act, omission, breach, neglect or other occurrence or matter relating to or arising out of this Agreement which took place before its resignation.
23	Notices
23.1	Mode of communication
Except as otherwise provided herein, each notice, request, demand or other communication or document to be given or made hereunder shall be given in writing but unless otherwise stated, may be made by telefax.
23.2	Address
Any notice, demand or other communication (unless made by telefax) to be made or delivered by the Agent to the Borrower pursuant to this Agreement shall (unless the Borrower has by fifteen (15) days’ written notice to the Agent specified another address) be made or delivered to the Borrower at 7665 Corporate Center Drive, Miami, Florida 33126, United States of America (marked for the attention of the Chief Financial Officer and the Legal Department) (but one (1) copy shall suffice). Any notice, demand or other communication to be made or delivered by the Borrower to the Agent pursuant to this Agreement shall (unless the Agent has by fifteen (15) days’ written notice to the Borrower specified another address) be made or delivered to the Agent or at its Lending Branch, the details of which are set out in Schedule 1.
23.3	Telefax communication
Any notice, demand or other communication to be made or delivered pursuant to this Agreement may be sent by telefax to the relevant telephone numbers (which at the date hereof in respect of the Borrower is +1 305 436 4140 (marked for the attention of the Chief Financial Officer) and +1 305 436 4117 (marked for the attention of the Legal Department) and in the case of the Agent or any Original Lender is as recorded in Schedule 1) specified by it from time to time for the purpose and shall be deemed to have been received when transmission of such telefax communication has been completed. Each such telefax communication, if made to the Agent or any Lender by the Borrower, shall be signed by the person or persons authorised in writing by the Borrower and whose signature appears on the list of specimen signatures contained in the secretary’s certificate required to be delivered by paragraph 2 of Part I of Schedule 3 and shall be expressed to be for the attention of the department or officer whose name has been notified for the time being for that purpose by the Agent or any Lender to the Borrower.
23.4	Electronic mail
Any notice, demand or other communication other than a Drawdown Notice or a Renewal Notice to be made or delivered pursuant to this Agreement may be made by electronic mail or other electronic means, if the Agent, the Borrower and/or the Lender:
23.4.1	agree that, unless and until notified to the contrary, this is to be an accepted form of communication; and

23.4.2	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

23.4.3	notify each other of any change to their electronic mail address or any other such information supplied by them.
Any Original Lender which sets out an email address beneath its name in Schedule 1 is deemed to agree to receiving notices, demands or other communications from the Agent by electronic mail.
Any electronic communication made:
(a)	by the Agent to the Borrower or a Lender will be effective when it is sent by the Agent unless the Agent receives a message indicating failed delivery and, if upon the sender’s express request, a confirmation of receipt is requested, such confirmation has been sent; and

(b)	by the Borrower or a Lender to the Agent will be effective only when actually received by the Agent and then only if it is addressed in such a manner as the Agent shall specify to that party for this purpose.
The Agent shall notify the Borrower and the Lenders and the Borrower or a Lender shall notify the Agent in each case promptly upon becoming aware that its electronic mail system or other electronic means of communication cannot be used due to technical failure (and that failure is continuing for more than two (2) Business Days). Until the Agent, the Borrower or that Lender has notified as aforesaid that the failure has been remedied, all notices between the Agent and the Borrower or that Lender shall be sent by fax or letter in accordance with this Clause 23.
23.5	Receipt
Each such notice, demand or other communication shall be deemed to have been made or delivered (in the case of any letter) when delivered to its office for the time being or, if sent by post, five (5) days after being deposited in the post first class or express airmail (as the case may be) postage prepaid in an envelope addressed to it at that address or, if sent by electronic mail, in accordance with Clause 23.4.
23.6	Language
Each notice, demand or other communication made or delivered by one (1) party to another pursuant to this Agreement or any other Security Document shall be in the English language or accompanied by a certified English translation. In the event of any conflict between the translation and the original text the translation shall prevail unless the original text is a statutory instrument, legal process or any other document of a similar type.

24	Governing Law
     This Agreement shall be governed by English law.
25	Waiver of Immunity
To the extent that the Borrower may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process in relation to this Agreement or the other Security Documents and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed) the Borrower hereby irrevocably and unconditionally agrees throughout the Security Period not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction. In respect of any legal action or proceedings arising out of or in connection with any of the Security Documents the Borrower hereby consents generally as a matter of procedure in relation to the waiver of immunity (but not so as to prejudice any defence which the Borrower may have on the merits of the substantive issue) to the giving of any relief or the issue of any process in connection with such legal action or proceedings including without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its uses or intended uses) of any order or judgment which may be made or given in such legal action or proceedings.
26	Jurisdiction
26.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”). Each party to this Agreement agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

This Clause 26.1 is for the benefit of the Lenders and the Agent only. As a result, no such party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, any such party may take concurrent proceedings in any number of jurisdictions.

26.2	The Borrower may not, without the Agent’s prior written consent, terminate the appointment of the Process Agent; if the Process Agent resigns or its appointment ceases to be effective, the Borrower shall within fourteen (14) days appoint a company which has premises in London and has been approved by the Agent to act as the Borrower’s process agent with unconditional authority to receive and acknowledge service on behalf of the Borrower of all process or other documents connected with proceedings in the English courts which relate to this Agreement.

26.3	For the purpose of securing its obligations under Clause 26.2, the Borrower irrevocably agrees that, if it for any reason fails to appoint a process agent within the period specified in Clause 26.2, the Agent may appoint any person (including a company controlled by or associated with the Agent or any Lender) to act as the Borrower’s process agent in England with the unconditional authority described in Clause 26.2.

26.4	No neglect or default by a process agent appointed or designated under this Clause (including a failure by it to notify the Borrower of the service of any process or to forward any process to the Borrower) shall invalidate any proceedings or judgment.

26.5	The Borrower appoints in the case of the courts of England the Process Agent to receive, for and on its behalf service of process in England of any legal proceedings with respect to this Agreement and any other Security Document.

26.6	A judgment relating to this Agreement which is given or would be enforced by an English court shall be conclusive and binding on the Borrower and may be enforced without review in any other jurisdiction.

26.7	Nothing in this Clause shall exclude or limit any right which the Agent or a Lender may have (whether under the laws of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

26.8	In this Clause “judgment” includes order, injunction, declaration and any other decision or relief made or granted by a court.
IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed as a deed on the day first written above.

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
NCL CORPORATION LTD.	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
DnB NOR BANK ASA	)
as a Lead Arranger, an Original Lender and the Agent	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
NORDEA BANK NORGE ASA	)
as a Lead Arranger and an Original Lender	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
COMMERZBANK AKTIENGESELLSCHAFT	)
as a Co-Arranger and an Original Lender	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
HSH NORDBANK AG	)
as a Co-Arranger and an Original Lender	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
KfW	)
as a Co-Arranger and an Original Lender	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
NORDDEUTSCHE LANDESBANK	)
-GIROZENTRALE-)
as a Co-Arranger and an Original Lender	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
VEREINS- UND WESTBANK	)
AKTIENGESELLSCHAFT	)
as a Co-Arranger and an Original Lender	)
in the presence of:	)

Schedule 1
Particulars of Agent, Lead Arrangers, Co-Arrangers and Original Lenders

Schedule 2
Notice of Drawdown

Schedule 3
Conditions Precedent

Schedule 4
Confidentiality Undertaking

Schedule 5
Transfer Certificate

Schedule
Administrative Details of Transferee

Schedule 6
Quarterly Statement of Financial Covenants

Schedule
Statement of Financial Covenants as of [           ] 20[ ] (in USD’000)

Schedule 7
Apollo-Related Transactions
1	Subscription Agreement
1.1	At the closing of the transactions contemplated by the Subscription Agreement (the “Closing”), the Investors shall pay to the Borrower USD1,000,000,000 as payment for newly-issued ordinary shares (“Ordinary Shares”) in the capital of the Borrower, par value USD1.00 per share (the “Subscribed Ordinary Shares”). The Subscribed Ordinary Shares shall represent fifty per cent (50%) of the issued and outstanding Ordinary Shares of the Borrower as of the Closing.

1.2	On the Jade Transfer Date (i) NCL America Holdings will transfer the Jade Assets to NCL International (or one of NCL International’s existing or newly-formed subsidiaries), and the Jade Vessel shall be re-flagged in connection with such transfer from the US flag to the Bahamas flag PROVIDED THAT in the event that the transfer of the Jade Assets can be effected in a manner that the parties to the Subscription Agreement agree is more advantageous from a tax perspective than the manner set forth above, such transfer shall be effected in an alternative manner and (ii) NCL International (or one of its existing or newly-formed subsidiaries) will assume the Jade Liabilities (such transactions together the “Jade Transfer”).

1.3	Effective as of the Closing, in consideration of the mutual covenants and agreements contained therein, the Borrower has released, waived and forever discharged Star, its Subsidiaries and their respective predecessors, successors, assigns, officers, directors, shareholders, employees and agents and their respective counsel (for the benefit of Star and its Subsidiaries) from any and all actions, causes of actions, demands, suits, contracts, agreements, Encumbrances, Liabilities, or Losses of any type, based on any fact or circumstance arising prior to the Closing based on Star’s relationship with the Borrower and its Subsidiaries prior to the Closing (including any claims relating to actual or alleged breaches of fiduciary or other duties by Star’s directors, officers or shareholders), whether based on contract or any applicable law (including tort, statute, local ordinance, regulation or any comparable law) in any jurisdiction.

1.4	Star, the Borrower and the Investors have stated their mutual intention that, following the Closing, Star and the Borrower continue their current policies and practices of close collaboration in support of their mutual efforts to develop their respective cruise line businesses, including providing assistance to each other in mutually-beneficial strategic initiatives, consultation, co-ordination, collaboration in shipbuilding and sharing of ship design and providing or assisting in obtaining any necessary consents and approvals relating to such initiatives, shipbuilding or ship design PROVIDED THAT in no event shall Star or the Borrower be obligated to engage in any such efforts if such efforts could reasonably be expected to have an adverse effect on the operation or prospects of such party’s respective cruise line business.

1.5	Star has indemnification obligations running in favour of the Investors. In the event that the Investors suffer any indemnifiable Losses in cash, Star may elect in its sole discretion to have all or a portion of the indemnity obligation of Star deemed satisfied by having the Borrower issue to the Investors additional Ordinary Shares.

1.6	If the transactions contemplated by the Subscription Agreement upon the Closing are consummated, at the Closing (as described in clause 1.1 of this Schedule), the Borrower shall pay, by wire transfer of immediately available funds, to each Person who is the payee of any outstanding Borrower Transaction Expenses as of the Closing Date, the amount owed to such Person. For the avoidance of doubt, in the event that the Closing Date transaction fee payable to either (i) an Affiliate of the Investors or (ii) Star or an Affiliate thereof exceeds, in either case, an amount which is equal to half of the amount paid to Citigroup Global Markets, Inc. or an Affiliate thereof for its mergers and acquisitions advisory fee, such excess amount shall be paid, with respect to (i), by Star, or with respect to (ii), by the Investors. If the transactions contemplated by the Subscription Agreement upon the Closing (as described in clause 1.1 of this Schedule) are not consummated, all costs and expenses incurred in connection with the Subscription Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses.
2	Shareholders’ Agreement
For so long as the ratio of the number of the Equity Securities owned by the Star Group on a fully diluted basis divided by the number of the Equity Securities owned by the Investor Group on a fully diluted basis is at least 0.6, the Borrower may not take any of the actions set forth in schedule II of the Shareholders’ Agreement without the prior written approval of Star. For the purpose of this clause “on a fully diluted basis” means taking into account any shares issued or issuable under warrants, options and convertible instruments (or other equity equivalents).
3	Reimbursement Agreement
3.1	NCL America Holdings Undertakings

Star and Investor I have agreed (the “NCLA Undertakings”) to cause the Borrower to conduct the NCLA Business in the usual and ordinary course of business after the Closing Date. In connection therewith, Star shall periodically reimburse the Borrower for any NCLA Cash Losses up to the amount of the Cash Losses Cap.

3.2	Star Termination Election

At any time after the Closing Date, Star may give notice (the “Star Termination Election”) to the Borrower and Investor I that it is terminating the NCLA Undertakings. Following receipt by the Borrower of the Star Termination Election, the parties to the Reimbursement Agreement shall then within thirty (30) days thereafter either (i) enter into the NCLA Continuation Agreement (as defined in clause 3.4 of this Schedule) or (ii) make the NCLA Wind-up Determination (as defined in clause 3.5 of this Schedule).

3.3	Borrower Termination Election

In the event the Star Termination Election has not been delivered prior to 1 December 2008, then on the earlier of (i) such date and (ii) the date on which the aggregate amount of NCLA Cash Losses actually accrued equals or exceeds USD37,500,000, the Borrower may give notice to Star (the “Borrower Termination Election”) that it is terminating the NCLA Undertakings. Following receipt by Star of the Borrower Termination Election (a) the parties to the

Reimbursement Agreement shall undertake the Shut Down Procedure (b) the America Assets shall be transferred by NCL America Holdings to NCL International (or one of its existing or newly-formed subsidiaries), which transfer shall be accomplished through liquidations to the extent necessary and NCL International (or one of its existing or newly-formed subsidiaries) shall assume any liabilities associated with the America Assets, and the Pride of America Vessel shall be re-flagged in connection with such transfer from the US flag to the Bahamas flag (such transactions together the “America Transfer”) (c) the Borrower shall pay to Star an amount equal to USD460,000,000 less any America Accumulated Book Depreciation and less any Allocable America Indebtedness (d) the Borrower shall prepay and/or cancel the Relevant Percentage of the Term Loan Facility and the Revolving Credit Facility pursuant to Clause 4.6, Clause 5.3 and Clause 5.12 of this Agreement and the Lenders shall release all of their liens on the Aloha Assets) and cause the transfer to Star (or one of its subsidiaries) of all of NCL America Holdings’ right, title and interest in the Aloha Assets free and clear of any Encumbrances through liquidations that qualify as complete liquidations under section 331 of the Code of NCL America Holdings, Pride of Aloha, and each of NCL America Holdings’ other subsidiaries, to the extent necessary and (e) Star shall reimburse the Borrower for any and all Shut Down Costs up to USD35,000,000 (each such payment, distribution or transaction, the “Wind Up Transactions”). Following any decision to shut down the NCLA Business, any decision to sell or otherwise dispose of any of the assets of the NCLA Business (other than the Pride of America Vessel, the Pride of Aloha Vessel and their respective related assets) as part of the Shut Down Procedure shall be determined solely by Star. The net proceeds of any such sale or disposition(s) shall be deducted from and shall reduce the Shut Down Costs by such amount of net proceeds.

3.4	NCL America Holdings Continuation Agreement

In the event that Star has provided the Borrower and Investor I with the Star Termination Election, then within thirty (30) days thereafter, the Borrower and Star will mutually agree in writing that the Borrower shall continue to operate and manage the NCLA Business (the “NCLA Continuation Agreement”), in which case (i) Star’s obligations to reimburse the Borrower for the NCLA Cash Losses shall terminate, and Star shall not be obligated to pay for any Shut Down Costs and (ii) the Borrower shall pay to Star an amount equal to USD800,000,000, less the Aloha Accumulated Book Depreciation, less the America Accumulated Book Depreciation, less the Allocable Aloha Indebtedness and less the Allocable America Indebtedness (such amounts together the “Payment”) PROVIDED THAT the Payment shall be funded in part by an incremental equity contribution to the Borrower by each of Star and Investor I in the amount of USD170,000,000, less one-half of the Aloha Accumulated Book Depreciation and less one-half of the Allocable Aloha Indebtedness.

Subject to the proviso in the immediately preceding paragraph, the Borrower shall use reasonable best efforts to fund any payments to Star pursuant to the NCLA Continuation Agreement, NCLA Wind Up Transactions or the Borrower Termination Election by either the use of funds generated internally by the Borrower or generated from the incurrence of additional Indebtedness from existing or new debt facilities. In the event that the Borrower is unable to fund payments in such a manner, Star and Investor I acknowledge and agree that such funds shall be generated by the net proceeds of a primary offering of additional Ordinary Shares to the existing shareholders of the Borrower at the Subscription Price.

3.5	NCL America Holdings Wind-up Determination

In the event that the Borrower and Star have not entered into the NCLA Continuation Agreement by the end of such thirty (30) day period or the Borrower provides to Star notice prior to the expiration of such thirty (30) day period that the Borrower has elected to shut down the NCLA Business (either such circumstance, the “NCLA Wind-up Determination”) the parties shall consummate the Wind Up Transactions.

If none of the Borrower Termination Election, the NCLA Continuation Agreement or the NCLA Wind-up Determination has been made by 31 December 2008, the provisions of the Reimbursement Agreement shall apply as if the Borrower and Star have entered into the NCLA Continuation Agreement.
4	Indenture
As a result of the transactions contemplated by the Subscription Agreement (as described in clause 1.1 of this Schedule), a change of control is triggered under the Indenture, dated 15 July 2004, between the Borrower and JPMorgan Chase Bank, N.A., as indenture trustee, with respect to USD250,000,000 10 5/8% Senior Notes due 2014. At Closing, pursuant to and as required by the terms of the Indenture, the Borrower will proceed with a repurchase offer for the outstanding bonds at a purchase price in cash equal to one hundred and one per cent (101%) of the principal amount plus accrued and unpaid interest. Apollo holds USD29,000,000 in principal amount of the said 10 5/8% Senior Notes due 2014.
Defined Terms
Capitalized terms defined in this Agreement and not otherwise defined in this Schedule shall have the meanings specified for such terms in this Agreement. As used in this Schedule, the following terms shall have the meanings specified below:
“additional Ordinary Shares” means Ordinary Shares issued by the Borrower following the issuance of the Subscribed Ordinary Shares;
“Affiliate” means, with respect to any Person (i) who is an individual, a spouse, parent, sibling or lineal descendant of such Person (ii) that is an entity, an officer, manager, director, shareholder, member, general partner, limited partner or an Affiliate of such Person and (iii) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. For purposes of this definition, the terms “control”, “controlling”, “controlled by” and “under common control with”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;
“Allocable Aloha Indebtedness” means USD0;
“Allocable America Indebtedness” means USD251,000,000;
“Allocable Jade Indebtedness” means EUR383,000,000;

“Allocable NCLA Indebtedness” means USD251,000,000;
“Aloha Accumulated Book Depreciation” means any accumulated book depreciation calculated in accordance with GAAP with respect to the Pride of Aloha Vessel from 1 April 2007 to the NCLA Valuation Date, as set forth in annex 1 to this Schedule;
“Aloha Assets” means the following assets relating wholly and directly to the Pride of Aloha Vessel, in each case to the extent transferable or assignable: (i) the Pride of Aloha Vessel (ii) all permits issued by any governmental authority to NCL America Holdings and related to the Pride of Aloha Vessel and (iii) all of the Pride of Aloha Vessel’s appliances, equipment, engines, machinery, boats, tackle, outfit, bunkers, oils and fuels, spare parts, consumable provisions and stores, appurtenances and belongings, whether on board or ashore;
“Amended and Restated Incorporation Documents” means the memorandum of increase of authorised share capital and the amended and restated bye-laws of the Borrower and the Borrower’s existing memorandum of association;
“America Accumulated Book Depreciation” means any accumulated book depreciation calculated in accordance with GAAP with respect to the Pride of America Vessel from 1 April 2007 to the NCLA Valuation Date, as set forth in annex 1 to this Schedule;
“America Assets” means: (i) the Pride of America Vessel (ii) all permits issued by any governmental authority to NCL America Holdings or any of its subsidiaries and related to the Pride of America Vessel, in each case to the extent transferable or assignable (iii) all monies received with respect to payments for cruises on the Pride of America Vessel which will take place after the closing date of the America Transfer (iv) all supplies and inventory on the Pride of America Vessel for cruises on the Pride of America Vessel which will take place after the closing date of the America Transfer (v) all accounts and notes receivable of NCL America Holdings or any of its subsidiaries related to cruises on the Pride of America Vessel which will take place after the closing date of the America Transfer (vi) all insurance and indemnity claims relating to the Pride of America Vessel or America Liabilities made by or on behalf of Star, the Borrower or NCL America Holdings (or any of their respective subsidiaries) and received after the closing date of the America Transfer and (vii) all other assets, properties, rights and claims used, held for use or intended to be used in connection with the operation or conduct of the Pride of America Vessel after the closing date of the America Transfer;
“America Liabilities” means the Allocable America Indebtedness and any other liability relating to the America Assets;
“Applicable Law” means with respect to any Person, all provisions of common or statutory laws, statutes, ordinances, rules, regulations or Orders applicable to such Person. For the avoidance of doubt, Applicable Law shall include the Listing Rules;
“Borrower Transaction Expenses” means (i) the third person fees and expenses, reasonably incurred by the Investors, Star, the Borrower and its Subsidiaries in connection with the drafting, negotiation, execution, and delivery of the Subscription Agreement, the Shareholders’ Agreement and the Reimbursement Agreement, the amended and restated incorporation documents of the Borrower, the Voting Agreement and all other documents, agreements and instruments executed and delivered in connection therewith, in each case, as amended, modified or supplemented from time to time, and other documents relating to the investment process, including (a) all of the fees and expenses of the Borrower’s and Star’s accountants, lawyers, and other advisors, including Citigroup Global Markets, Inc., Cleary Gottlieb Steen & Hamilton LLP, Cox Hallett Wilkinson, Clifford Chance and Access Capital Limited (b) all of the fees and expenses (including due diligence fees and expenses) of the Investors’ accountants, lawyers, and other advisors, including Aon Corporation, O’Melveny & Myers LLP, Conyers Dill & Pearman and Burke & Parsons (c) the amount of all filing fees required to be paid pursuant to any competition and antitrust laws and any other regulatory filings required and (d) the mergers and acquisitions advisory fee payable to Citigroup Global Markets, Inc. or an Affiliate thereof and (ii) the Closing Date transaction fees payable to (a) an Affiliate of the Investors and (b) Star or an Affiliate thereof PROVIDED THAT the Closing Date transaction fee payable to each such Person in paragraph (ii) of this definition shall not exceed an amount which is equal to half of the amount paid to Citigroup Global Markets, Inc. or an Affiliate thereof for its mergers and acquisitions advisory fee;
“Cash Losses Cap” means USD50,000,000;
“Closing Date” shall mean the date on which the closing of the investment in the Borrower by the Investors occurs and which is expected to be on or about fourteen (14) days after the date of the Third Supplemental Deed;
“Code” means the Internal Revenue Code of 1986 of the United States of America, as amended;
“Encumbrances” means any lien, encumbrance, hypothecation, charge, mortgage, equity, trust, equitable interest, claim, preference, right of possession, right of seizure, lease, tenancy, license, covenant, interference, proxy, right of first refusal, option or right of first option, preemptive right, community property interest, legend, defect, impediment, exception, limitation, impairment, imperfection of title or restriction of any nature (including any restrictions on the voting of any Security, any restriction on the Transfer of any Security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset);
“Equity Securities” means (i) the Ordinary Shares and any other equity securities of the Borrower and (ii) any securities issued or issuable directly or indirectly with respect to the securities referred to in clause (i) above by way of conversion, exercise or exchange, bonus share issue, share dividend, share sub-division, or share split or in connection with a combination of shares, recapitalization, reclassification, amalgamation, merger, consolidation, reorganization or other similar event;
“Existing Star Controlling Shareholders” means Golden Hope Limited, as trustee of the Golden Hope Unit Trust, Resorts World Bhd, Genting Overseas Holdings Limited, Tan Sri Lim Kok Thay, Puan Sri Lee Kim Hua, Joondalup Limited, Goldsfine Investments Ltd., and each other controlled Affiliate of Tan Sri Lim Kok Thay;
“Governmental Authority” means any national, European Union, federal, provincial, state, county, city, local, foreign or international governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body) and specifically including The Stock Exchange of Hong Kong Limited;
“Indebtedness” means, with respect to any Person, without duplication (i) all obligations for borrowed money, including all obligations evidenced by notices or similar instruments (ii) all obligations issued or assumed as the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course and payable in accordance with customary practice) (iii) all capital lease obligations under GAAP (iv) all obligations secured by an Encumbrance (v) all obligations to pay a specified purchase price for goods and services, whether or not delivered or accepted (vi) all obligations in respect of swap or hedge agreements or similar agreements (vii) all negative cash balances and refunds payable (viii) the principal component of all obligations, contingent or otherwise, in respect of letters of credit and bankers’ acceptances (ix)

all guarantees of Indebtedness described in clauses (i) to (viii) above and (x) all change in control payments payable in connection with the consummation of the transactions contemplated by the Transaction Documents;
“Investor Group” means the Investors together with their Permitted Transferees who hold Equity Securities;
“Jade Assets” means: (i) the Jade Vessel (ii) all permits issued by any governmental authority to NCL America Holdings or any of its subsidiaries and related to the Jade Vessel, in each case to the extent transferable or assignable (iii) all monies received with respect to payments for cruises on the Jade Vessel which will take place after the closing date of the Jade Transfer (iv) all supplies and inventory on the Jade Vessel for cruises on the Jade Vessel which will take place after the closing date of the Jade Transfer (v) all accounts and notes receivable of NCL America Holdings or any of its subsidiaries related to cruises on the Jade Vessel which will take place after the closing date of the Jade Transfer (vi) all insurance and indemnity claims relating to the Jade Vessel or Jade Liabilities made by or on behalf of Star, the Borrower or NCL America Holdings (or any of their respective subsidiaries) and received after the closing date of the Jade Transfer and (vii) all other assets, properties, rights and claims used, held for use or intended to be used in connection with the operation or conduct of the Jade Vessel after the closing date of the Jade Transfer;
“Jade Liabilities” means the Allocable Jade Indebtedness and any other liability relating to the Jade Assets;
“Jade Transfer Date” means 9 February 2008, or such other date mutually agreed in writing by the parties to the Subscription Agreement;
“Jade Vessel” means the 2006 built United States documented passenger vessel “PRIDE OF HAWAII”, official number 1160677, IMO number 9304057, and all appurtenances thereto whether on board or ashore;
“Liabilities” means any and all direct or indirect Indebtedness, Losses, claims or responsibilities, whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, secured or unsecured or determined or determinable, whether or not of a kind required by GAAP to be set forth on a financial statement, including (but not limited to) those arising under any Applicable Law and those arising under any contract or otherwise;
“Listing Rules” means The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;
“Losses” means any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, damages (including damages resulting in diminution in value, lost income and profits and interruptions in the business of the Borrower or any of its Subsidiaries), liabilities, costs, expenses, to the extent actually incurred, including (i) attorneys’ fees and expenses relating to such Loss and/or necessary to enforce rights to indemnification in connection with the Subscription Agreement and (ii) consultants’ and experts’ fees and other costs of defence or investigation, and interest on any amount payable to a third party as a result of the foregoing (whether accrued, absolute, contingent, known, or otherwise, but excluding punitive, exemplary, special and consequential damages (other than as expressly included in this definition));
“NCLA Business” means the operations and business conducted by NCL America Holdings and its subsidiaries, which include the operation of the Pride of America Vessel and the Pride of Aloha Vessel and, until the Jade Transfer has been completed, the Jade Vessel;

“NCLA Capital Expenditures” means, for any period, the aggregate amount of any capital expenditures made by NCL America Holdings and any of its subsidiaries in such period with respect to the NCLA Business (including any capital expenditures made in relation to the Jade Vessel until the Jade Transfer has been completed);
“NCLA Cash Losses” means the amount, if negative, of the sum of (i) NCLA EBITDA less (ii) NCLA Capital Expenditures less (iii) interest paid or accrued on the Allocable NCLA Indebtedness at a blended rate, in each case in respect of the period beginning on the Closing Date and ending on the NCLA Valuation Date and in each case as reflected on the financial statements of NCL America Holdings or the accounting books and records of NCL America Holdings;
“NCLA EBITDA” means, for any period, the sum of (i) net revenues less (ii) ship operating expenses and selling, general and administrative expenses as allocated in a manner consistent with past practice as included in management reports, in each case as determined in accordance with GAAP and as reflected in the financial statements of NCL America Holdings or the accounting books and records of NCL America Holdings. For the avoidance of doubt (a) any Shared Overhead Expenses which are incurred by the Borrower and its subsidiaries in any such period shall be included (without duplication) in the calculation of NCLA EBITDA for such period and (b) any Shut Down Costs, Post-Termination Expenses or expenses in connection with the early redeployment of the Pride of America Vessel in the Borrower’s fleet which are incurred in any such period shall not be included in the calculation of NCLA EBITDA for such period;
“NCLA Valuation Date” means the date that is ninety (90) days after the date on which notice of the Star Termination Election or the Borrower Termination Election is delivered;
“Order” means all judgments, injunctions, orders and decrees of all Governmental Authorities in any legal, administrative or arbitration action, suit, complaint, charge, hearing, mediation, inquiry, investigation or proceeding in which the Person in question is a party or by which any of its properties or assets are bound;
“Permitted Transfer” means:
(i)	with respect to the Investors, any Transfer by an Investor to an Affiliate of the Investor (including (a) the partners, members and stockholders of the Investor, and, if such Affiliate is an entity, the partners, members and stockholders of such Affiliate (b) any limited partner which has directly or indirectly invested, or otherwise has ownership interests, in Apollo Investment Fund VI, LP or one of its Affiliated investment funds or (c) prior to the first anniversary of the Closing Date, of up to forty per cent (40%) of the Equity Securities held by the Investor as at the Closing Date in the aggregate to any funds, financial institutions or individuals acting as a co-investor in the Borrower with the Investor; and

(ii)	with respect to Star, any Transfer by Star to (a) any wholly-owned Subsidiary of Star or (b) any Existing Star Controlling Shareholder;
“Permitted Transferees” means any Person to whom a Permitted Transfer is made or is to be made;
“Person” means any legal person, including any individual, corporation, investment fund, partnership, limited partnership, limited liability company, joint venture, joint stock company, association, trust, unincorporated entity or Governmental Authority or other entity;
“Post-Termination Expenses” means all of the (i) costs and expenses with respect to the operations of the NCLA Business that are incurred, consistent with past practice by the Borrower and its subsidiaries, after the NCLA Valuation Date through 31 December 2008 and (ii) costs and expenses that would have been allocated and attributable to the Pride of Aloha Vessel had the vessel remained in service as part of the NCL America Holdings fleet until 31 December 2008, in each case based upon an allocation of corporate costs on a capacity day basis in a manner consistent with past practice and the Borrower’s then-currently published sailing schedule;
“Pride of America Vessel” means the United States documented passenger cruise vessel “PRIDE OF AMERICA”, official number 1146542, IMO number 9209221, and all appurtenances thereto whether on board or ashore;
“Security” means, with respect to any Person, all equity securities or equity interests of such Person, all securities convertible into or exchangeable for equity securities or equity interests of such Person, and all options, warrants, and other rights to purchase or otherwise acquire from such Person equity interests, including any stock appreciation or similar rights, contractual or otherwise;
“Shared Overhead Expenses” means those overhead expenses incurred by the Borrower and any of its subsidiaries which are attributable to the operation and management of the NCLA Business based upon an allocation of corporate costs on a capacity day basis in a manner consistent with past practice and the Borrower’s then-currently published sailing schedule, and shall include any capital expenditures made by the Borrower and any of its subsidiaries (other than NCL America Holdings and its subsidiaries) with respect to the NCLA Business;
“Shut Down Costs” shall mean (i) any and all costs and expenses incurred by the Borrower and any of its subsidiaries in connection with the shut down of the operation and management of the NCLA Business, whether accrued or paid and (ii) all documentary, gross receipts, sales, transfer and use taxes and similar liabilities, if any, resulting directly or indirectly from the transactions contemplated by clause 3.3 and clause 3.4 of this Schedule;
“Shut Down Procedure” means all actions necessary in connection with the shut down of the operation and management of the NCLA Business, including taking all steps reasonably necessary to wind-up and liquidate, in liquidations qualifying as complete liquidations under section 331 of the Code, NCL America Holdings and each of the Subsidiaries of NCL America Holdings (except as otherwise agreed by Investor I and NCL America Holdings);
“Star Group” means Star together with its Permitted Transferees who hold Equity Securities;
“Subscription Price” means USD1,000,000,000;
“Subsidiaries” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which fifty per cent (50%) or more of the total voting power of equity securities or equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of managers, directors, representatives or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. For the purposes of this definition, the term “controlled” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, WorldCard International Limited shall be deemed not to be a “Subsidiary” of Star for the purposes of the Subscription Agreement;
“Transaction Documents” means the Apollo Transaction Documents, the Amended and Restated Incorporation Documents, the Voting Agreement and all other documents, agreements and instruments executed and delivered in connection therewith, in each case, as amended, modified or supplemented from time to time;
“Transfer” means, as to any Security or asset, to sell, transfer, assign, gift, pledge, grant a security interest in, distribute, encumber or otherwise dispose of (including the foreclosure or other acquisition by any lender with respect to such Security or asset pledged to such lender by the holder of such Security or asset), whether directly or indirectly, such Security or asset, either voluntarily or involuntarily and with or without consideration; and
“Voting Agreement” means the voting agreement dated as of 17 August 2007, by and among Investor I and certain of the Existing Star Controlling Shareholders.

Annex 1
Accumulated Book Depreciation
Net book value by ship: Actual net book value at March 31, 2007 rolled-forward to December 31, 2008 based on forecast capital expenditure and depreciation

			Mar-	Jun-	Jul-	Aug-	Sep-	Oct-	Nov-	Dec-	Jan-	Feb-	Mar-	Apr-	May-	Jun-	Jul-	Aug-	Sep-	Oct-	Nov-	Dec-
USD in millions			07	07	07	07	07	07	07	07	08	08	08	08	08	08	08	08	08	08	08	08
Pride of Aloha	Opening NBV	A			301.1	299.9	298.8	297.6	296.5	295.3	294.2	293.2	292.2	291.2	290.2	289.2	288.2	287.2	286.2	285.2	284.2	283.2
	Depreciation	B			(1.2)	(1.2)	(1.2)	(1.2)	(1.2)	(1.2)	(1.2)	(1.2)	(1.2)	(1.2)	(1.2)	(1.2)	(1.2)	(1.2)	(1.2)	(1.2)	(1.2)	(1.2)
	FY07 capex	C			—	—	—	—	—	—	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2
	Depreciation	D			—	—	—	—	—	—	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)

	Closing NBV		304.6	301.1	299.9	298.8	297.6	296.5	295.3	294.2	293.2	292.2	291.2	290.2	289.2	288.2	287.2	286.2	285.2	284.2	283.2	282.2

Pride of America	Opening NBV	A			349.6	348.8	348.0	347.1	346.3	345.5	344.7	343.9	343.2	342.4	341.6	340.9	340.1	339.3	338.5	337.7	337.0	336.2
	Depreciation	B			(0.9)	(0.9)	(0.9)	(0.9)	(0.9)	(0.9)	(0.9)	(0.9)	(0.9)	(0.9)	(0.9)	(0.9)	(0.9)	(0.9)	(0.9)	(0.9)	(0.9)	(0.9)
	FY07 capex	C			0.1	0.1	0.1	0.1	0.1	0.1	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2
	Depreciation	D			—	—	—	—	—	—	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)

	Closing NBV		352.3	349.6	348.8	348.0	347.1	346.3	345.5	344.7	343.9	343.2	342.4	341.6	340.9	340.1	339.3	338.5	337.7	337.0	336.2	335.4

Notes:

A —	Net book value at March 31 and June 30, 2007 as provided by management

B —	Monthly depreciation based on YTD07 P&L; assuming no change in depreciation rates for current net book value going forward

C —	FY07 and FY08 monthly capital expenditure per ship based on total FY07 and FY08 capital expenditure forecast prepared by management; assuming equal monthly spend

D —	Depreciation on FY07 and Fy08 capital expenditure spend per ship based on 5-year life, i.e. 20% depreciation per year, phased equally on monthly basis

Schedule 3
Amended and Restated Guarantee – Norwegian Spirit

DATED 16 JULY 2004
NORWEGIAN SPIRIT, LTD.
(as guarantor)
to
DnB NOR BANK ASA
(as agent for the lenders)

GUARANTEE
in respect of the obligations of
NCL CORPORATION LTD.
(AS AMENDED AND RESTATED ON
           21 DECEMBER 2007)

DEED OF GUARANTEE AND INDEMNITY
DATED 16 July 2004 (as amended and restated on 21 December 2007)
BY:
NORWEGIAN SPIRIT, LTD. being a company incorporated in and under the laws of Bermuda with its registered office at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda as guarantor (the “Guarantor”);
IN FAVOUR OF:
DnB NOR BANK ASA a company incorporated in and under the laws of the Kingdom of Norway acting through its office at Stranden 21, NO-0021 Oslo, Norway as agent for and on behalf of the Beneficiaries (as hereinafter defined) (the “Agent” which expression shall include its successors and assigns).
WHEREAS:
(A)	By a secured loan facility agreement dated 7 July 2004 as amended and/or restated by a first supplemental deed thereto dated as of 30 September 2005, a second supplemental deed thereto dated 13 November 2006 and a third supplemental deed thereto dated 21 December 2007 (as the same may from time to time be further amended, restated, novated, varied or supplemented the “Facility Agreement”) entered into between among others (1) NCL Corporation Ltd. as borrower (the “Borrower”), (2) the banks whose names and Lending Branches appear in Schedule 1 to the Facility Agreement as lenders (the “Lenders”) and (3) the Agent, the Lenders agreed to make available to the Borrower a loan facility of up to eight hundred million Dollars (USD800,000,000) (the “Facility”).

(B)	Pursuant to Clause 22.3 of the Facility Agreement it has been agreed that the benefit of this Deed shall be held by the Agent as agent for itself and the Lenders and its and their respective successors, assignees and transferees (together the “Beneficiaries”).

(C)	It is a condition precedent to the Lenders making or continuing to make the Facility available to the Borrower that the Guarantor enters into this Deed.
THIS DEED WITNESSES:
1	Definitions
1.1	In this Deed the following terms and expressions shall have the meanings set out below; in addition, terms and expressions not defined herein but whose meanings are defined in the Facility Agreement shall have the meanings set out therein.

“Accounts” means the audited consolidated profit and loss account and balance sheet (including all additional information and notes thereto) of the NCLC Group together with the relative directors’ and auditors’ reports;

“Event of Default” means any of the events specified in clause 13 of the Facility Agreement;

“Outstanding Indebtedness” means all sums of any kind at any time owing, actually or contingently, by any Obligor to the Agent and/or the Beneficiaries under or pursuant to the Facility Agreement and each other Security Document to which any of the Obligors is a party (whether by way of repayment of principal, payment of interest or default interest, payment upon any indemnity or counter-indemnity, reimbursement for fees, costs or expenses or otherwise howsoever).

1.2	In this Deed unless the context otherwise requires:
1.2.1	clause headings are inserted for convenience of reference only and shall be ignored in the construction of this Deed;

1.2.2	references to Clauses and to Schedules are to be construed as references to clauses of and schedules to this Deed unless otherwise stated and references to this Deed are to be construed as references to this Deed including its Schedules;

1.2.3	references to (or to any specified provision of) this Deed or any other document shall be construed as references to this Deed, that provision or that document as from time to time amended, supplemented or novated;

1.2.4	references to any Act or any statutory instrument shall be construed as references to that Act or that statutory instrument as from time to time re-enacted, amended or supplemented;

1.2.5	references to any party to this Deed or any other document shall include reference to such party’s successors and permitted assigns;

1.2.6	words importing the plural shall include the singular and vice versa;

1.2.7	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any state or any agency thereof;

1.2.8	where any matter requires the approval or consent of the Agent such approval or consent shall not be deemed to have been given unless given in writing; where any matter is required to be acceptable to the Agent, the Agent shall not be deemed to have accepted such matter unless its acceptance is communicated in writing; the Agent may give or withhold its consent, approval or acceptance at its unfettered discretion; and

1.2.9	a certificate by the Agent as to any amount due or calculation made hereunder shall be conclusive except for manifest error.
1.3	The provisions of clause 1.3 of the Facility Agreement shall apply hereto (mutatis mutandis) as if set out herein.
2	Guarantee and Indemnity
2.1	In consideration of the Lenders making or continuing to make the Facility available to the Borrower, the payment by the Agent to the Guarantor of ten Dollars (USD10) and other good and valuable consideration (the receipt and adequacy of which the Guarantor hereby acknowledges) the Guarantor:
2.1.1	as primary obligor as and for its own debt and not merely as surety hereby undertakes to the Agent to be responsible for and hereby irrevocably and unconditionally guarantees to the Agent (on behalf of the Beneficiaries):

(i)	the due and punctual payment by each of the Obligors to the Agent (on behalf of the Beneficiaries) (as and when due by acceleration, demand or otherwise howsoever) of the Outstanding Indebtedness and every part thereof; and

(ii)	the due and punctual performance of all the obligations to be performed by each of the Obligors under or pursuant to the Facility Agreement and the other Security Documents; and
2.1.2	irrevocably and unconditionally undertakes immediately on demand by the Agent from time to time to pay and/or perform its obligations under Clause 2.1.1.
2.2	For the same consideration as referred to in Clause 2.1 the Guarantor (as a separate and independent obligation) irrevocably and unconditionally undertakes immediately on demand by the Agent from time to time to indemnify the Agent and/or the Beneficiaries and hold each of them harmless in respect of:
2.2.1	any loss incurred by the Agent and/or the Beneficiaries as a result of any Transaction Document to which any of the Obligors is a party or any provision thereof becoming invalid, void, voidable or unenforceable for any reason whatsoever after execution hereof; and

2.2.2	all loss or damage of any kind arising directly or indirectly from any failure on the part of any of the Obligors to perform any obligation to be performed by any of the Obligors under and pursuant to any Transaction Document to which such Obligor is a party.
3	Survival of the Guarantor’s Liability
3.1	The Guarantor’s liability to the Agent under this Deed shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without the Guarantor’s knowledge or consent):
3.1.1	any time, forbearance or other indulgence given or agreed by the Agent and/or the Beneficiaries to or with any of the Obligors in respect of any of their obligations under the Facility Agreement and each other Security Document to which any of the Obligors is a party; or

3.1.2	any legal limitation, disability or incapacity relating to any of the Obligors; or

3.1.3	any invalidity, irregularity, unenforceability, imperfection or avoidance of or any defect in any security granted by, or the obligations of any of the Obligors under, the Facility Agreement and each other Security Document to which any of the Obligors is a party or any amendment to or variation thereof or of any other document or security comprised therein; or

3.1.4	any change in the name, constitution or otherwise of any of the Obligors or the merger of any of the Obligors with any other corporate entity; or

3.1.5	the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) of any of the Obligors or the appointment of a receiver or administrative receiver or administrator or trustee or similar officer of any of the assets of any of the Obligors or the occurrence of any circumstances whatsoever affecting any Obligor’s liability to discharge its obligations under the Facility Agreement and each other Security Document to which it is a party; or

3.1.6	any challenge, dispute or avoidance by any liquidator of any of the Obligors in respect of any claim by the Guarantor by right of subrogation in any such liquidation; or

3.1.7	any release of any other Obligor or any renewal, exchange or realisation of any security or obligation provided under or by virtue of any of the Security Documents or the provision to the Agent or the Beneficiaries at any time of any further security for the obligations of the Borrower under any of the Security Documents; or

3.1.8	the release of Norwegian Star and/or Pride of Aloha under the Guarantee to which it is a party and/or of any other co-guarantor and/or indemnitor who is now or may hereafter become under a joint and several liability with the Guarantor under this Deed or the release of any other guarantor, indemnitor or other third party obligor in respect of the obligations of any Obligor under any of the Security Documents; or

3.1.9	any failure on the part of the Agent or the Beneficiaries (whether intentional or not) to take or perfect any security agreed to be taken under or in relation to any of the Security Documents or to enforce any of the Security Documents; or

3.1.10	any other act, matter or thing (save for repayment in full of the Outstanding Indebtedness) which might otherwise constitute a legal or equitable discharge of any of the Guarantor’s obligations under this Deed; or

3.1.11	any variation or amendment of any Transaction Document.
4	Continuing Guarantee
4.1	This Deed shall be:
4.1.1	a continuing guarantee remaining in full force and effect until irrevocable payment in full has been received by the Agent (on behalf of the Beneficiaries) of each and every part and the ultimate balance of the Outstanding Indebtedness in accordance with the Facility Agreement and each other Security Document to which any of the Obligors is a party; and

4.1.2	in addition to and not in substitution for or in derogation of any other security held by the Agent and/or the Beneficiaries from time to time in respect of the Outstanding Indebtedness or any part thereof; and

4.1.3	a guarantee of payment and not of collection.

4.2	Any satisfaction of obligations by the Guarantor to the Agent or any discharge given by the Agent to the Guarantor or any other agreement reached between the Agent and the Guarantor in relation to this Deed shall be, and be deemed always to have been, void ab initio if any act satisfying any of the said obligations or on the faith of which any such discharge was given or any such agreement was entered into is subsequently avoided in whole or in part by or pursuant to any provision of any applicable law whatsoever.

4.3	This Deed shall remain the property of the Agent (on behalf of the Beneficiaries) and, notwithstanding that all moneys and liabilities due or incurred by any of the Obligors to the Agent and/or the Beneficiaries which are guaranteed hereunder shall have been paid or discharged, the Agent shall be entitled not to discharge this Deed or any security held by the Agent and/or the Beneficiaries for the obligations of the Guarantor hereunder for such period as may in the reasonable opinion of the Agent be necessary or appropriate under any applicable insolvency law after the last of such moneys and liabilities have been paid or discharged and in the event of bankruptcy, winding-up or any similar proceedings being commenced in respect of any of the Obligors, the Agent shall be at liberty not to discharge this Deed or any security held by the Agent and/or the Beneficiaries for the obligations of the Guarantor hereunder for and during such further period as the Agent may determine in its sole discretion.
5	Exclusion of Guarantor’s Rights
5.1	Until the obligations of any Obligor under the Facility Agreement and each other Security Document to which any Obligor is a party have been fully performed, the Guarantor shall not:
5.1.1	be entitled to share in or succeed to or benefit from (by subrogation or otherwise) any rights which the Agent may have in respect of the Outstanding Indebtedness or any security therefor or all or any of the proceeds of such rights or security; or

5.1.2	without the prior written consent of the Agent:
(i)	exercise in respect of any amount paid by it hereunder any right of indemnity, subrogation, contribution or any other right or remedy which it may have in respect thereof; or

(ii)	claim payment of any other moneys for the time being due to it or to which it may become entitled or exercise or enforce or benefit from any other right, remedy or security in respect thereof; or

(iii)	prove in a liquidation of any Obligor in competition with the Agent and/or the Beneficiaries for any moneys owing to the Guarantor by any other Obligor on any account whatsoever,
PROVIDED ALWAYS that if the Guarantor, in breach of this Clause, receives or recovers any moneys pursuant to any such exercise, claim or proof, such moneys shall be held by the Guarantor as trustee upon trust for the Agent and the Beneficiaries to apply the same as if they were moneys received or recovered by the Agent under this Deed.

6	Payments
6.1	Each payment to be made by the Guarantor hereunder shall be made in immediately available funds in the currency in which such payment is due without set-off, counterclaim, deduction or retention of any kind by payment to the account referred to in clause 8.1 of the Facility Agreement or such account of the Agent with such other bank or financial institution as the Agent may from time to time notify to the Guarantor in writing.

6.2	The certificate of the Agent from time to time as to sums owed by any Obligor under the Security Documents and sums owed by the Guarantor hereunder shall, save for manifest error, be conclusive and binding for all purposes and prima facie evidence of the existence and extent of such debts in any legal action or proceedings arising in connection herewith.
7	Enforcement
7.1	The Agent shall not be obliged before taking steps to enforce this Deed to take any action whatsoever against any of the Obligors under the Facility Agreement or any other Security Documents to which they are a party and the Guarantor hereby waives all such formalities or rights to which it would otherwise be entitled or which the Agent would otherwise first be required to satisfy or fulfil before proceeding or making demand against the Guarantor hereunder PROVIDED THAT the Agent shall not be entitled to enforce its rights under this Deed otherwise than in circumstances which would constitute an Event of Default.
8	Representations and Warranties
8.1	The Guarantor represents and warrants to the Agent that:
8.1.1	it is a limited liability company, duly incorporated and validly existing under the laws of Bermuda, possessing perpetual corporate existence, the capacity to sue and be sued in its own name and the power to own its assets and carry on its business as it is now being conducted;

8.1.2	it has the power to enter into and perform this Deed and the other Security Documents to which it is a party, that all necessary corporate or other action has been taken to authorise the entry into and performance of this Deed and such other Security Documents and that entering into this Deed and the other Security Documents to which it is a party is for its corporate benefit;

8.1.3	this Deed constitutes and the other Security Documents to which it is a party will when executed constitute its legal, valid and binding obligations enforceable in accordance with their respective terms;

8.1.4	the entry into and performance of this Deed and the other Security Documents to which it is a party and the transactions contemplated hereby and thereby do not and will not be a breach of or conflict with:
(i)	any law or regulation or any official or judicial order; or

(ii)	its constitutional documents; or

(iii)	any agreement or document to which it is a party or which is binding upon it or any of its assets, nor result in the creation or imposition of any Encumbrance other than a Permitted Lien on any of its assets pursuant to the provisions of any such agreement or document;
8.1.5	the entry into and performance of this Deed and the Security Documents to which it is a party and the transactions contemplated hereby and thereby will not result in the Guarantor becoming insolvent;

8.1.6	no event has occurred and is continuing which constitutes a default under or in respect of any agreement or document to which the Guarantor is a party or by which it may be bound (including, inter alia, this Deed and the other Security Documents to which it is a party);

8.1.7	all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Deed and the other Security Documents to which it is a party and the transactions contemplated hereby and thereby have been obtained or effected and are in full force and effect;

8.1.8	all information furnished by or on behalf of the Guarantor relating to the business and affairs of any member of the NCLC Group in connection with this Deed and the other Security Documents to which it is a party was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading;

8.1.9	the Guarantor has fully disclosed in writing to the Lenders through the Agent all facts relating to the NCLC Group which it knows or should reasonably know and which might reasonably be expected to influence the Lenders in deciding whether or not to enter into the Facility Agreement;

8.1.10	the Accounts for the financial year ended 31 December 2004 (which accounts will be prepared in accordance with US GAAP) will fairly represent the consolidated financial condition of the NCLC Group as at 31 December 2004 and from that date there will be no material adverse change in the consolidated financial condition of the NCLC Group as shown in such audited accounts save as disclosed in writing to the Agent;

8.1.11	the claims of the Agent and the Beneficiaries against the Guarantor under this Deed and the other Security Documents to which it is a party will rank at least pari passu with the claims of all other unsecured creditors of the Guarantor other than claims of such creditors to the extent that the same are statutorily preferred;

8.1.12	subject to clause 11.11 of the Facility Agreement, no member of the NCLC Group has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of the

Guarantor’s knowledge and belief) threatened against any member of the NCLC Group for its winding-up or dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of it or any or all of its assets or revenues nor has any member of the NCLC Group sought any other relief under any applicable insolvency or bankruptcy law;

8.1.13	no litigation, arbitration or administrative proceedings are current or pending or (to the best of the Guarantor’s knowledge and belief) threatened, which might, if adversely determined, have a material adverse effect on the business, assets or financial condition of the Guarantor or any other member of the NCLC Group;

8.1.14	each member of the NCLC Group has complied with all taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it; no material claims are being asserted against any member of the NCLC Group with respect to Taxes which might, if such claims were successful, have a material adverse effect on its business, assets or financial condition;

8.1.15	neither the Guarantor nor any of its assets enjoys any right of immunity from set-off, suit or execution in respect of its obligations under this Deed or any of the other Security Documents to which it is a party;

8.1.16	all amounts payable by the Guarantor hereunder may be made free and clear of and without deduction for or on account of any Taxes;

8.1.17	all of the twelve thousand (12,000) authorised and issued shares in the Guarantor are beneficially owned by NCL International, all of the authorised and issued shares in NCL International are wholly owned by Arrasas and all of the authorised and issued shares in Arrasas are wholly owned by the Borrower and such structure shall remain so throughout the Security Period;

8.1.18	except for the filing of those Security Documents to which it is a party which require registration in the Companies Registries in Bermuda and/or England and Wales, which filings must be completed within twenty one (21) days of the execution of the relevant Security Documents in the case of England and Wales, and for the registration of the Mortgage over the Guarantor’s Vessel through the Bahamas Maritime Authority, the Guarantor does not have a place of business in any jurisdiction which would require this Deed or any of the other Security Documents to which it is a party to be filed or registered (if it had a place of business in that jurisdiction) to ensure the validity of this Deed or any of the other Security Documents to which it is a party; and

8.1.19	it has reviewed and agrees to all the terms and conditions of the Facility Agreement and each other Security Document to which any Obligor is a party.
8.2	The representations and warranties set out in Clause 8.1 other than those set out in Clauses 8.1.4(a), 8.1.9, 8.1.16 and 8.1.19 shall survive the execution of this Deed and shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances then subsisting, on each day until the actual and contingent obligations of each Obligor have been performed in full.
9	General Undertakings: Positive Covenants
9.1	The undertakings contained in this Clause 9 shall remain in full force from the date of this Deed until the end of the Security Period.

9.2	The Guarantor will provide to the Agent:
9.2.1	as soon as practicable (and in any event within one hundred and twenty (120) days after the close of each of the NCLC Group’s financial years) a Certified Copy of the Accounts (commencing with audited accounts made up to 31 December 2004);

9.2.2	promptly, such further information in its possession or control regarding its financial condition and operations and those of any company in the NCLC Group as the Agent may request; and

9.2.3	details of any material litigation, arbitration or administrative proceedings which affect any Obligor as soon as the same are instituted and served, or, to the knowledge of the Guarantor, threatened (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding twenty five million Dollars (USD25,000,000) or the equivalent in another currency).
All accounts required under this Clause 9.2 shall be prepared in accordance with US GAAP and shall fairly represent the financial condition of the relevant company. In this Clause 9.2 “NCLC Group” means the Borrower, its Subsidiaries and any other entity which is required to be consolidated in the Borrower’s accounts in accordance with US GAAP.
9.3	The Guarantor will keep proper books of record and account in which proper and correct entries shall be made of all financial transactions and the assets, liabilities and business of the Guarantor in accordance with US GAAP.

9.4	The Guarantor will notify the Agent of any Event of Default forthwith upon the Guarantor becoming aware of the occurrence thereof.

9.5	The Guarantor will procure that all such authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable it to perform its obligations under, and ensure the validity or enforceability of, this Deed and the other Security Documents to which it is a party are obtained and promptly renewed from time to time and will promptly furnish certified copies thereof to the Agent and will procure that the terms of the same are complied with at all times.

9.6	The Guarantor will do all such things as are necessary to maintain its corporate existence in good standing and will ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business.

10	General Undertakings: Negative Covenants
10.1	The undertakings contained in this Clause 10 shall remain in full force from the date of this Deed until the end of the Security Period.

10.2	The Guarantor will not, and will procure that none of its Subsidiaries will, create or permit to subsist any Encumbrance on the whole or any part of its present or future assets except for Permitted Liens and Encumbrances created prior to the date hereof.

10.3	Except with the prior written consent of the Agent, the Guarantor will not, and will procure that no other member of the NCLC Group will, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, agree to or actually sell, assign, abandon or otherwise transfer or dispose of all or any of its assets or any share or interest therein except that:
10.3.1	disposals may be made in the ordinary course of trading of the disposing entity (excluding disposal of ships) including without limitation, the payment of cash as consideration for the purchase or acquisition of any asset or service or in the discharge of any obligation incurred for value in the ordinary course of trading;

10.3.2	disposals of cash raised or borrowed may be made for the purposes for which such cash was raised or borrowed;

10.3.3	disposals of assets in exchange for other assets comparable or superior as to type and value may be made;

10.3.4	the Guarantor may agree to sell its Vessel on the condition that contemporaneously with the completion of such sale the Facility is prepaid in accordance with the provisions of Clause 4.6 and Clause 5.3 of the Facility Agreement;

10.3.5	the Guarantor may let its Vessel on charter in accordance with the provisions of clause 6.1.14 of the relevant Mortgage;

10.3.6	a vessel owned by any member of the NCLC Group (other than the Guarantor) may be sold provided such sale is on a willing seller willing buyer basis at or about market rate and at arm’s length subject always to the provisions of any loan documentation for the financing of such vessel; and

10.3.7	disposals of assets constituting Apollo-Related Transactions may be made.
10.4	Except with the prior written consent of the Agent, the Guarantor will not, and will procure that no other member of the NCLC Group will, make any loan or advance or extend credit to any person, firm or corporation (except any loan, advance or credit made available to passengers on board a vessel for gambling purposes or to ship’s agents and except any loan, advance or credit to the Borrower or a wholly-owned Subsidiary of the Borrower, which loan, advance or credit is fully subordinated to the rights of the Beneficiaries under the Security

Documents). In this Clause “fully subordinated” shall mean that any claim of the lender against the Borrower or a wholly owned Subsidiary of the Borrower (as the case may be) in relation to such indebtedness shall rank after and be in all respects subordinate to all of the rights and claims of the Agent and the Lenders under this Agreement and the other Security Documents and that the lender shall not take any steps to enforce its rights to recover any monies owing to it by the Borrower or a wholly owned Subsidiary of the Borrower (as the case may be) and in particular but without limitation the lender will not institute any legal or quasi-legal proceedings under any jurisdiction at any time against the Vessels, their Earnings or Insurances or the Borrower or a wholly owned Subsidiary of the Borrower (as the case may be) and it will not compete with the Agent or the Lenders in a liquidation or other winding-up or bankruptcy of the Borrower or a wholly owned Subsidiary of the Borrower (as the case may be) or in any proceedings in connection with the Vessels, their Earnings or Insurances.

10.5	Save as contemplated by this Deed and otherwise in the ordinary course of its business as owner of the Vessel, issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other person, firm or corporation.

10.6	Except with the prior written consent of the Agent and subject to clause 11.10 of the Facility Agreement the Guarantor will not, and will procure that no other member of the NCLC Group will, make or threaten to make any substantial change in its business as presently conducted, or carry on any other business which is substantial in relation to its business as presently conducted.

10.7	Except with the prior written consent of the Agent and subject to clause 11.11 of the Facility Agreement, the Guarantor will not, and will procure that no other member of the NCLC Group will, enter into any amalgamation, merger or consolidation or anything analogous to the foregoing. However, the prior consent of the Agent shall not be required in respect of any consolidation, reorganisation or restructure (including the winding-up, dissolution or cessation of business of any existing Subsidiary of the Borrower, other than the Obligors, or the creation of new Subsidiaries) (a) pursuant to the Apollo-Related Transactions or (b) involving wholly owned (whether directly or indirectly) Subsidiaries of the Guarantor only which does not imperil the security created by any of the Security Documents or affect the ability of any Obligor duly to perform any of its obligations under any Security Document to which it may be a party at any time, PROVIDED THAT, except in relation to the Apollo-Related Transactions, the Guarantor has first consulted with the Agent with regard to the proposed consolidation, reorganisation or restructure. Further, no member of the NCLC Group will acquire any equity, share capital or obligations of any corporation or other entity PROVIDED THAT NCL International or NCL America Holdings may so acquire equity, share capital or obligations of a corporation or entity whose business is the ownership, operation or management of cruise vessels.

10.8	Except with the prior written consent of the Agent, the Guarantor will not alter its financial year end.

10.9	The Guarantor has not taken and shall not take from any other Obligor any security or counter-security in respect of any of its obligations under this Deed PROVIDED ALWAYS THAT if the Guarantor, in breach of this Clause, takes any security or counter-security as aforesaid, such security shall be held by the Guarantor as trustee upon trust for the Agent and the Beneficiaries.
11	Discharge
11.1	Subject to Clause 4.3, following the irrevocable repayment or payment to the Agent (on behalf of the Beneficiaries) of all the Outstanding Indebtedness the Agent will at the Guarantor’s request return this Deed to the Guarantor and the Agent shall, at the request and cost of the Guarantor, transfer to the Guarantor such rights as the Agent may at such time have in the security for the Outstanding Indebtedness and to the proceeds of any such rights or security.
12	Assignment and Transfer
12.1	This Deed shall be binding upon and enure to the benefit of the Guarantor, the Agent and the Beneficiaries and each of their respective successors and assigns.

12.2	The Guarantor shall not be entitled to assign or transfer all or any part of its rights, benefits or obligations under this Deed.

12.3	The Agent and each Lender may assign or transfer its respective rights hereunder to any person (including any other Lending Branch) to whom the rights, or the rights and obligations, of the Agent or that Lender under the Facility Agreement are wholly or partially assigned or transferred in accordance with the Facility Agreement.

12.4	Any Lender may disclose to any actual or potential assignee or Transferee or to any person who may otherwise enter or propose to enter into contractual relations with such Lender in relation to the Facility Agreement and this Deed any information about the Obligors and the NCLC Group as such Lender shall reasonably consider necessary for the purposes of inviting expressions of interest from other banks or financial institutions SUBJECT ALWAYS to the relevant Lender procuring the execution by the potential assignee or Transferee or any other person as aforesaid of a Confidentiality Undertaking.

12.5	A person (including any body of persons) who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.
13	Miscellaneous Provisions
13.1	No failure to exercise and no delay in exercising on the part of the Agent or any of the Lenders any right or remedy under this Deed or any other of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver by the Agent or any of the Beneficiaries shall be effective unless it is in writing.

13.2	The rights and remedies of the Agent and each of the Beneficiaries provided herein and in the other Security Documents are cumulative and not exclusive of any rights or remedies provided by law.

13.3	If any provision of this Deed, the Facility Agreement or any other Security Document to which any Obligor is a party is prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate the remaining provisions hereof or thereof or affect the validity or enforceability of such provision in any other jurisdiction.

13.4	Time is of the essence in respect of all of the obligations of the Guarantor under this Deed.
14	Waiver of Immunity
14.1	The Guarantor irrevocably and unconditionally:
14.1.1	waives any right of immunity which it or its assets now has or may hereafter acquire in relation to any legal proceedings (including, but without limitation, actions in rem and/or in personam) brought against it or its assets by the Agent or the Beneficiaries in relation to this Deed; and

14.1.2	consents generally in respect of any such proceedings to the giving of any relief including, without limitation, the issue of any process in connection with such proceedings and the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.
15	Notices
15.1	Each notice, demand or other communication to be made under this Deed shall be made in writing which, unless otherwise stated, includes telex or telefax.

15.2	Any notice, demand or other communication to be made or delivered by the Agent to the Guarantor pursuant to this Deed shall (unless the Guarantor has by fifteen (15) days’ written notice to the Agent specified another address) be made or delivered to the Guarantor at 7665 Corporate Center Drive, Miami, Florida 33126, United States of America (marked for the attention of the Chief Financial Officer, telefax no +1 305 436 4140 and the Legal Department, telefax no +1 305 436 4117) (but one copy shall suffice) and shall be deemed to have been made or delivered (in the case of telefax) when transmission of such telefax communication has been completed or (in the case of any letter) when delivered to the aforesaid address or (as the case may be) five (5) days after being deposited in the post first class postage prepaid in an envelope addressed to it at that address. Any notice, demand or other communication to be made or delivered by the Guarantor to the Agent or the Beneficiaries pursuant to this Deed shall (unless the Agent has by fifteen (15) days’ written notice to the Guarantor specified another address) be made or delivered to the Agent at its office for the time being which is at present at Stranden 21, NO-0021 Oslo, Norway (marked for the attention of Mrs Solveig Nuland Knoff, telefax no +47 22 48 2894) and shall be deemed to have made or delivered when transmission of such telefax communication has been completed or (in the case of any letter) when delivered to the aforesaid address or (as the case may be) five (5) days after being deposited in the post first class postage prepaid in an envelope addressed to it at that address.

15.3	Each notice, demand or other communication made or delivered by one (1) party to the other pursuant to this Deed shall be in the English language or accompanied by a certified English translation.
16	Governing Law
16.1	This Deed shall be governed by and construed in accordance with English law.
17	Jurisdiction
17.1	For the exclusive benefit of the Agent and the Beneficiaries, the Guarantor agrees that any legal action or proceeding arising out of this Deed may be brought in the High Court of Justice in England and irrevocably submits to the jurisdiction of that court. The submission by the Guarantor to such jurisdiction shall not limit the right of the Agent and/or the Beneficiaries to commence any proceedings arising out of this Deed in whatsoever jurisdiction they may choose, nor shall the commencement of any such legal action or proceeding in one (1) jurisdiction preclude the Agent and/or the Beneficiaries from beginning any further or other such legal action or proceeding in the same or any other jurisdiction.

17.2	The Guarantor appoints in the case of the courts of England the Process Agent to receive, for and on its behalf, service of process in England of any legal proceedings with respect to this Deed.
IN WITNESS whereof this Deed of Guarantee and Indemnity has been executed by the parties hereto on the day first written above.

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
NORWEGIAN SPIRIT, LTD.	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
DnB NOR BANK ASA	)
in the presence of:	)

Schedule 4
Amended and Restated Guarantee – Norwegian Star

DATED 16 JULY 2004
NORWEGIAN STAR LIMITED
(as guarantor)
to
DnB NOR BANK ASA
(as agent for the lenders)

GUARANTEE
in respect of the obligations of
NCL CORPORATION LTD.
(AS AMENDED AND RESTATED ON
           21 DECEMBER 2007)

DEED OF GUARANTEE AND INDEMNITY
DATED 16 July 2004 (as amended and restated on 21 December 2007)
BY:
NORWEGIAN STAR LIMITED being a company incorporated in and under the laws of the Isle of Man with its registered office at International House, Castle Hill, Victoria Road, Douglas, Isle of Man IM2 4RB, British Isles as guarantor (the “Guarantor”);
IN FAVOUR OF:
DnB NOR BANK ASA a company incorporated in and under the laws of the Kingdom of Norway acting through its office at Stranden 21, NO-0021 Oslo, Norway as agent for and on behalf of the Beneficiaries (as hereinafter defined) (the “Agent” which expression shall include its successors and assigns).
WHEREAS:
(A)	By a secured loan facility agreement dated 7 July 2004 as amended and/or restated by a first supplemental deed thereto dated as of 30 September 2005, a second supplemental deed thereto dated 13 November 2006 and a third supplemental deed thereto dated 21 December 2007 (as the same may from time to time be further amended, restated, novated, varied or supplemented the “Facility Agreement”) entered into between among others (1) NCL Corporation Ltd. as borrower (the “Borrower”), (2) the banks whose names and Lending Branches appear in Schedule 1 to the Facility Agreement as lenders (the “Lenders”) and (3) the Agent, the Lenders agreed to make available to the Borrower a loan facility of up to eight hundred million Dollars (USD800,000,000) (the “Facility”).
(B)	Pursuant to Clause 22.3 of the Facility Agreement it has been agreed that the benefit of this Deed shall be held by the Agent as agent for itself and the Lenders and its and their respective successors, assignees and transferees (together the “Beneficiaries”).
(C)	It is a condition precedent to the Lenders making or continuing to make the Facility available to the Borrower that the Guarantor enters into this Deed.
THIS DEED WITNESSES:
1 Definitions
1.1	In this Deed the following terms and expressions shall have the meanings set out below; in addition, terms and expressions not defined herein but whose meanings are defined in the Facility Agreement shall have the meanings set out therein.

“Accounts” means the audited consolidated profit and loss account and balance sheet (including all additional information and notes thereto) of the NCLC Group together with the relative directors’ and auditors’ reports;

“Event of Default” means any of the events specified in clause 13 of the Facility Agreement;

“Outstanding Indebtedness” means all sums of any kind at any time owing, actually or contingently, by any Obligor to the Agent and/or the Beneficiaries under or pursuant to the Facility Agreement and each other Security Document to which any of the Obligors is a party (whether by way of repayment of principal, payment of interest or default interest, payment upon any indemnity or counter-indemnity, reimbursement for fees, costs or expenses or otherwise howsoever).
1.2	In this Deed unless the context otherwise requires:
1.2.1	clause headings are inserted for convenience of reference only and shall be ignored in the construction of this Deed;

1.2.2	references to Clauses and to Schedules are to be construed as references to clauses of and schedules to this Deed unless otherwise stated and references to this Deed are to be construed as references to this Deed including its Schedules;

1.2.3	references to (or to any specified provision of) this Deed or any other document shall be construed as references to this Deed, that provision or that document as from time to time amended, supplemented or novated;

1.2.4	references to any Act or any statutory instrument shall be construed as references to that Act or that statutory instrument as from time to time re-enacted, amended or supplemented;

1.2.5	references to any party to this Deed or any other document shall include reference to such party’s successors and permitted assigns;

1.2.6	words importing the plural shall include the singular and vice versa;

1.2.7	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any state or any agency thereof;

1.2.8	where any matter requires the approval or consent of the Agent such approval or consent shall not be deemed to have been given unless given in writing; where any matter is required to be acceptable to the Agent, the Agent shall not be deemed to have accepted such matter unless its acceptance is communicated in writing; the Agent may give or withhold its consent, approval or acceptance at its unfettered discretion; and

1.2.9	a certificate by the Agent as to any amount due or calculation made hereunder shall be conclusive except for manifest error.
1.3	The provisions of clause 1.3 of the Facility Agreement shall apply hereto (mutatis mutandis) as if set out herein.
2 Guarantee and Indemnity
2.1	In consideration of the Lenders making or continuing to make the Facility available to the Borrower, the payment by the Agent to the Guarantor of ten Dollars (USD10) and other good and valuable consideration (the receipt and adequacy of which the Guarantor hereby acknowledges) the Guarantor:
2.1.1	as primary obligor as and for its own debt and not merely as surety hereby undertakes to the Agent to be responsible for and hereby irrevocably and unconditionally guarantees to the Agent (on behalf of the Beneficiaries):

(i)	the due and punctual payment by each of the Obligors to the Agent (on behalf of the Beneficiaries) (as and when due by acceleration, demand or otherwise howsoever) of the Outstanding Indebtedness and every part thereof; and

(ii)	the due and punctual performance of all the obligations to be performed by each of the Obligors under or pursuant to the Facility Agreement and the other Security Documents; and
2.1.2	irrevocably and unconditionally undertakes immediately on demand by the Agent from time to time to pay and/or perform its obligations under Clause 2.1.1.
2.2	For the same consideration as referred to in Clause 2.1 the Guarantor (as a separate and independent obligation) irrevocably and unconditionally undertakes immediately on demand by the Agent from time to time to indemnify the Agent and/or the Beneficiaries and hold each of them harmless in respect of:
2.2.1	any loss incurred by the Agent and/or the Beneficiaries as a result of any Transaction Document to which any of the Obligors is a party or any provision thereof becoming invalid, void, voidable or unenforceable for any reason whatsoever after execution hereof; and

2.2.2	all loss or damage of any kind arising directly or indirectly from any failure on the part of any of the Obligors to perform any obligation to be performed by any of the Obligors under and pursuant to any Transaction Document to which such Obligor is a party.
3 Survival of the Guarantor’s Liability
3.1	The Guarantor’s liability to the Agent under this Deed shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without the Guarantor’s knowledge or consent):
3.1.1	any time, forbearance or other indulgence given or agreed by the Agent and/or the Beneficiaries to or with any of the Obligors in respect of any of their obligations under the Facility Agreement and each other Security Document to which any of the Obligors is a party; or
3.1.2	any legal limitation, disability or incapacity relating to any of the Obligors; or

3.1.3	any invalidity, irregularity, unenforceability, imperfection or avoidance of or any defect in any security granted by, or the obligations of any of the Obligors under, the Facility Agreement and each other Security Document to which any of the Obligors is a party or any amendment to or variation thereof or of any other document or security comprised therein; or

3.1.4	any change in the name, constitution or otherwise of any of the Obligors or the merger of any of the Obligors with any other corporate entity; or

3.1.5	the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) of any of the Obligors or the appointment of a receiver or administrative receiver or administrator or trustee or similar officer of any of the assets of any of the Obligors or the occurrence of any circumstances whatsoever affecting any Obligor’s liability to discharge its obligations under the Facility Agreement and each other Security Document to which it is a party; or

3.1.6	any challenge, dispute or avoidance by any liquidator of any of the Obligors in respect of any claim by the Guarantor by right of subrogation in any such liquidation; or

3.1.7	any release of any other Obligor or any renewal, exchange or realisation of any security or obligation provided under or by virtue of any of the Security Documents or the provision to the Agent or the Beneficiaries at any time of any further security for the obligations of the Borrower under any of the Security Documents; or

3.1.8	the release of Norwegian Spirit and/or Pride of Aloha under the Guarantee to which it is a party and/or of any other co-guarantor and/or indemnitor who is now or may hereafter become under a joint and several liability with the Guarantor under this Deed or the release of any other guarantor, indemnitor or other third party obligor in respect of the obligations of any Obligor under any of the Security Documents; or

3.1.9	any failure on the part of the Agent or the Beneficiaries (whether intentional or not) to take or perfect any security agreed to be taken under or in relation to any of the Security Documents or to enforce any of the Security Documents; or

3.1.10	any other act, matter or thing (save for repayment in full of the Outstanding Indebtedness) which might otherwise constitute a legal or equitable discharge of any of the Guarantor’s obligations under this Deed; or

3.1.11	any variation or amendment of any Transaction Document.
4 Continuing Guarantee
4.1	This Deed shall be:
4.1.1	a continuing guarantee remaining in full force and effect until irrevocable payment in full has been received by the Agent (on behalf of the Beneficiaries) of each and every part and the ultimate balance of the Outstanding Indebtedness in accordance with the Facility Agreement and each other Security Document to which any of the Obligors is a party; and

4.1.2	in addition to and not in substitution for or in derogation of any other security held by the Agent and/or the Beneficiaries from time to time in respect of the Outstanding Indebtedness or any part thereof; and

4.1.3	a guarantee of payment and not of collection.

4.2	Any satisfaction of obligations by the Guarantor to the Agent or any discharge given by the Agent to the Guarantor or any other agreement reached between the Agent and the Guarantor in relation to this Deed shall be, and be deemed always to have been, void ab initio if any act satisfying any of the said obligations or on the faith of which any such discharge was given or any such agreement was entered into is subsequently avoided in whole or in part by or pursuant to any provision of any applicable law whatsoever.

4.3	This Deed shall remain the property of the Agent (on behalf of the Beneficiaries) and, notwithstanding that all moneys and liabilities due or incurred by any of the Obligors to the Agent and/or the Beneficiaries which are guaranteed hereunder shall have been paid or discharged, the Agent shall be entitled not to discharge this Deed or any security held by the Agent and/or the Beneficiaries for the obligations of the Guarantor hereunder for such period as may in the reasonable opinion of the Agent be necessary or appropriate under any applicable insolvency law after the last of such moneys and liabilities have been paid or discharged and in the event of bankruptcy, winding-up or any similar proceedings being commenced in respect of any of the Obligors, the Agent shall be at liberty not to discharge this Deed or any security held by the Agent and/or the Beneficiaries for the obligations of the Guarantor hereunder for and during such further period as the Agent may determine in its sole discretion.
5 Exclusion of Guarantor’s Rights
5.1	Until the obligations of any Obligor under the Facility Agreement and each other Security Document to which any Obligor is a party have been fully performed, the Guarantor shall not:
5.1.1	be entitled to share in or succeed to or benefit from (by subrogation or otherwise) any rights which the Agent may have in respect of the Outstanding Indebtedness or any security therefor or all or any of the proceeds of such rights or security; or

5.1.2	without the prior written consent of the Agent:
(i)	exercise in respect of any amount paid by it hereunder any right of indemnity, subrogation, contribution or any other right or remedy which it may have in respect thereof; or

(ii)	claim payment of any other moneys for the time being due to it or to which it may become entitled or exercise or enforce or benefit from any other right, remedy or security in respect thereof; or

(iii)	prove in a liquidation of any Obligor in competition with the Agent and/or the Beneficiaries for any moneys owing to the Guarantor by any other Obligor on any account whatsoever,
PROVIDED ALWAYS that if the Guarantor, in breach of this Clause, receives or recovers any moneys pursuant to any such exercise, claim or proof, such moneys shall be held by the Guarantor as trustee upon trust for the Agent and the Beneficiaries to apply the same as if they were moneys received or recovered by the Agent under this Deed.

6 Payments
6.1	Each payment to be made by the Guarantor hereunder shall be made in immediately available funds in the currency in which such payment is due without set-off, counterclaim, deduction or retention of any kind by payment to the account referred to in clause 8.1 of the Facility Agreement or such account of the Agent with such other bank or financial institution as the Agent may from time to time notify to the Guarantor in writing.

6.2	The certificate of the Agent from time to time as to sums owed by any Obligor under the Security Documents and sums owed by the Guarantor hereunder shall, save for manifest error, be conclusive and binding for all purposes and prima facie evidence of the existence and extent of such debts in any legal action or proceedings arising in connection herewith.
7 Enforcement
7.1	The Agent shall not be obliged before taking steps to enforce this Deed to take any action whatsoever against any of the Obligors under the Facility Agreement or any other Security Documents to which they are a party and the Guarantor hereby waives all such formalities or rights to which it would otherwise be entitled or which the Agent would otherwise first be required to satisfy or fulfil before proceeding or making demand against the Guarantor hereunder PROVIDED THAT the Agent shall not be entitled to enforce its rights under this Deed otherwise than in circumstances which would constitute an Event of Default.
8 Representations and Warranties
8.1	The Guarantor represents and warrants to the Agent that:
8.1.1	it is a limited liability company, duly incorporated and validly existing under the laws of the Isle of Man, possessing perpetual corporate existence, the capacity to sue and be sued in its own name and the power to own its assets and carry on its business as it is now being conducted;

8.1.2	it has the power to enter into and perform this Deed and the other Security Documents to which it is a party, that all necessary corporate or other action has been taken to authorise the entry into and performance of this Deed and such other Security Documents and that entering into this Deed and the other Security Documents to which it is a party is for its corporate benefit;

8.1.3	this Deed constitutes and the other Security Documents to which it is a party will when executed constitute its legal, valid and binding obligations enforceable in accordance with their respective terms;

8.1.4	the entry into and performance of this Deed and the other Security Documents to which it is a party and the transactions contemplated hereby and thereby do not and will not be a breach of or conflict with:
(i)	any law or regulation or any official or judicial order; or

(ii)	its constitutional documents; or

(iii)	any agreement or document to which it is a party or which is binding upon it or any of its assets, nor result in the creation or imposition of any Encumbrance other than a Permitted Lien on any of its assets pursuant to the provisions of any such agreement or document;

8.1.5	the entry into and performance of this Deed and the Security Documents to which it is a party and the transactions contemplated hereby and thereby will not result in the Guarantor becoming insolvent;

8.1.6	no event has occurred and is continuing which constitutes a default under or in respect of any agreement or document to which the Guarantor is a party or by which it may be bound (including, inter alia, this Deed and the other Security Documents to which it is a party);

8.1.7	all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Deed and the other Security Documents to which it is a party and the transactions contemplated hereby and thereby have been obtained or effected and are in full force and effect;

8.1.8	all information furnished by or on behalf of the Guarantor relating to the business and affairs of any member of the NCLC Group in connection with this Deed and the other Security Documents to which it is a party was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading;

8.1.9	the Guarantor has fully disclosed in writing to the Lenders through the Agent all facts relating to the NCLC Group which it knows or should reasonably know and which might reasonably be expected to influence the Lenders in deciding whether or not to enter into the Facility Agreement;

8.1.10	the Accounts for the financial year ended 31 December 2004 (which accounts will be prepared in accordance with US GAAP) will fairly represent the consolidated financial condition of the NCLC Group as at 31 December 2004 and from that date there will be no material adverse change in the consolidated financial condition of the NCLC Group as shown in such audited accounts save as disclosed in writing to the Agent;

8.1.11	the claims of the Agent and the Beneficiaries against the Guarantor under this Deed and the other Security Documents to which it is a party will rank at least pari passu with the claims of all other unsecured creditors of the Guarantor other than claims of such creditors to the extent that the same are statutorily preferred;

8.1.12	subject to clause 11.11 of the Facility Agreement, no member of the NCLC Group has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of the

Guarantor’s knowledge and belief) threatened against any member of the NCLC Group for its winding-up or dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of it or any or all of its assets or revenues nor has any member of the NCLC Group sought any other relief under any applicable insolvency or bankruptcy law;

8.1.13	no litigation, arbitration or administrative proceedings are current or pending or (to the best of the Guarantor’s knowledge and belief) threatened, which might, if adversely determined, have a material adverse effect on the business, assets or financial condition of the Guarantor or any other member of the NCLC Group;

8.1.14	each member of the NCLC Group has complied with all taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it; no material claims are being asserted against any member of the NCLC Group with respect to Taxes which might, if such claims were successful, have a material adverse effect on its business, assets or financial condition;

8.1.15	neither the Guarantor nor any of its assets enjoys any right of immunity from set-off, suit or execution in respect of its obligations under this Deed or any of the other Security Documents to which it is a party;

8.1.16	all amounts payable by the Guarantor hereunder may be made free and clear of and without deduction for or on account of any Taxes;

8.1.17	all of the two thousand (2,000) authorised and issued ordinary shares in the Guarantor are beneficially owned by NCL International, all of the authorised and issued shares in NCL International are wholly owned by Arrasas and all of the authorised and issued shares in Arrasas are wholly owned by the Borrower and such structure shall remain so throughout the Security Period;

8.1.18	except for the filing of those Security Documents to which it is a party which require registration in the Companies Registries in the Isle of Man and/or England and Wales, which filings must be completed within twenty one (21) days of the execution of the relevant Security Documents in the case of England and Wales, and for the registration of the Mortgage over the Guarantor’s Vessel through the Bahamas Maritime Authority, the Guarantor does not have a place of business in any jurisdiction which would require this Deed or any of the other Security Documents to which it is a party to be filed or registered (if it had a place of business in that jurisdiction) to ensure the validity of this Deed or any of the other Security Documents to which it is a party; and

8.1.19	it has reviewed and agrees to all the terms and conditions of the Facility Agreement and each other Security Document to which any Obligor is a party.
8.2	The representations and warranties set out in Clause 8.1 other than those set out in Clauses 8.1.4(a), 8.1.9, 8.1.16 and 8.1.19 shall survive the execution of this Deed and shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances then subsisting, on each day until the actual and contingent obligations of each Obligor have been performed in full.
9 General Undertakings: Positive Covenants
9.1	The undertakings contained in this Clause 9 shall remain in full force from the date of this Deed until the end of the Security Period.

9.2	The Guarantor will provide to the Agent:
9.2.1	as soon as practicable (and in any event within one hundred and twenty (120) days after the close of each of the NCLC Group’s financial years) a Certified Copy of the Accounts (commencing with audited accounts made up to 31 December 2004);

9.2.2	promptly, such further information in its possession or control regarding its financial condition and operations and those of any company in the NCLC Group as the Agent may request; and

9.2.3	details of any material litigation, arbitration or administrative proceedings which affect any Obligor as soon as the same are instituted and served, or, to the knowledge of the Guarantor, threatened (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding twenty five million Dollars (USD25,000,000) or the equivalent in another currency).
All accounts required under this Clause 9.2 shall be prepared in accordance with US GAAP and shall fairly represent the financial condition of the relevant company. In this Clause 9.2 “NCLC Group” means the Borrower, its Subsidiaries and any other entity which is required to be consolidated in the Borrower’s accounts in accordance with US GAAP.

9.3	The Guarantor will keep proper books of record and account in which proper and correct entries shall be made of all financial transactions and the assets, liabilities and business of the Guarantor in accordance with US GAAP.

9.4	The Guarantor will notify the Agent of any Event of Default forthwith upon the Guarantor becoming aware of the occurrence thereof.

9.5	The Guarantor will procure that all such authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable it to perform its obligations under, and ensure the validity or enforceability of, this Deed and the other Security Documents to which it is a party are obtained and promptly renewed from time to time and will promptly furnish certified copies thereof to the Agent and will procure that the terms of the same are complied with at all times.

9.6	The Guarantor will do all such things as are necessary to maintain its corporate existence in good standing and will ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business.

10 General Undertakings: Negative Covenants
10.1	The undertakings contained in this Clause 10 shall remain in full force from the date of this Deed until the end of the Security Period.

10.2	The Guarantor will not, and will procure that none of its Subsidiaries will, create or permit to subsist any Encumbrance on the whole or any part of its present or future assets except for Permitted Liens and Encumbrances created prior to the date hereof.

10.3	Except with the prior written consent of the Agent, the Guarantor will not, and will procure that no other member of the NCLC Group will, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, agree to or actually sell, assign, abandon or otherwise transfer or dispose of all or any of its assets or any share or interest therein except that:
10.3.1	disposals may be made in the ordinary course of trading of the disposing entity (excluding disposal of ships) including without limitation, the payment of cash as consideration for the purchase or acquisition of any asset or service or in the discharge of any obligation incurred for value in the ordinary course of trading;

10.3.2	disposals of cash raised or borrowed may be made for the purposes for which such cash was raised or borrowed;

10.3.3	disposals of assets in exchange for other assets comparable or superior as to type and value may be made;

10.3.4	the Guarantor may agree to sell its Vessel on the condition that contemporaneously with the completion of such sale the Facility is prepaid in accordance with the provisions of Clause 4.6 and Clause 5.3 of the Facility Agreement;

10.3.5	the Guarantor may let its Vessel on charter in accordance with the provisions of clause 6.1.14 of the relevant Mortgage;

10.3.6	a vessel owned by any member of the NCLC Group (other than the Guarantor) may be sold provided such sale is on a willing seller willing buyer basis at or about market rate and at arm’s length subject always to the provisions of any loan documentation for the financing of such vessel; and

10.3.7	disposals of assets constituting Apollo-Related Transactions may be made.
10.4	Except with the prior written consent of the Agent, the Guarantor will not, and will procure that no other member of the NCLC Group will, make any loan or advance or extend credit to any person, firm or corporation (except any loan, advance or credit made available to passengers on board a vessel for gambling purposes or to ship’s agents and except any loan, advance or credit to the Borrower or a wholly-owned Subsidiary of the Borrower, which loan, advance or credit is fully subordinated to the rights of the Beneficiaries under the Security

Documents). In this Clause “fully subordinated” shall mean that any claim of the lender against the Borrower or a wholly owned Subsidiary of the Borrower (as the case may be) in relation to such indebtedness shall rank after and be in all respects subordinate to all of the rights and claims of the Agent and the Lenders under this Agreement and the other Security Documents and that the lender shall not take any steps to enforce its rights to recover any monies owing to it by the Borrower or a wholly owned Subsidiary of the Borrower (as the case may be) and in particular but without limitation the lender will not institute any legal or quasi-legal proceedings under any jurisdiction at any time against the Vessels, their Earnings or Insurances or the Borrower or a wholly owned Subsidiary of the Borrower (as the case may be) and it will not compete with the Agent or the Lenders in a liquidation or other winding-up or bankruptcy of the Borrower or a wholly owned Subsidiary of the Borrower (as the case may be) or in any proceedings in connection with the Vessels, their Earnings or Insurances.
10.5	Save as contemplated by this Deed and otherwise in the ordinary course of its business as owner of the Vessel, issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other person, firm or corporation.
10.6	Except with the prior written consent of the Agent and subject to clause 11.10 of the Facility Agreement the Guarantor will not, and will procure that no other member of the NCLC Group will, make or threaten to make any substantial change in its business as presently conducted, or carry on any other business which is substantial in relation to its business as presently conducted.

10.7	Except with the prior written consent of the Agent and subject to clause 11.11 of the Facility Agreement, the Guarantor will not, and will procure that no other member of the NCLC Group will, enter into any amalgamation, merger or consolidation or anything analogous to the foregoing. However, the prior consent of the Agent shall not be required in respect of any consolidation, reorganisation or restructure (including the winding-up, dissolution or cessation of business of any existing Subsidiary of the Borrower, other than the Obligors, or the creation of new Subsidiaries) (a) pursuant to the Apollo-Related Transactions or (b) involving wholly owned (whether directly or indirectly) Subsidiaries of the Guarantor only which does not imperil the security created by any of the Security Documents or affect the ability of any Obligor duly to perform any of its obligations under any Security Document to which it may be a party at any time, PROVIDED THAT, except in relation to the Apollo-Related Transactions, the Guarantor has first consulted with the Agent with regard to the proposed consolidation, reorganisation or restructure. Further, no member of the NCLC Group will acquire any equity, share capital or obligations of any corporation or other entity PROVIDED THAT NCL International or NCL America Holdings may so acquire equity, share capital or obligations of a corporation or entity whose business is the ownership, operation or management of cruise vessels.

10.8	Except with the prior written consent of the Agent, the Guarantor will not alter its financial year end.

10.9	The Guarantor has not taken and shall not take from any other Obligor any security or counter-security in respect of any of its obligations under this Deed PROVIDED ALWAYS THAT if the Guarantor, in breach of this Clause, takes any security or counter-security as aforesaid, such security shall be held by the Guarantor as trustee upon trust for the Agent and the Beneficiaries.
11 Discharge
11.1	Subject to Clause 4.3, following the irrevocable repayment or payment to the Agent (on behalf of the Beneficiaries) of all the Outstanding Indebtedness the Agent will at the Guarantor’s request return this Deed to the Guarantor and the Agent shall, at the request and cost of the Guarantor, transfer to the Guarantor such rights as the Agent may at such time have in the security for the Outstanding Indebtedness and to the proceeds of any such rights or security.
12 Assignment and Transfer
12.1	This Deed shall be binding upon and enure to the benefit of the Guarantor, the Agent and the Beneficiaries and each of their respective successors and assigns.

12.2	The Guarantor shall not be entitled to assign or transfer all or any part of its rights, benefits or obligations under this Deed.

12.3	The Agent and each Lender may assign or transfer its respective rights hereunder to any person (including any other Lending Branch) to whom the rights, or the rights and obligations, of the Agent or that Lender under the Facility Agreement are wholly or partially assigned or transferred in accordance with the Facility Agreement.

12.4	Any Lender may disclose to any actual or potential assignee or Transferee or to any person who may otherwise enter or propose to enter into contractual relations with such Lender in relation to the Facility Agreement and this Deed any information about the Obligors and the NCLC Group as such Lender shall reasonably consider necessary for the purposes of inviting expressions of interest from other banks or financial institutions SUBJECT ALWAYS to the relevant Lender procuring the execution by the potential assignee or Transferee or any other person as aforesaid of a Confidentiality Undertaking.

12.5	A person (including any body of persons) who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.
13 Miscellaneous Provisions
13.1	No failure to exercise and no delay in exercising on the part of the Agent or any of the Lenders any right or remedy under this Deed or any other of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver by the Agent or any of the Beneficiaries shall be effective unless it is in writing.

13.2	The rights and remedies of the Agent and each of the Beneficiaries provided herein and in the other Security Documents are cumulative and not exclusive of any rights or remedies provided by law.

13.3	If any provision of this Deed, the Facility Agreement or any other Security Document to which any Obligor is a party is prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate the remaining provisions hereof or thereof or affect the validity or enforceability of such provision in any other jurisdiction.

13.4	Time is of the essence in respect of all of the obligations of the Guarantor under this Deed.
14 Waiver of Immunity
14.1	The Guarantor irrevocably and unconditionally:
14.1.1	waives any right of immunity which it or its assets now has or may hereafter acquire in relation to any legal proceedings (including, but without limitation, actions in rem and/or in personam) brought against it or its assets by the Agent or the Beneficiaries in relation to this Deed; and
14.1.2	consents generally in respect of any such proceedings to the giving of any relief including, without limitation, the issue of any process in connection with such proceedings and the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.
15 Notices
15.1	Each notice, demand or other communication to be made under this Deed shall be made in writing which, unless otherwise stated, includes telex or telefax.
15.2	Any notice, demand or other communication to be made or delivered by the Agent to the Guarantor pursuant to this Deed shall (unless the Guarantor has by fifteen (15) days’ written notice to the Agent specified another address) be made or delivered to the Guarantor at 7665 Corporate Center Drive, Miami, Florida 33126, United States of America (marked for the attention of the Chief Financial Officer, telefax no +1 305 436 4140 and the Legal Department, telefax no +1 305 436 4117) (but one copy shall suffice) and shall be deemed to have been made or delivered (in the case of telefax) when transmission of such telefax communication has been completed or (in the case of any letter) when delivered to the aforesaid address or (as the case may be) five (5) days after being deposited in the post first class postage prepaid in an envelope addressed to it at that address. Any notice, demand or other communication to be made or delivered by the Guarantor to the Agent or the Beneficiaries pursuant to this Deed shall (unless the Agent has by fifteen (15) days’ written notice to the Guarantor specified another address) be made or delivered to the Agent at its office for the time being which is at present at Stranden 21, NO-0021 Oslo, Norway (marked for the attention of Mrs Solveig Nuland Knoff, telefax no +47 22 48 2894) and shall be deemed to have made or delivered when transmission of such telefax communication has been completed or (in the case of any letter) when delivered to the aforesaid address or (as the case may be) five (5) days after being deposited in the post first class postage prepaid in an envelope addressed to it at that address.

15.3	Each notice, demand or other communication made or delivered by one (1) party to the other pursuant to this Deed shall be in the English language or accompanied by a certified English translation.
16 Governing Law
16.1	This Deed shall be governed by and construed in accordance with English law.
17 Jurisdiction
17.1	For the exclusive benefit of the Agent and the Beneficiaries, the Guarantor agrees that any legal action or proceeding arising out of this Deed may be brought in the High Court of Justice in England and irrevocably submits to the jurisdiction of that court. The submission by the Guarantor to such jurisdiction shall not limit the right of the Agent and/or the Beneficiaries to commence any proceedings arising out of this Deed in whatsoever jurisdiction they may choose, nor shall the commencement of any such legal action or proceeding in one (1) jurisdiction preclude the Agent and/or the Beneficiaries from beginning any further or other such legal action or proceeding in the same or any other jurisdiction.

17.2	The Guarantor appoints in the case of the courts of England the Process Agent to receive, for and on its behalf, service of process in England of any legal proceedings with respect to this Deed.
IN WITNESS whereof this Deed of Guarantee and Indemnity has been executed by the parties hereto on the day first written above.

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
NORWEGIAN STAR LIMITED	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
DnB NOR BANK ASA	)
in the presence of:	)

Schedule 5
Amended and Restated Guarantee – Pride of Aloha

DATED 16 JULY 2004
PRIDE OF ALOHA, INC.
(as guarantor)
to
DnB NOR BANK ASA
(as agent for the lenders)

GUARANTEE
in respect of the obligations of
NCL CORPORATION LTD.
(AS AMENDED AND RESTATED ON
           21 DECEMBER 2007)

DEED OF GUARANTEE AND INDEMNITY
DATED 16 July 2004 (as amended and restated on 21 December 2007)
BY:
PRIDE OF ALOHA, INC. being a company incorporated in and under the laws of the State of Delaware, United States of America with its registered office at Corporation Trust Centre, 1209 Orange Street, Wilmington, Delaware 19801, United States of America as guarantor (the “Guarantor”);
IN FAVOUR OF:
DnB NOR BANK ASA a company incorporated in and under the laws of the Kingdom of Norway acting through its office at Stranden 21, NO-0021 Oslo, Norway as agent for and on behalf of the Beneficiaries (as hereinafter defined) (the “Agent” which expression shall include its successors and assigns).
WHEREAS:
(A)	By a secured loan facility agreement dated 7 July 2004 as amended and/or restated by a first supplemental deed thereto dated as of 30 September 2005, a second supplemental deed thereto dated 13 November 2006 and a third supplemental deed thereto dated 21 December 2007 (as the same may from time to time be further amended, restated, novated, varied or supplemented the “Facility Agreement”) entered into between among others (1) NCL Corporation Ltd. as borrower (the “Borrower”), (2) the banks whose names and Lending Branches appear in Schedule 1 to the Facility Agreement as lenders (the “Lenders”) and (3) the Agent, the Lenders agreed to make available to the Borrower a loan facility of up to eight hundred million Dollars (USD800,000,000) (the “Facility”).

(B)	Pursuant to Clause 22.3 of the Facility Agreement it has been agreed that the benefit of this Deed shall be held by the Agent as agent for itself and the Lenders and its and their respective successors, assignees and transferees (together the “Beneficiaries”).

(C)	It is a condition precedent to the Lenders making or continuing to make the Facility available to the Borrower that the Guarantor enters into this Deed.
THIS DEED WITNESSES:
1	Definitions
1.1	In this Deed the following terms and expressions shall have the meanings set out below; in addition, terms and expressions not defined herein but whose meanings are defined in the Facility Agreement shall have the meanings set out therein.

“Accounts” means the audited consolidated profit and loss account and balance sheet (including all additional information and notes thereto) of the NCLC Group together with the relative directors’ and auditors’ reports;

“Event of Default” means any of the events specified in clause 13 of the Facility Agreement;

“Outstanding Indebtedness” means all sums of any kind at any time owing, actually or contingently, by any Obligor to the Agent and/or the Beneficiaries

under or pursuant to the Facility Agreement and each other Security Document to which any of the Obligors is a party (whether by way of repayment of principal, payment of interest or default interest, payment upon any indemnity or counter-indemnity, reimbursement for fees, costs or expenses or otherwise howsoever).

1.2	In this Deed unless the context otherwise requires:
1.2.1	clause headings are inserted for convenience of reference only and shall be ignored in the construction of this Deed;

1.2.2	references to Clauses and to Schedules are to be construed as references to clauses of and schedules to this Deed unless otherwise stated and references to this Deed are to be construed as references to this Deed including its Schedules;

1.2.3	references to (or to any specified provision of) this Deed or any other document shall be construed as references to this Deed, that provision or that document as from time to time amended, supplemented or novated;

1.2.4	references to any Act or any statutory instrument shall be construed as references to that Act or that statutory instrument as from time to time re-enacted, amended or supplemented;

1.2.5	references to any party to this Deed or any other document shall include reference to such party’s successors and permitted assigns;

1.2.6	words importing the plural shall include the singular and vice versa;

1.2.7	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any state or any agency thereof;

1.2.8	where any matter requires the approval or consent of the Agent such approval or consent shall not be deemed to have been given unless given in writing; where any matter is required to be acceptable to the Agent, the Agent shall not be deemed to have accepted such matter unless its acceptance is communicated in writing; the Agent may give or withhold its consent, approval or acceptance at its unfettered discretion; and

1.2.9	a certificate by the Agent as to any amount due or calculation made hereunder shall be conclusive except for manifest error.
1.3	The provisions of clause 1.3 of the Facility Agreement shall apply hereto (mutatis mutandis) as if set out herein.
2	Guarantee and Indemnity
2.1	In consideration of the Lenders making or continuing to make the Facility available to the Borrower, the payment by the Agent to the Guarantor of ten Dollars (USD10) and other good and valuable consideration (the receipt and adequacy of which the Guarantor hereby acknowledges) the Guarantor:

2.1.1	as primary obligor as and for its own debt and not merely as surety hereby undertakes to the Agent to be responsible for and hereby irrevocably and unconditionally guarantees to the Agent (on behalf of the Beneficiaries):
(i)	the due and punctual payment by each of the Obligors to the Agent (on behalf of the Beneficiaries) (as and when due by acceleration, demand or otherwise howsoever) of the Outstanding Indebtedness and every part thereof; and

(ii)	the due and punctual performance of all the obligations to be performed by each of the Obligors under or pursuant to the Facility Agreement and the other Security Documents; and
2.1.2	irrevocably and unconditionally undertakes immediately on demand by the Agent from time to time to pay and/or perform its obligations under Clause 2.1.1.
2.2	For the same consideration as referred to in Clause 2.1 the Guarantor (as a separate and independent obligation) irrevocably and unconditionally undertakes immediately on demand by the Agent from time to time to indemnify the Agent and/or the Beneficiaries and hold each of them harmless in respect of:
2.2.1	any loss incurred by the Agent and/or the Beneficiaries as a result of any Transaction Document to which any of the Obligors is a party or any provision thereof becoming invalid, void, voidable or unenforceable for any reason whatsoever after execution hereof; and

2.2.2	all loss or damage of any kind arising directly or indirectly from any failure on the part of any of the Obligors to perform any obligation to be performed by any of the Obligors under and pursuant to any Transaction Document to which such Obligor is a party.
3	Survival of the Guarantor’s Liability
3.1	The Guarantor’s liability to the Agent under this Deed shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without the Guarantor’s knowledge or consent):
3.1.1	any time, forbearance or other indulgence given or agreed by the Agent and/or the Beneficiaries to or with any of the Obligors in respect of any of their obligations under the Facility Agreement and each other Security Document to which any of the Obligors is a party; or

3.1.2	any legal limitation, disability or incapacity relating to any of the Obligors; or

3.1.3	any invalidity, irregularity, unenforceability, imperfection or avoidance of or any defect in any security granted by, or the obligations of any of the Obligors under, the Facility Agreement and each other Security Document to which any of the Obligors is a party or any amendment to or variation thereof or of any other document or security comprised therein; or

3.1.4	any change in the name, constitution or otherwise of any of the Obligors or the merger of any of the Obligors with any other corporate entity; or

3.1.5	the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) of any of the Obligors or the appointment of a receiver or administrative receiver or administrator or trustee or similar officer of any of the assets of any of the Obligors or the occurrence of any circumstances whatsoever affecting any Obligor’s liability to discharge its obligations under the Facility Agreement and each other Security Document to which it is a party; or

3.1.6	any challenge, dispute or avoidance by any liquidator of any of the Obligors in respect of any claim by the Guarantor by right of subrogation in any such liquidation; or

3.1.7	any release of any other Obligor or any renewal, exchange or realisation of any security or obligation provided under or by virtue of any of the Security Documents or the provision to the Agent or the Beneficiaries at any time of any further security for the obligations of the Borrower under any of the Security Documents; or

3.1.8	the release of Norwegian Star and/or Norwegian Spirit under the Guarantee to which it is a party and/or of any other co-guarantor and/or indemnitor who is now or may hereafter become under a joint and several liability with the Guarantor under this Deed or the release of any other guarantor, indemnitor or other third party obligor in respect of the obligations of any Obligor under any of the Security Documents; or

3.1.9	any failure on the part of the Agent or the Beneficiaries (whether intentional or not) to take or perfect any security agreed to be taken under or in relation to any of the Security Documents or to enforce any of the Security Documents; or

3.1.10	any other act, matter or thing (save for repayment in full of the Outstanding Indebtedness) which might otherwise constitute a legal or equitable discharge of any of the Guarantor’s obligations under this Deed; or

3.1.11	any variation or amendment of any Transaction Document.
4	Continuing Guarantee
4.1	This Deed shall be:
4.1.1	a continuing guarantee remaining in full force and effect until irrevocable payment in full has been received by the Agent (on behalf of the Beneficiaries) of each and every part and the ultimate balance of the Outstanding Indebtedness in accordance with the Facility Agreement and each other Security Document to which any of the Obligors is a party; and

4.1.2	in addition to and not in substitution for or in derogation of any other security held by the Agent and/or the Beneficiaries from time to time in respect of the Outstanding Indebtedness or any part thereof; and

4.1.3	a guarantee of payment and not of collection.
4.2	Any satisfaction of obligations by the Guarantor to the Agent or any discharge given by the Agent to the Guarantor or any other agreement reached between the Agent and the Guarantor in relation to this Deed shall be, and be deemed always to have been, void ab initio if any act satisfying any of the said obligations or on the faith of which any such discharge was given or any such agreement was entered into is subsequently avoided in whole or in part by or pursuant to any provision of any applicable law whatsoever.

4.3	This Deed shall remain the property of the Agent (on behalf of the Beneficiaries) and, notwithstanding that all moneys and liabilities due or incurred by any of the Obligors to the Agent and/or the Beneficiaries which are guaranteed hereunder shall have been paid or discharged, the Agent shall be entitled not to discharge this Deed or any security held by the Agent and/or the Beneficiaries for the obligations of the Guarantor hereunder for such period as may in the reasonable opinion of the Agent be necessary or appropriate under any applicable insolvency law after the last of such moneys and liabilities have been paid or discharged and in the event of bankruptcy, winding-up or any similar proceedings being commenced in respect of any of the Obligors, the Agent shall be at liberty not to discharge this Deed or any security held by the Agent and/or the Beneficiaries for the obligations of the Guarantor hereunder for and during such further period as the Agent may determine in its sole discretion.
5	Exclusion of Guarantor’s Rights
5.1	Until the obligations of any Obligor under the Facility Agreement and each other Security Document to which any Obligor is a party have been fully performed, the Guarantor shall not:
5.1.1	be entitled to share in or succeed to or benefit from (by subrogation or otherwise) any rights which the Agent may have in respect of the Outstanding Indebtedness or any security therefor or all or any of the proceeds of such rights or security; or

5.1.2	without the prior written consent of the Agent:
(i)	exercise in respect of any amount paid by it hereunder any right of indemnity, subrogation, contribution or any other right or remedy which it may have in respect thereof; or

(ii)	claim payment of any other moneys for the time being due to it or to which it may become entitled or exercise or enforce or benefit from any other right, remedy or security in respect thereof; or

(iii)	prove in a liquidation of any Obligor in competition with the Agent and/or the Beneficiaries for any moneys owing to the Guarantor by any other Obligor on any account whatsoever,
PROVIDED ALWAYS that if the Guarantor, in breach of this Clause, receives or recovers any moneys pursuant to any such exercise, claim or proof, such moneys shall be held by the Guarantor as trustee upon trust for the Agent and the Beneficiaries to apply the same as if they were moneys received or recovered by the Agent under this Deed.
6	Payments
6.1	Each payment to be made by the Guarantor hereunder shall be made in immediately available funds in the currency in which such payment is due without set-off, counterclaim, deduction or retention of any kind by payment to the account referred to in clause 8.1 of the Facility Agreement or such account of the Agent with such other bank or financial institution as the Agent may from time to time notify to the Guarantor in writing.

6.2	The certificate of the Agent from time to time as to sums owed by any Obligor under the Security Documents and sums owed by the Guarantor hereunder shall, save for manifest error, be conclusive and binding for all purposes and prima facie evidence of the existence and extent of such debts in any legal action or proceedings arising in connection herewith.
7	Enforcement
7.1	The Agent shall not be obliged before taking steps to enforce this Deed to take any action whatsoever against any of the Obligors under the Facility Agreement or any other Security Documents to which they are a party and the Guarantor hereby waives all such formalities or rights to which it would otherwise be entitled or which the Agent would otherwise first be required to satisfy or fulfil before proceeding or making demand against the Guarantor hereunder PROVIDED THAT the Agent shall not be entitled to enforce its rights under this Deed otherwise than in circumstances which would constitute an Event of Default.
8	Representations and Warranties
8.1	The Guarantor represents and warrants to the Agent that:
8.1.1	it is a limited liability company, duly incorporated and validly existing under the laws of the State of Delaware, United States of America, possessing perpetual corporate existence, the capacity to sue and be sued in its own name and the power to own its assets and carry on its business as it is now being conducted;

8.1.2	it has the power to enter into and perform this Deed and the other Security Documents to which it is a party, that all necessary corporate or other action has been taken to authorise the entry into and performance of this Deed and such other Security Documents and that entering into this Deed and the other Security Documents to which it is a party is for its corporate benefit;

8.1.3	this Deed constitutes and the other Security Documents to which it is a party will when executed constitute its legal, valid and binding obligations enforceable in accordance with their respective terms;

8.1.4	the entry into and performance of this Deed and the other Security Documents to which it is a party and the transactions contemplated hereby and thereby do not and will not be a breach of or conflict with:
(i)	any law or regulation or any official or judicial order; or

(ii)	its constitutional documents; or

(iii)	any agreement or document to which it is a party or which is binding upon it or any of its assets,

nor result in the creation or imposition of any Encumbrance other than a Permitted Lien on any of its assets pursuant to the provisions of any such agreement or document;
8.1.5	the entry into and performance of this Deed and the Security Documents to which it is a party and the transactions contemplated hereby and thereby will not result in the Guarantor becoming insolvent;

8.1.6	no event has occurred and is continuing which constitutes a default under or in respect of any agreement or document to which the Guarantor is a party or by which it may be bound (including, inter alia, this Deed and the other Security Documents to which it is a party);

8.1.7	all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Deed and the other Security Documents to which it is a party and the transactions contemplated hereby and thereby have been obtained or effected and are in full force and effect;

8.1.8	all information furnished by or on behalf of the Guarantor relating to the business and affairs of any member of the NCLC Group in connection with this Deed and the other Security Documents to which it is a party was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading;

8.1.9	the Guarantor has fully disclosed in writing to the Lenders through the Agent all facts relating to the NCLC Group which it knows or should reasonably know and which might reasonably be expected to influence the Lenders in deciding whether or not to enter into the Facility Agreement;

8.1.10	the Accounts for the financial year ended 31 December 2004 (which accounts will be prepared in accordance with US GAAP) will fairly represent the consolidated financial condition of the NCLC Group as at 31 December 2004 and from that date there will be no material adverse change in the consolidated financial condition of the NCLC Group as shown in such audited accounts save as disclosed in writing to the Agent;

8.1.11	the claims of the Agent and the Beneficiaries against the Guarantor under this Deed and the other Security Documents to which it is a party will rank at least pari passu with the claims of all other unsecured creditors of the Guarantor other than claims of such creditors to the extent that the same are statutorily preferred;

8.1.12	subject to clause 11.11 of the Facility Agreement, no member of the NCLC Group has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of the Guarantor’s knowledge and belief) threatened against any member of the NCLC Group for its winding-up or dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of it or any or all of its assets or revenues nor has any member of the NCLC Group sought any other relief under any applicable insolvency or bankruptcy law;

8.1.13	no litigation, arbitration or administrative proceedings are current or pending or (to the best of the Guarantor’s knowledge and belief) threatened, which might, if adversely determined, have a material adverse effect on the business, assets or financial condition of the Guarantor or any other member of the NCLC Group;

8.1.14	each member of the NCLC Group has complied with all taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it; no material claims are being asserted against any member of the NCLC Group with respect to Taxes which might, if such claims were successful, have a material adverse effect on its business, assets or financial condition;

8.1.15	neither the Guarantor nor any of its assets enjoys any right of immunity from set-off, suit or execution in respect of its obligations under this Deed or any of the other Security Documents to which it is a party;

8.1.16	all amounts payable by the Guarantor hereunder may be made free and clear of and without deduction for or on account of any Taxes;

8.1.17	all of the one thousand (1,000) shares of common stock (which have been issued and paid up) in the Guarantor are beneficially owned by NCL America Holdings, all of the authorised and issued shares in NCL America Holdings are wholly owned by Arrasas and all of the authorised and issued shares in Arrasas are wholly owned by the Borrower and such structure shall remain so throughout the Security Period;

8.1.18	except for the filing of the relevant UCC-1 Financing Statements with the Secretary of State of Delaware and of those Security Documents to which it is a party which require registration in the Companies Registries in England and Wales, which filings must be completed within twenty one (21) days of the execution of the relevant Security Documents in the case of England and Wales, and for the registration of the Mortgage over the Guarantor’s Vessel with the National Vessel Documentation Centre of the United States Coast Guard, the Guarantor does not have a place of business in any jurisdiction which would require this Deed or any of the other Security Documents to which it is a party to be filed or registered (if it had a place of business in that jurisdiction) to ensure the validity of this Deed or any of the other Security Documents to which it is a party; and

8.1.19	it has reviewed and agrees to all the terms and conditions of the Facility Agreement and each other Security Document to which any Obligor is a party.
8.2	The representations and warranties set out in Clause 8.1 other than those set out in Clauses 8.1.4(a), 8.1.9, 8.1.16 and 8.1.19 shall survive the execution of this Deed and shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances then subsisting, on each day until the actual and contingent obligations of each Obligor have been performed in full.
9	General Undertakings: Positive Covenants
9.1	The undertakings contained in this Clause 9 shall remain in full force from the date of this Deed until the end of the Security Period.

9.2	The Guarantor will provide to the Agent:
9.2.1	as soon as practicable (and in any event within one hundred and twenty (120) days after the close of each of the NCLC Group’s financial years) a Certified Copy of the Accounts (commencing with audited accounts made up to 31 December 2004);

9.2.2	promptly, such further information in its possession or control regarding its financial condition and operations and those of any company in the NCLC Group as the Agent may request; and

9.2.3	details of any material litigation, arbitration or administrative proceedings which affect any Obligor as soon as the same are instituted and served, or, to the knowledge of the Guarantor, threatened (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding twenty five million Dollars (USD25,000,000) or the equivalent in another currency).
All accounts required under this Clause 9.2 shall be prepared in accordance with US GAAP and shall fairly represent the financial condition of the relevant company. In this Clause 9.2 “NCLC Group” means the Borrower, its Subsidiaries and any other entity which is required to be consolidated in the Borrower’s accounts in accordance with US GAAP.

9.3	The Guarantor will keep proper books of record and account in which proper and correct entries shall be made of all financial transactions and the assets, liabilities and business of the Guarantor in accordance with US GAAP.

9.4	The Guarantor will notify the Agent of any Event of Default forthwith upon the Guarantor becoming aware of the occurrence thereof.

9.5	The Guarantor will procure that all such authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable it to perform its obligations under, and ensure the validity or enforceability of, this Deed and the other Security Documents to which it is a party are obtained and promptly renewed from time to time and will promptly furnish certified copies thereof to the Agent and will procure that the terms of the same are complied with at all times.

9.6	The Guarantor will do all such things as are necessary to maintain its corporate existence in good standing and will ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business.
10	General Undertakings: Negative Covenants
10.1	The undertakings contained in this Clause 10 shall remain in full force from the date of this Deed until the end of the Security Period.

10.2	The Guarantor will not, and will procure that none of its Subsidiaries will, create or permit to subsist any Encumbrance on the whole or any part of its present or future assets except for Permitted Liens and Encumbrances created prior to the date hereof.

10.3	Except with the prior written consent of the Agent, the Guarantor will not, and will procure that no other member of the NCLC Group will, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, agree to or actually sell, assign, abandon or otherwise transfer or dispose of all or any of its assets or any share or interest therein except that:
10.3.1	disposals may be made in the ordinary course of trading of the disposing entity (excluding disposal of ships) including without limitation, the payment of cash as consideration for the purchase or acquisition of any asset or service or in the discharge of any obligation incurred for value in the ordinary course of trading;

10.3.2	disposals of cash raised or borrowed may be made for the purposes for which such cash was raised or borrowed;

10.3.3	disposals of assets in exchange for other assets comparable or superior as to type and value may be made;

10.3.4	the Guarantor may agree to sell its Vessel on the condition that contemporaneously with the completion of such sale the Facility is prepaid in accordance with the provisions of Clause 4.6 and Clause 5.3 of the Facility Agreement;

10.3.5	the Guarantor may let its Vessel on charter in accordance with the provisions of clause 5.5.14 of the relevant Mortgage;

10.3.6	a vessel owned by any member of the NCLC Group (other than the Guarantor) may be sold provided such sale is on a willing seller willing buyer basis at or about market rate and at arm’s length subject always to the provisions of any loan documentation for the financing of such vessel; and

10.3.7	disposals of assets constituting Apollo-Related Transactions may be made.

10.4	Except with the prior written consent of the Agent, the Guarantor will not, and will procure that no other member of the NCLC Group will, make any loan or advance or extend credit to any person, firm or corporation (except any loan, advance or credit made available to passengers on board a vessel for gambling purposes or to ship’s agents and except any loan, advance or credit to the Borrower or a wholly-owned Subsidiary of the Borrower, which loan, advance or credit is fully subordinated to the rights of the Beneficiaries under the Security Documents). In this Clause “fully subordinated” shall mean that any claim of the lender against the Borrower or a wholly owned Subsidiary of the Borrower (as the case may be) in relation to such indebtedness shall rank after and be in all respects subordinate to all of the rights and claims of the Agent and the Lenders under this Agreement and the other Security Documents and that the lender shall not take any steps to enforce its rights to recover any monies owing to it by the Borrower or a wholly owned Subsidiary of the Borrower (as the case may be) and in particular but without limitation the lender will not institute any legal or quasi-legal proceedings under any jurisdiction at any time against the Vessels, their Earnings or Insurances or the Borrower or a wholly owned Subsidiary of the Borrower (as the case may be) and it will not compete with the Agent or the Lenders in a liquidation or other winding-up or bankruptcy of the Borrower or a wholly owned Subsidiary of the Borrower (as the case may be) or in any proceedings in connection with the Vessels, their Earnings or Insurances.

10.5	Save as contemplated by this Deed and otherwise in the ordinary course of its business as owner of the Vessel, issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other person, firm or corporation.

10.6	Except with the prior written consent of the Agent and subject to clause 11.10 of the Facility Agreement the Guarantor will not, and will procure that no other member of the NCLC Group will, make or threaten to make any substantial change in its business as presently conducted, or carry on any other business which is substantial in relation to its business as presently conducted.

10.7	Except with the prior written consent of the Agent and subject to clause 11.11 of the Facility Agreement, the Guarantor will not, and will procure that no other member of the NCLC Group will, enter into any amalgamation, merger or consolidation or anything analogous to the foregoing. However, the prior consent of the Agent shall not be required in respect of any consolidation, reorganisation or restructure (including the winding-up, dissolution or cessation of business of any existing Subsidiary of the Borrower, other than the Obligors, or the creation of new Subsidiaries) (a) pursuant to the Apollo-Related Transactions or (b) involving wholly owned (whether directly or indirectly) Subsidiaries of the Guarantor only which does not imperil the security created by any of the Security Documents or affect the ability of any Obligor duly to perform any of its obligations under any Security Document to which it may be a party at any time, PROVIDED THAT, except in relation to the Apollo-Related Transactions, the Guarantor has first consulted with the Agent with regard to the proposed consolidation, reorganisation or restructure. Further, no member of the NCLC Group will acquire any equity, share capital or obligations of any corporation or other entity PROVIDED THAT NCL International or NCL America Holdings may so acquire equity, share capital or obligations of a corporation or entity whose business is the ownership, operation or management of cruise vessels.

10.8	Except with the prior written consent of the Agent, the Guarantor will not alter its financial year end.

10.9	The Guarantor has not taken and shall not take from any other Obligor any security or counter-security in respect of any of its obligations under this Deed PROVIDED ALWAYS THAT if the Guarantor, in breach of this Clause, takes any security or counter-security as aforesaid, such security shall be held by the Guarantor as trustee upon trust for the Agent and the Beneficiaries.
11	Discharge
11.1	Subject to Clause 4.3, following the irrevocable repayment or payment to the Agent (on behalf of the Beneficiaries) of all the Outstanding Indebtedness the Agent will at the Guarantor’s request return this Deed to the Guarantor and the Agent shall, at the request and cost of the Guarantor, transfer to the Guarantor such rights as the Agent may at such time have in the security for the Outstanding Indebtedness and to the proceeds of any such rights or security.
12	Assignment and Transfer
12.1	This Deed shall be binding upon and enure to the benefit of the Guarantor, the Agent and the Beneficiaries and each of their respective successors and assigns.

12.2	The Guarantor shall not be entitled to assign or transfer all or any part of its rights, benefits or obligations under this Deed.

12.3	The Agent and each Lender may assign or transfer its respective rights hereunder to any person (including any other Lending Branch) to whom the rights, or the rights and obligations, of the Agent or that Lender under the Facility Agreement are wholly or partially assigned or transferred in accordance with the Facility Agreement.

12.4	Any Lender may disclose to any actual or potential assignee or Transferee or to any person who may otherwise enter or propose to enter into contractual relations with such Lender in relation to the Facility Agreement and this Deed any information about the Obligors and the NCLC Group as such Lender shall reasonably consider necessary for the purposes of inviting expressions of interest from other banks or financial institutions SUBJECT ALWAYS to the relevant Lender procuring the execution by the potential assignee or Transferee or any other person as aforesaid of a Confidentiality Undertaking.

12.5	A person (including any body of persons) who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.
13	Miscellaneous Provisions
13.1	No failure to exercise and no delay in exercising on the part of the Agent or any of the Lenders any right or remedy under this Deed or any other of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver by the Agent or any of the Beneficiaries shall be effective unless it is in writing.

13.2	The rights and remedies of the Agent and each of the Beneficiaries provided herein and in the other Security Documents are cumulative and not exclusive of any rights or remedies provided by law.

13.3	If any provision of this Deed, the Facility Agreement or any other Security Document to which any Obligor is a party is prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate the remaining provisions hereof or thereof or affect the validity or enforceability of such provision in any other jurisdiction.

13.4	Time is of the essence in respect of all of the obligations of the Guarantor under this Deed.
14	Waiver of Immunity
14.1	The Guarantor irrevocably and unconditionally:
14.1.1	waives any right of immunity which it or its assets now has or may hereafter acquire in relation to any legal proceedings (including, but without limitation, actions in rem and/or in personam) brought against it or its assets by the Agent or the Beneficiaries in relation to this Deed; and

14.1.2	consents generally in respect of any such proceedings to the giving of any relief including, without limitation, the issue of any process in connection with such proceedings and the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.
15	Notices
15.1	Each notice, demand or other communication to be made under this Deed shall be made in writing which, unless otherwise stated, includes telex or telefax.

15.2	Any notice, demand or other communication to be made or delivered by the Agent to the Guarantor pursuant to this Deed shall (unless the Guarantor has by fifteen (15) days’ written notice to the Agent specified another address) be made or delivered to the Guarantor at 7665 Corporate Center Drive, Miami, Florida 33126, United States of America (marked for the attention of the Chief Financial Officer, telefax no +1 305 436 4140 and the Legal Department, telefax no +1 305 436 4117) (but one copy shall suffice) and shall be deemed to have been made or delivered (in the case of telefax) when transmission of such telefax communication has been completed or (in the case of any letter) when delivered to the aforesaid address or (as the case may be) five (5) days after being deposited in the post first class postage prepaid in an envelope addressed to it at that address. Any notice, demand or other communication to be made or delivered by the Guarantor to the Agent or the Beneficiaries pursuant to this Deed shall (unless the Agent has by fifteen (15) days’ written notice to the Guarantor specified another address) be made or delivered to the Agent at its office for the time being which is at present at Stranden 21, NO-0021 Oslo, Norway (marked for the attention of Mrs Solveig Nuland Knoff, telefax no +47 22 48 2894) and shall be deemed to have made or delivered when transmission of such telefax communication has been completed or (in the case of any letter) when delivered to the aforesaid address or (as the case may be) five (5) days after being deposited in the post first class postage prepaid in an envelope addressed to it at that address.

15.3	Each notice, demand or other communication made or delivered by one (1) party to the other pursuant to this Deed shall be in the English language or accompanied by a certified English translation.
16	Governing Law
16.1	This Deed shall be governed by and construed in accordance with English law.
17	Jurisdiction
17.1	For the exclusive benefit of the Agent and the Beneficiaries, the Guarantor agrees that any legal action or proceeding arising out of this Deed may be brought in the High Court of Justice in England and irrevocably submits to the jurisdiction of that court. The submission by the Guarantor to such jurisdiction shall not limit the right of the Agent and/or the Beneficiaries to commence any proceedings arising out of this Deed in whatsoever jurisdiction they may choose, nor shall the commencement of any such legal action or proceeding in one (1) jurisdiction preclude the Agent and/or the Beneficiaries from beginning any further or other such legal action or proceeding in the same or any other jurisdiction.

17.2	The Guarantor appoints in the case of the courts of England the Process Agent to receive, for and on its behalf, service of process in England of any legal proceedings with respect to this Deed.
IN WITNESS whereof this Deed of Guarantee and Indemnity has been executed by the parties hereto on the day first written above.

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
PRIDE OF ALOHA, INC.	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
DnB NOR BANK ASA	)
in the presence of:	)

Schedule 6
Amended and Restated Deed of Covenants – Norwegian Spirit

Schedule 7
Amended and Restated Deed of Covenants – Norwegian Star

Schedule 8
Amended and Restated Pride of Aloha Mortgage – Pride of Aloha